As filed with the Securities and Exchange Commission on July 17, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOK FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma	6021	73-1373454
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Bank of Oklahoma Tower

Boston Avenue at Second Street

Tulsa, Oklahoma 74192

(918) 588-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frederic Dorwart

Corporate Secretary and General Counsel

124 East 4th Street

Tulsa, Oklahoma 74103

(918) 583-9922

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Tamara R. Wagman Frederic Dorwart, Lawyers, PLLC 124 E. 4th Street Old City Hall Tulsa, Oklahoma 74103 (918) 583-8251	Lyne Andrich Chief Financial Officer & Chief Operating Officer CoBiz Financial Inc. 1401 Lawrence Street, Suite 1200 Denver, Colorado 80202 (303) 312-3400	Lee Meyerson, Esq. Elizabeth Cooper, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.00006 per share	7,231,705(1)	95.27	$688,964,500(2)	$85,780.50(3)

(1)	Represents the maximum number of shares of common stock, par value 0.00006 per share (“BOK common stock”), of the registrant (“BOK”) estimated to be issuable upon completion of the merger described herein, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 17, 2018, by and between CoBiz Financial Inc. (“CoBiz”) and BOK, which is attached to the proxy statement/prospectus as Annex A (the “merger agreement”). This number is based on the product of (a) an exchange ratio of 0.17 shares of BOK common stock for each share of CoBiz common stock and (b) the sum of (i) 42,392,775, the aggregate number of shares of common stock, par value $0.01 per share (“CoBiz common stock”), of CoBiz, outstanding as of July 12, 2018, except for shares of CoBiz common stock owned by CoBiz as treasury stock or otherwise owned by CoBiz, BOK or BOKF Merger Corporation Number Sixteen (“Merger Sub”) (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), which number includes 348,813 shares of CoBiz common stock granted in respect of outstanding CoBiz restricted stock awards and CoBiz restricted stock awards that may be granted in the future pursuant to the terms of the merger agreement, plus (ii) 146,664, the aggregate number of shares of CoBiz common stock reserved for issuance upon the exercise of CoBiz stock options and stock appreciation rights outstanding as of July 12, 2018.
(2)	The proposed maximum aggregate offering price of the registrant’s common stock, calculated based upon the market value of shares of CoBiz common stock in accordance with Rules 457(c) and 457(f) under the Securities Act, is an amount equal to (a) $688,964,500, calculated as the product of (i) 42,539,439, the estimated number of shares of CoBiz common stock that may be canceled in the merger and exchanged for shares of BOK common stock (calculated as shown in note (1) above), and (ii) $21.90, the average of the high and low prices per share of CoBiz common stock as reported on the NASDAQ Global Select Market on July 12, 2018, minus (b) $242,474,802, the estimated aggregate amount of cash to be paid by BOK to CoBiz shareholders in the merger, calculated as a product of (i) 42,539,439, the estimated number of shares of CoBiz common stock that may be canceled in the merger and exchanged for shares of BOK common stock (calculated as shown in note (1) above), and (ii) $5.70, the cash portion of the merger consideration.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act based on a rate of $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED JULY 17, 2018, SUBJECT TO COMPLETION

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2018

Dear Shareholder:

On June 17, 2018, CoBiz Financial Inc. (which we refer to as “CoBiz”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with BOK Financial Corporation (which we refer to as “BOK”). Under the merger agreement, CoBiz will merge with and into BOK Merger Corporation Number Sixteen (which we refer to as “Merger Sub”), with Merger Sub as the surviving corporation, in a transaction that we refer to as the “merger”. Immediately following the merger, or at such later time as BOK may determine, CoBiz’s wholly-owned subsidiary, CoBiz Bank, will merge with and into BOK’s wholly-owned subsidiary, BOKF, National Association, with BOKF, National Association as the surviving bank.

Under the terms and conditions of the merger agreement, each shareholder of CoBiz, as of the record date, will have the right to receive 0.17 shares of BOK common stock and $5.70 in cash for each share of CoBiz common stock (which we refer to as the “merger consideration”) held immediately prior to the merger. The value of the merger consideration will depend on the market price of BOK common stock on the effective date of the merger.

Based on the closing price of BOK common stock on the NASDAQ Global Select Market (which we refer to as “NASDAQ”) on June 15, 2018, the last trading day before public announcement of the merger, the value of the per share merger consideration payable to holders of CoBiz common stock would be $23.02. Based on the closing price of BOK common stock on NASDAQ on [●], 2018, the last practicable trading date before the date of the attached proxy statement/prospectus, the value of the per share merger consideration payable to holders of CoBiz common stock would be $[●]. Based on the number of shares of CoBiz common stock outstanding and the number of shares of CoBiz common stock issuable pursuant to outstanding CoBiz stock options and restricted stock awards, in each case as of [●], 2018, the total number of shares of BOK common stock expected to be issued in connection with the merger is approximately [●] million. In addition, based on the number of issued and outstanding shares of BOK common stock and CoBiz common stock on [●], 2018, and based on the exchange ratio of 0.17, holders of shares of CoBiz common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately [●]% of the issued and outstanding shares of BOK common stock immediately following the closing of the merger (without giving effect to any BOK common stock held by CoBiz’s shareholders prior to the merger).

CoBiz will hold a special meeting of its shareholders in connection with the merger. CoBiz’s shareholders will be asked to vote to approve the merger agreement and approve related matters, as described in the attached proxy statement/prospectus. The merger cannot be completed unless, among other things, the holders of at least a majority of the outstanding shares of CoBiz common stock entitled to be cast on the proposal approve the merger agreement.

The special meeting of shareholders of CoBiz will be held at [●] on [●], 2018 at [●], local time.

CoBiz’s board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the special meeting.

The attached proxy statement/prospectus, which serves as the proxy statement for the special meeting of the shareholders of CoBiz and the prospectus for the shares of BOK common stock to be issued in the merger, includes detailed information about the special meeting, the merger and the documents related to the merger. We urge you to read the entire proxy statement/prospectus carefully, including the discussion of the risks related to the merger and owning BOK common stock after the merger in the section titled “Risk Factors” beginning on page [22]. You can also obtain information about CoBiz and BOK from documents that have been filed with the Securities and Exchange Commission that are incorporated in the proxy statement/prospectus by reference.

Shares of BOK common stock are listed on NASDAQ under the symbol “BOKF.” Shares of CoBiz common stock are listed on NASDAQ under the symbol “COBZ.” On [●], 2018, the last practicable trading day prior to the date of the attached proxy statement/prospectus, the last sales price of BOKF common stock was $[●] per share, and the last sales price of CoBiz common stock was $[●] per share. You should obtain current market quotations for both BOK common stock and CoBiz common stock.

Your vote is important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares are represented at the special meeting. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the special meeting. The failure to vote by submitting your proxy or attending the special meeting and voting in person will have the same effect as a vote against approval of the merger agreement. Submitting a proxy now will NOT prevent you from being able to vote in person at the special meeting. If you hold your shares in “street name,” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote in accordance with the voting instruction form you receive from your bank, broker or other nominee.

Sincerely,

Steven Bangert

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of BOK’s common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [●], 2018, and is first being mailed to CoBiz’s shareholders on or about [●], 2018.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

[●], 2018

To the Shareholders of CoBiz Financial Inc.:

Notice is hereby given that a special meeting of shareholders of CoBiz Financial Inc., a Colorado corporation (which we refer to as “CoBiz”), will be held at [●] on [●], 2018 at [●], local time, for the purpose of considering and voting upon the following matters:

1.	the approval of the Agreement and Plan of Merger, dated as of June 17, 2018 (which we refer to as the “merger agreement”), by and among CoBiz, BOK Financial Corporation and BOKF Merger Corporation Number Sixteen (which we refer to as the “merger proposal”);

2.	the approval, on a non-binding, advisory basis, of the compensation that certain executive officers of CoBiz may receive that is based on or otherwise relates to the merger (which we refer to as the “compensation proposal”); and

3.	the approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).

CoBiz’s board of directors has fixed the close of business on [●], 2018 as the record date for determination of shareholders entitled to notice of and to vote at the special meeting, and only shareholders of record on said date will be entitled to receive notice of and to vote at said meeting.

The affirmative vote of the holders of at least a majority of the outstanding shares of CoBiz common stock entitled to be cast on the proposal at the special meeting is required to approve the merger proposal. Approval of the compensation proposal and approval of the adjournment proposal require the affirmative vote of the holders of at least a majority of the votes cast at the special meeting. CoBiz’s shareholders must approve the merger proposal in order for the merger to occur. CoBiz’s shareholders are not, however, required to approve the compensation proposal or the adjournment proposal in order for the merger to occur. If CoBiz’s shareholders fail to approve the compensation proposal or the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

CoBiz’s board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

By Order of the Board of Directors

Richard J. Dalton

Corporate Secretary

Your vote is important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares are represented at the special meeting. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. The failure to vote by submitting your proxy or attending the special meeting and voting in person will have the same effect as a vote against approval of the merger agreement. Submitting a proxy now will NOT prevent you from being able to vote in person at the special meeting. If you hold your shares in “street name,” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote in accordance with the voting instruction form you receive from your bank, broker or other nominee.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about BOK and CoBiz from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with the proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by BOK or CoBiz at no cost from the SEC’s website at http://www.sec.gov. The proxy statement/prospectus is available for viewing, printing and downloading at [●]. Additionally, you may also request copies of these documents, including documents incorporated by reference in the proxy statement/prospectus, at no cost upon written or oral request by contacting the appropriate company at the following addresses and telephone numbers:

BOK Financial Corporation

Bank of Oklahoma Tower

Boston Avenue at Second Street

Tulsa, Oklahoma 74192

Attention: Investor Relations

Telephone: (918) 588-6000

www.investor.bokf.com (“Financial Information” tab under the heading “SEC Filings”)

CoBiz Financial Inc.

1401 Lawrence Street, Suite 1200

Denver, Colorado 80202

Attention: Investor Relations

Telephone: (303) 312-3412

www.cobizfinancial.com (“Investor Relations” tab under the heading “SEC Filings”)

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the CoBiz special meeting. This means that CoBiz’s shareholders requesting documents must do so by [●], 2018, in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information,” beginning on page [●] of the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety.

If you have any questions concerning the merger, the other matters to be considered at the special meeting or the accompanying proxy statement/prospectus or need assistance voting your shares, please contact CoBiz’s proxy solicitor at the address or telephone number listed below:

[Proxy Solicitor]

[Address]

Banks and brokers should call: [●]	Shareholders should call: [●]

Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

You should rely only on the information contained in, or incorporated by reference into, the proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, the proxy statement/prospectus. The proxy statement/prospectus is dated [●], 2018, and you should assume that the information in the proxy statement/prospectus is accurate only as of such date unless information specifically indicates that another date applies.

The proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this proxy statement/prospectus refers in order to fully understand the merger and the related transactions. For more information, see “Where You Can Find More Information,” beginning on page [●]. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Merger (page [●])

BOK, Merger Sub and CoBiz have entered into an Agreement and Plan of Merger, dated as of June 17, 2018 (which we refer to as the “merger agreement”). Under the merger agreement, CoBiz will merge with and into Merger Sub, with Merger Sub as the surviving corporation, in a transaction that we refer to as the “merger”. The merger agreement is attached to this proxy statement/prospectus as Annex A. Please carefully read the merger agreement as it is the legal document that governs the merger.

What CoBiz’s Shareholders Will Receive in the Merger (page [●])

If the merger is completed, each outstanding share of CoBiz common stock (except for dissenting shares and specified shares of CoBiz common stock held by CoBiz, BOK or Merger Sub (which specified shares will be cancelled)) held immediately prior to the merger will be converted into the right to receive 0.17 shares of BOK common stock (which we refer to as the “exchange ratio”) and $5.70 in cash (which we refer to collectively as the “merger consideration”).

The following table shows the closing sales prices of CoBiz common stock and BOK common stock as reported on NASDAQ on June 15, 2018, the last full trading day before the public announcement of the signing of the merger agreement and on [●], 2018, the last practicable trading date before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration per share of CoBiz common stock, calculated by multiplying the closing sales prices of BOK common stock on those dates by the exchange ratio of 0.17 shares of BOK common stock per share of CoBiz common stock and then adding the cash consideration of $5.70. The value of the merger consideration that you will receive for each share of CoBiz common stock will depend on the price per share of BOK common stock at the time you receive the BOK common stock. Therefore, the value of the merger consideration may be different than its estimated value based on the current price of BOK common stock or the price of BOK common stock at the time of the special meeting.

	CoBiz Common Stock		BOK Common Stock		Cash Consideration		Implied Value Per Share of CoBiz Common Stock
June 15, 2018		$22.15		$101.91		$5.70		$23.02
[●], 2018	$	[●]	$	[●]	$	[●]	$	[●]

What Holders of CoBiz Stock Options and Restricted Stock Awards Will Receive in the Merger (page [●])

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each option granted by CoBiz to purchase shares of CoBiz common stock under the company stock plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time (which we refer to as a “stock option”), shall fully vest and shall be cancelled and converted automatically into the right to receive the merger consideration with respect to a number of shares of CoBiz common stock equal to (x) the product of (A) the number of shares of CoBiz common stock subject to such stock option multiplied by (B) the excess, if any, of (i) the sum of the per share stock consideration and the per share cash consideration over (ii) the exercise price per share, divided by (y) the sum of the per share stock consideration and the per share cash consideration. The “per share stock consideration” means the exchange ratio of 0.17 times the average of the closing-sale prices of BOK common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger. The “per share cash consideration” means $5.70 in cash. Any stock option that has an exercise price per share that is greater than or equal to the sum of the per share stock consideration plus the per share cash consideration will be cancelled in exchange for no consideration.

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each CoBiz restricted stock award (which we refer to as a “restricted stock award”) that is outstanding immediately prior to the effective time shall fully vest and shall be cancelled and converted automatically into the right to receive merger consideration with respect to the number of shares of CoBiz common stock subject to such restricted stock award.

Accounting Treatment of the Merger (page [●])

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method.

Material U.S. Federal Income Tax Consequences of the Merger (page [●])

The obligation of BOK and CoBiz to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

If the merger qualifies as a reorganization for United States federal income tax purposes, U.S. holders of CoBiz common stock who receive a combination of shares of BOK common stock and cash, other than cash instead of a fractional BOK common share, in exchange for their CoBiz common stock, will recognize gain (but not loss) in an amount equal to the lesser of (x) the amount by which the sum of the fair market value of the shares of BOK common stock and cash (other than cash received instead of a fractional BOK common share) received by such holder in exchange for its shares of CoBiz common stock exceeds the holder’s adjusted basis in its shares of CoBiz common stock, and (y) the amount of cash (other than cash received instead of fractional shares of BOK common stock) received by such holder in exchange for its shares of CoBiz common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if the holding period for such shares of CoBiz common stock is more than one year. Depending on certain facts specific to you, gain could instead be characterized as ordinary dividend income.

For more information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [●].

Opinion of Bank of America Merrill Lynch, Financial Advisor to CoBiz (page [●])

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), CoBiz’s financial advisor, delivered to CoBiz’s board of directors a written opinion, dated June 17, 2018, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of CoBiz common stock of the merger consideration to be received by such holders. The full text of the written opinion, dated June 17, 2018, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to CoBiz’s board of directors (in its capacity as such) for the benefit and use of CoBiz’s board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to CoBiz or in which CoBiz might engage or as to the underlying business decision of CoBiz to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any other matter.

Special Meeting of CoBiz’s Shareholders (page [●])

CoBiz will hold its special meeting of shareholders at [●] on [●], 2018 at [●], local time. At the special meeting you will be asked to vote for the approval of the merger agreement and the transactions contemplated thereby and to approve related matters, as described beginning on page [●] in “The Proposals.”

You can vote at the CoBiz special meeting of shareholders if you owned CoBiz common stock at the close of business on [●], 2018. As of that date, there were approximately [●] shares of CoBiz common stock outstanding and entitled to vote, approximately [●] of which, or [●]%, were owned beneficially or of record by directors and officers of CoBiz. You can cast one vote for each share of CoBiz common stock that you owned on that date.

Shareholders representing at least a majority of the shares entitled to vote at the special meeting must be present at the special meeting, either in person or by proxy, for there to be a quorum at the special meeting.

The affirmative vote of the holders of at least a majority of the outstanding shares of CoBiz common stock entitled to be cast on the proposal at the special meeting is required to approve the merger agreement. Assuming a quorum is present, approval of the compensation that certain executive officers of CoBiz may receive that is based on or otherwise relates to the merger (which we refer to as the “compensation proposal”) and approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”) require the affirmative vote of the holders of at least a majority of the votes cast at the special meeting. CoBiz’s shareholders must approve the merger proposal in order for the merger to occur. CoBiz’s shareholders are not, however, required to approve the compensation proposal or the adjournment proposal in order for the merger to occur. If CoBiz’s shareholders fail to approve the compensation proposal or the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

Recommendation of CoBiz’s Board of Directors (page [●])

CoBiz’s board of directors has determined that the merger is in the best interests of CoBiz and its shareholders. CoBiz’s board of directors unanimously recommends that CoBiz’s shareholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the special meeting.

Interests of CoBiz’s Directors and Executive Officers in the Merger (page [●])

In considering the recommendation of CoBiz’s board of directors with respect to the merger, CoBiz’s shareholders should be aware that the directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of CoBiz’s shareholders generally. CoBiz’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that CoBiz’s shareholders vote to approve the merger agreement.

These interests include:

•	any outstanding stock options (including those held by executive officers) will vest upon the effective time of the merger and be cancelled and converted into the right to receive the merger consideration with respect to the number of shares of CoBiz common stock based on (x) the number of shares of CoBiz common stock subject to such stock option multiplied by (y) the merger consideration less the applicable exercise price;

•	any restricted stock awards (including those held by executive officers) will vest upon the effective time of the merger and be cancelled and converted into the right to receive the merger consideration;

•	under the merger agreement, CoBiz may establish a cash-based retention program for employees (which may include executive officers) with payments to be paid immediately prior to the effective time or upon an earlier qualifying termination of employment;

•	under the merger agreement, CoBiz may establish a cash-based retention program to promote retention through the CoBiz Bank conversion date, with participants (which may include executive officers) and amounts to be mutually agreed between CoBiz and BOK;

•	under the merger agreement, BOK is required to honor the bonus plans in place for the fiscal year of closing and, in the event closing occurs prior to the payment of bonuses in respect of any fiscal year, pay continuing CoBiz employees (including executive officers) annual bonuses in cash in respect of such fiscal year in the ordinary course based on actual performance (with any subjective performance criteria deemed achieved at 100% of target levels), including a pro rata bonus payment with respect to those employees whose employment terminates either immediately prior to the closing or following closing and prior to the end of the fiscal year;

•	CoBiz’s executive officers are party to employment agreements that provide for severance benefits upon certain qualifying terminations of employment following the effective time of the merger;

•	CoBiz’s Chief Executive Officer, Steven Bangert, has been offered the role of Vice Chairman – Colorado of BOKF NA following the effective time of the merger and has entered into an employment contract which is effective upon the closing of the merger;

•	under the merger agreement, at or prior to the effective time of the merger, Mr. Bangert, or if Mr. Bangert is unable to be appointed, such other person mutually agreed upon by CoBiz and BOK, will be appointed to the board of directors of BOK and BOKF, National Association; and

•	CoBiz’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of these interests, see “The Merger—Interests of CoBiz’s Directors and Executive Officers in the Merger” beginning on page [●].

BOK’s Board of Directors after the Merger (page [●])

The Board of Directors of BOK shall remain unchanged after the merger except that Steven Bangert shall be elected to the Board of Directors of BOK upon the closing of the merger.

Agreement Not to Solicit Other Offers (page [●])

Under the terms of the merger agreement, CoBiz has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to, or enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement described in this paragraph) relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide written acquisition proposal which, in the good faith judgment of the CoBiz Board of Directors (after receiving the advice of its outside counsel and financial advisors), is or is more likely than not to result in a proposal which is superior to the merger with BOK, if the CoBiz Board of Directors determines in good faith (after receiving the advice of its outside counsel and financial advisors) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law, CoBiz may furnish nonpublic information or data regarding CoBiz and participate in discussions or negotiations with such third party, provided that prior to providing any such nonpublic information or data, CoBiz will have provided such information to BOK and entered into a confidentiality agreement with such third party on material terms no less favorable to it than the confidentiality agreement between CoBiz and BOK. For more information, see “The Merger Agreement—Covenants and Agreements,” beginning on page [●].

Regulatory Approvals Required for the Merger (page [●])

Subject to the terms of the merger agreement, both CoBiz and BOK have agreed to use their reasonable best efforts to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger and the merger of CoBiz Bank with and into BOKF Bank, with BOKF Bank as the surviving bank (which we refer to as the “bank merger”), and comply with the terms and conditions of such approvals. These approvals include approvals from the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”) and the Office of the Comptroller of the Currency (which we refer to as the “OCC”). BOKF has filed applications to obtain the necessary regulatory approvals. The completion of the merger is subject to the expiration of certain waiting periods and other requirements. Although BOK does not know of any reason why it would not be able to obtain the necessary regulatory approvals in a timely manner, BOK cannot be certain when or if it will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on BOK or its subsidiaries after the completion of the merger. For more information regarding the regulatory approvals to which completion of the merger and bank merger are subject, see “The Merger—Regulatory Approvals Required for the Merger,” beginning on page [●].

Conditions to Complete the Merger (page [●])

The obligations of BOK and CoBiz to complete the merger are each subject to the satisfaction (or waiver, if permitted) of the following conditions:

•	receipt of the requisite approval of the CoBiz common shareholders of the merger agreement;

•	approval for the listing on NASDAQ of the BOK common stock to be issued in connection with the merger;

•	the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•	the receipt of all required regulatory approvals which are necessary to consummate the transactions contemplated by the merger agreement and the expiration of all statutory waiting periods;

•	the absence of any order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing the closing of, or which prohibits or makes illegal the closing of, the merger;

•	the accuracy of the other party’s representations and warranties as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on the other party;

•	the prior performance in all material respects by the other party of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	receipt by each party of an opinion from its counsel as to certain tax matters.

Termination of the Merger Agreement (page [●])

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by CoBiz’s shareholders:

•	by mutual written consent of BOK and CoBiz;

•	by either BOK or CoBiz, if a required regulatory approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the closing of the transactions contemplated by the merger agreement, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the agreement;

•	by either BOK or CoBiz, if the merger has not closed by the close of business on June 17, 2019 (which we refer to as the “termination date”), unless the failure to close by the termination date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the agreement;

•	by either BOK or CoBiz, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach is cured by the earlier of the termination date and 45 days following written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

•	by BOK, if, (i) prior to the approval by the CoBiz shareholders of the merger agreement, the CoBiz Board of Directors (A) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or publicly discloses an intention to do so), or recommends to its shareholders an acquisition proposal other than the merger, or (B) breaches its obligation to call a shareholder meeting and recommend to its shareholders, in accordance with the terms of the merger agreement, the approval of the merger agreement or materially breaches its obligation to refrain from soliciting alternative acquisition proposals or (ii) a tender offer or exchange offer for 25% or more of CoBiz’s outstanding shares of common stock is commenced (other than by BOK or its subsidiaries) and the CoBiz Board of Directors recommends that CoBiz’s shareholders tender or exchange their shares (or fails to recommend a rejection of such tender or exchange offer within ten business days); or

•	by CoBiz, if, (i) the average closing price of BOK common stock during the twenty trading day period ending on the third trading day preceding the closing date is less than its pre-merger announcement price by 17.5% or more, and (ii) BOK’s common stock underperforms the NASDAQ Bank Index by 17.5%, unless BOK were to elect to make a compensating adjustment to the exchange ratio.

For more information, see “The Merger Agreement—Termination; Termination Fee,” beginning on page [●].

Termination Fee (page [●])

If the merger agreement is terminated under certain circumstances, including certain circumstances involving alternative acquisition proposals, changes in the recommendation of CoBiz’s board of directors or CoBiz’s shareholders not approving the merger agreement, CoBiz may be required to pay to BOK a termination fee equal to $34.2 million. This termination fee could discourage other companies from seeking to acquire or merge with CoBiz. For more information, see ““The Merger Agreement—Termination; Termination Fee,” beginning on page [●].

Amendment, Waiver and Extension of the Merger Agreement (page [●])

The merger agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the merger by the shareholders of CoBiz, in writing signed on behalf of each of the parties, provided that after any approval of the merger agreement by the CoBiz shareholders, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval under applicable law.

Before the completion of the merger, BOK may change the method or structure of effecting the combination of BOK and CoBiz, provided, that no such change may (1) alter or change the merger consideration or the number of shares of BOK common stock received by CoBiz’s shareholders in exchange for each share of CoBiz common stock, (2) adversely affect the tax treatment of CoBiz’s or BOK’s shareholders, (3) adversely affect the tax treatment of BOK or CoBiz or (4) materially impede or delay the closing of the transactions contemplated by the merger agreement in a timely manner.

For more information, see “The Merger Agreement—Amendment, Waiver and Extension of the Merger Agreement,” beginning on page [●].

Voting Agreement (page [●])

On June 17, 2018, BOK entered into Voting Agreements with each of Steven Bangert and Noel N. Rothman. As of [●], Mr. Bangert and Mr. Rothman beneficially owned in the aggregate [●] shares of CoBiz common stock (representing approximately [●]% of the outstanding shares of CoBiz common stock). Mr. Bangert and Mr. Rothman each agreed, on the terms and subject to the conditions set forth in the voting agreement, to vote their respective shares of CoBiz common stock in favor of the approval of the merger agreement and the approval of the transactions contemplated thereby, including the merger, and other related matters, and to vote against any acquisition proposal. The voting agreements will terminate on the earliest to occur of (i) the effective time of the merger, and (ii) the termination of the merger agreement. Copies of the voting agreements are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2 and are incorporated by reference herein in their entirety. For more information, see “Voting Agreements,” beginning on page [●].

Appraisal Rights (page [●])

CoBiz is incorporated under Colorado law. Under Article 113 of the Colorado Business Corporation Act (which we refer to as the “CBCA”), CoBiz shareholders have the right to dissent from the proposed merger and, subject to certain conditions provided for under the Colorado dissenters’ rights statutes, are entitled to receive payment of the fair value of their CoBiz common stock. CoBiz shareholders will be bound by the terms of the merger unless they dissent by complying with all of the requirements of the Colorado dissenters’ rights statutes. For more information, see “The Merger—Appraisal Rights,” beginning on page [●].

Differences Between Rights of BOK Stockholders and CoBiz’s Shareholders (page [●])

As a result of the merger, the holders of CoBiz common stock will become holders of BOK common stock. Following the merger, CoBiz’s shareholders will have different rights as stockholders of BOK than as shareholders of CoBiz due to the different provisions of the governing documents and the governing law of BOK and CoBiz. For additional information regarding the different rights as stockholders of BOK than as shareholders of CoBiz, see “Comparison of Shareholder Rights,” beginning on page [●].

Risk Factors (page [●])

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page [●].

The Parties (page [●])

BOK Financial Corporation

Boston Avenue at Second Street

Tulsa, Oklahoma 74192

(918) 588-6000

BOK was incorporated in Oklahoma in 1990 as a financial holding company governed by the Bank Holding Company Act of 1956, as amended, BOK offers full service banking in metropolitan areas of Oklahoma, Texas, New Mexico, Northwest Arkansas, Colorado, Arizona, and Kansas/Missouri. At March 31, 2018, BOK reported total consolidated assets of $33.4 billion. BOKF, NA is a wholly owned subsidiary bank of BOK. BOKF, NA operates TransFund, Cavanal Hill Investment Management, BOK Financial Asset Management, Inc. and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Mobank, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Other wholly owned subsidiaries of BOK include BOK Financial Securities, Inc., a broker/dealer that primarily engages in retail and institutional securities sales and municipal bond underwriting and The Milestone Group, Inc., an investment adviser to high net worth clients. As of December 31, 2017, BOK and its subsidiaries employed 4,930 full-time equivalent employees.

BOK operates three principal lines of business: Commercial Banking, Consumer Banking and Wealth Management. Commercial Banking includes lending, treasury and cash management services and customer risk management products for small businesses, middle market and larger commercial customers. Commercial Banking also includes the TransFund electronic funds network. Consumer Banking includes retail lending and deposit services, lending and deposit services to small business customers served through the retail branch network and all mortgage banking activities. Wealth Management provides fiduciary services, private bank services and investment advisory services in all markets. Wealth Management also underwrites state and municipal securities and engages in brokerage and trading activities.

BOKF Merger Corporation Number Sixteen

Boston Avenue at Second Street

Tulsa, Oklahoma 74192

(918) 588-6000

Merger Sub, a wholly owned subsidiary of BOK, was incorporated in Oklahoma in 2018 for the sole purpose of effecting the merger.

CoBiz Financial Inc.

1401 Lawrence Street, Suite 1200

Denver, Co 80202

Phone (303) 312-3400

CoBiz was incorporated in Colorado in 1980 and is a financial services company that serves the complete financial needs of businesses, business owners and professionals in Colorado and Arizona. The company’s subsidiaries are: CoBiz Bank, which provides commercial banking services; CoBiz IM, Inc. which offers investment management and wealth planning through CoBiz Wealth; and CoBiz Insurance, Inc. which delivers employee benefits, and property and casualty insurance brokerage. As of March 31, 2018, CoBiz had total assets of $3.8 billion. CoBiz had 538 full-time equivalent employees as of December 31, 2017.

SELECTED HISTORICAL FINANCIAL DATA OF BOK

The following table summarizes financial results achieved by BOK for the periods and at the dates indicated and should be read in conjunction with BOK’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that BOK has previously filed with the SEC. Historical financial information for BOK can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and its Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus for instructions on how to obtain the information that has been incorporated by reference into this proxy statement/prospectus. Financial amounts as of and for the three months ended March 31, 2018 and 2017 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of BOK believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the three months ended March 31, 2018 and 2017 indicate results for any future period.

Selected Historical Financial Data for BOK Financial (As Reported)

(Dollars in thousands, except per share data)
	March 31,		December 31,
	2018	2017	2017	2016	2015	2014	2013
Selected Financial Data
For the period:
Net interest revenue	$219,736	$201,182	$841,701	$747,228	$703,354	$665,194	$674,477
Provision for credit losses	(5,000)	—	(7,000)	65,000	34,000	—	(27,900)
Fees and commissions revenue	158,986	164,354	683,444	686,748	650,646	621,319	603,844
Operating expense	244,430	244,711	1,025,517	1,017,590	896,191	847,522	840,620
Net income attributable to BOK Financial Corporation shareholders	105,562	88,356	334,644	232,668	288,565	292,435	316,609
Period-end:
Loans	17,337,850	16,991,906	17,153,424	16,989,660	15,941,154	14,208,037	12,792,264
Assets	33,361,492	32,628,932	32,272,160	32,772,281	31,476,128	29,089,698	27,015,432
Deposits	22,205,200	22,575,359	22,061,305	22,748,095	21,088,158	21,140,859	20,269,327
Shareholders’ equity	3,495,029	3,341,744	3,495,367	3,274,854	3,230,556	3,302,179	3,020,049
Per Share:
Basic earnings per share	1.61	1.35	5.11	3.53	4.22	4.23	4.61
Diluted earnings per share	1.61	1.35	5.11	3.53	4.21	4.22	4.59
Book value per common share	53.39	51.09	53.45	50.12	49.03	47.78	43.88
Cash dividends declared	0.45	0.44	1.77	1.73	1.69	1.62	1.54

SELECTED HISTORICAL FINANCIAL DATA OF COBIZ

The following table summarizes financial results achieved by CoBiz for the periods and at the dates indicated and should be read in conjunction with CoBiz’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that CoBiz has previously filed with the SEC. Historical financial information for CoBiz can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and its Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus for instructions on how to obtain the information that has been incorporated by reference into this proxy statement/prospectus. Financial amounts as of and for the three months ended March 31, 2018 and 2017 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of CoBiz believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the three months ended March 31, 2018 and 2017 indicate results for any future period.

Selected Historical Financial Data for CoBiz Financial Inc. (As Reported)

(Dollars in thousands, except per share data)
	March 31,		December 31,
	2018	2017	2017	2016	2015	2014	2013
Selected Financial Data
For the period:
Net interest revenue	$34,609	$30,078	$130,574	$116,051	$111,676	$105,888	$95,701
Provision for credit losses	(325)	607	3,285	(2,101)	6,420	(4,155)	(8,804)
Fees and commissions revenue	8,961	8,328	34,001	34,160	30,667	27,909	28,606
Operating expense	28,570	27,114	107,894	105,231	100,177	94,136	90,912
Net income attributable to CoBiz Financial Inc. shareholders	12,981	8,614	32,918	34,899	26,069	29,007	27,611
Period-end:
Loans	3,084,442	2,987,068	3,145,563	2,934,105	2,699,205	2,405,575	2,084,359
Assets	3,815,507	3,731,342	3,846,272	3,630,313	3,351,767	3,062,166	2,800,691
Deposits	3,179,766	3,050,101	3,225,220	3,029,783	2,741,712	2,492,291	2,279,037
Shareholders’ equity	338,557	310,209	329,284	302,310	273,536	308,769	281,085
Per Share:
Basic earnings per share	0.31	0.21	0.79	0.84	0.63	0.70	0.66
Diluted earnings per share	0.31	0.20	0.78	0.84	0.62	0.70	0.66
Book value per common share	7.99	7.43	7.80	7.27	6.65	7.57	6.96
Cash dividends declared	0.06	0.05	0.21	0.19	0.17	0.15	0.12

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth the basic earnings, diluted earnings, cash dividend and book value per common share data for BOK and CoBiz on a historical basis and on a pro forma combined basis, for the three months ended March 31, 2018, and for the year ended December 31, 2017. The unaudited pro forma data was derived by combining the historical financial information of BOK and CoBiz using the acquisition method of accounting for business combinations, assumes the transaction is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma data and equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2017, in the case of the earnings per share and dividends declared data. The pro forma financial adjustments record the assets and liabilities of CoBiz at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed.

The unaudited pro forma data below is presented for illustrative purposes only. You should not rely on the unaudited pro forma data or equivalent amounts presented below as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of merger- and integration-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of BOK and CoBiz, which are incorporated into this document by reference. For more information, see “Selected Historical Financial Data of BOK” and “Selected Historical Financial Data of CoBiz,” beginning on pages [●] and [●], respectively.

	BOK As Reported	CoBiz As Reported	Pro Forma Combined BOK(1)	Pro Forma Equivalent Per Share Information(2)
At or for the three months ended March 31, 2018:
Basic earnings per share from continuing operations	$1.61	$0.31	$1.63	$0.28
Diluted earnings per share from continuing operations	1.61	0.31	1.63	0.28
Cash dividends(3)	0.45	0.06	0.45	0.08
Book value at March 31, 2018(4)	53.39	$7.99	57.60	9.79
At or for the year ended December 31, 2017:
Basic earnings per share from continuing operations	$5.11	$0.79	$5.05	$0.86
Diluted earnings per share from continuing operations	5.11	0.78	5.05	0.86
Cash dividends(3)	1.77	0.21	1.77	0.30
Book value at December 31, 2017(4)	53.45	$7.80	57.31	9.74
At or for the three months ended March 31, 2017:
Basic earnings per share from continuing operations	$1.35	$0.21	$1.33	$0.23
Diluted earnings per share from continuing operations	1.35	0.20	1.33	0.23
Cash dividends(3)	0.44	0.05	0.44	0.07
Book value at March 31, 2017(4)	51.09	$7.43	53.79	9.14

(1)	Pro forma earnings per share are based on pro forma combined net income and pro forma combined weighted-average common shares outstanding at the end of the period.

(2)	Pro forma equivalent per share information is calculated based on the pro forma combined multiplied by the applicable exchange ratio of 0.17.

(3)	Pro forma dividends per share represent BOK’s historical dividends per share.

(4)	Pro forma combined BOK book value per common share is calculated based on pro forma combined equity and pro forma combined common shares outstanding at the end of the period.

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

BOK common stock is listed and traded on NASDAQ under the symbol “BOKF.” CoBiz common stock is listed and traded on NASDAQ under the symbol “COBZ.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of BOK common stock, as reported on NASDAQ, and the high and low sales prices of CoBiz common stock, as reported on NASDAQ. In addition, the table also sets forth the quarterly cash dividends per share declared by BOK and CoBiz with respect to their common stock. On [●], 2018, the last practicable trading day prior to the date of this proxy statement/prospectus, there were [●] shares of BOK common stock outstanding and approximately [●] registered holders of BOK common stock, and [●] shares of CoBiz common stock outstanding and approximately [●] registered holders of CoBiz common stock.

	BOK						CoBiz
	High		Low		Dividend		High		Low		Dividend
2016
First Quarter		$58.60		$44.72		$0.43		$13.20		$10.31		$0.045
Second Quarter		$64.61		$51.36		$0.43		$12.87		$10.79		$0.045
Third Quarter		$69.31		$58.49		$0.43		$13.42		$11.60		$0.050
Fourth Quarter		$84.13		$67.72		$0.44		$17.19		$12.40		$0.050
2017
First Quarter		$84.81		$75.15		$0.44		$17.99		$15.54		$0.050
Second Quarter		$85.83		$74.34		$0.44		$17.85		$15.39		$0.050
Third Quarter		$89.08		$77.30		$0.44		$19.82		$16.27		$0.055
Fourth Quarter		$93.50		$82.30		$0.45		$22.01		$18.09		$0.055
2018
First Quarter		$107.00		$89.82		$0.45		$21.69		$18.42		$0.055
Second Quarter		$106.65		$92.39		$0.45		$23.48		$18.02		$0.100
Third Quarter (through [●], 2018)	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]

The following table presents:

•	the last reported sale price of a share of CoBiz common stock, as reported on NASDAQ; and

•	the last reported sale price of a share of BOK common stock, as reported on NASDAQ,

in each case, on June 15, 2018, the last full trading day prior to the public announcement of the merger, and on [●], 2018, the last practicable trading day prior to the date of this proxy statement/prospectus. The following table also presents the implied per share value of the BOK common stock that CoBiz’s shareholders would receive for each share of their CoBiz common stock if the merger was completed on those dates:

	CoBiz Common Stock		BOK Common Stock		Cash Consideration		Implied Value Per Share of CoBiz Common Stock(1)
June 15, 2018		$22.15		$101.91		$5.70		$23.02
[●], 2018	$	[●]	$	[●]	$	[●]	$	[●]

(1)	Calculated by multiplying the closing price of BOK common stock as of the specified date by the exchange ratio of 0.17 and then adding the cash consideration of 5.70.

The market value of the BOK common stock to be issued in exchange for shares of CoBiz common stock upon the completion of the merger will not be known at the time of the CoBiz special meeting. The above tables show only historical comparisons. Because the market prices of BOK common stock and CoBiz common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to CoBiz’s shareholders in determining whether to adopt the merger agreement. Shareholders are encouraged to obtain current market quotations for both BOK common stock and CoBiz common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page [●].

The holders of BOK common stock receive dividends as and when declared by BOK’s board of directors out of statutory surplus or from net profits. Following the completion of the merger, subject to approval and declaration by BOK board of directors, BOK expects to continue paying quarterly cash dividends on a basis consistent with past practice. The current annualized rate of distribution on a share of BOK common stock is $[●] per share.

The merger agreement requires BOK and CoBiz to coordinate with the other for the declaration of any dividends in respect of BOK common stock and CoBiz common stock and the record dates and payment dates relating thereto to ensure that CoBiz’s shareholders do not fail to receive a dividend (or receive two dividends) in any one quarter.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this proxy statement/prospectus.

Q:	What is the merger?

A:	CoBiz and BOK have entered into the merger agreement, under which CoBiz will merge with and into Merger Sub, with Merger Sub as the surviving corporation. Immediately following the merger or at such time as determined by BOK, CoBiz Bank will merge with and into BOKF, National Association, with BOKF, National Association as the surviving bank. A copy of the merger agreement is included in this proxy/statement prospectus as Annex A.

Q:	Why am I receiving this proxy statement/prospectus?

A:	In order to complete the merger, CoBiz’s shareholders must vote to approve the merger agreement. CoBiz will hold a special meeting of its shareholders to obtain this approval. We are delivering this proxy statement/prospectus to you as both a proxy statement of CoBiz and a prospectus of BOK. It is a proxy statement because CoBiz’s board of directors is soliciting proxies from its shareholders to vote on the approval of the merger agreement at a special meeting of shareholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because BOK will issue BOK common stock to CoBiz’s shareholders, and this prospectus contains information about that common stock.

This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of CoBiz’s shareholders and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of CoBiz common stock without attending the special meeting in person. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	What am I being asked to vote on?

A:	CoBiz’s shareholders are being asked to vote on the following proposals:

•	to approve the merger proposal;

•	to approve, on a non-binding, advisory basis, the compensation proposal; and

•	to approve the adjournment proposal.

Q:	What will I receive in the merger?

A:

If the merger is completed, CoBiz’s shareholders will be entitled to receive 0.17 shares of BOK common stock and $5.70 cash for each outstanding share of CoBiz common stock held immediately prior to the merger. BOK will not issue any fractional shares of BOK common stock in the merger. Instead, a shareholder of CoBiz who otherwise would have received a fraction of a share of BOK common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of BOK common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger by (ii) the fraction of a share (rounded to the nearest cent) of BOK common stock which such shareholder of CoBiz would otherwise be entitled to receive.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:	Yes. Although the merger consideration is fixed, the value of the merger consideration is dependent upon the value of BOK common stock and therefore will fluctuate with the market price of BOK common stock. Accordingly, any change in the price of BOK common stock prior to the merger will affect the market value of the merger consideration that CoBiz’s shareholders will receive as a result of the merger.

Q:	Does CoBiz’s board of directors recommend voting in favor of the merger agreement?

A:	Yes. After careful consideration, CoBiz’s board of directors unanimously recommends that CoBiz’s shareholders vote “FOR” the approval of the merger agreement.

Q:	How will my shares be represented at the special meeting?

A:	At the special meeting, the officers named in your proxy card will vote your shares in the manner you requested if you properly signed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as CoBiz’s board of directors recommends, which is (1) “FOR” the merger agreement proposal, (2) “FOR” the compensation proposal and (3) “FOR” the adjournment proposal.

Q:	What are the U.S. federal income tax consequences of the merger to U.S. holders of shares of CoBiz common stock?

A:	The obligation of BOK and CoBiz to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

If the merger qualifies as a reorganization for United States federal income tax purposes, U.S. holders of CoBiz common stock who receive a combination of shares of BOK common stock and cash, other than cash instead of a fractional share of BOK common stock, in exchange for their CoBiz common stock, will recognize gain (but not loss) in an amount equal to the lesser of (x) the amount by which the sum of the fair market value of the shares of BOK common stock and cash (other than cash received instead of a fractional share of BOK common stock) received by such holder in exchange for its shares of CoBiz common stock exceeds the holder’s adjusted basis in its shares of CoBiz common stock, and (y) the amount of cash (other than cash received instead of fractional shares of BOK common stock) received by such holder in exchange for its shares of CoBiz common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if the holding period for such shares of CoBiz common stock is more than one year. Depending on certain facts specific to you, gain could instead be characterized as ordinary dividend income. For more information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [●].

Q:	What will happen to shares of BOK common stock in the merger?

A:	Nothing. Each share of BOK common stock outstanding will remain outstanding as a share of BOK common stock.

Q:	What are the conditions to completion of the merger?

A:	The obligations of BOK and CoBiz to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and approval of the merger agreement by CoBiz’s shareholders. For more information, see “The Merger Agreement—Conditions to Complete the Merger,” beginning on page [●].

Q:	When do you expect the merger to be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the merger agreement by CoBiz’s shareholders. While we expect the merger to be completed in the fourth quarter of 2018, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	What shareholder approvals are required to complete the merger?

A:	The affirmative vote of the holders of at least a majority of the outstanding shares of CoBiz common stock entitled to be cast on the proposal at the special meeting is required to approve the merger agreement. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. For BOK, no approval of its stockholders is needed, and no vote will be taken.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders of CoBiz will be held at [●] on [●], 2018 at [●], local time.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of CoBiz common stock who held shares at the close of business on the record date ([●], 2018) are entitled to receive notice of and to vote at the special meeting provided that such shares remain outstanding on the date of the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	Shareholders representing at least a majority of the shares entitled to vote at the special meeting must be present at the special meeting, either in person or by proxy, for there to be a quorum at the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal?

A:	Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of CoBiz common stock entitled to be cast on the proposal.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Compensation proposal:

•	Standard: Approval of the compensation proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the special meeting.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

Adjournment proposal:

•	Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the special meeting.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

Q:	Will CoBiz be required to submit the proposal to approve the merger agreement to its shareholders even if CoBiz’s board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the special meeting, CoBiz is required to submit the proposal to approve the merger agreement to its shareholders even if CoBiz’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this proxy statement/prospectus entitled “Risk Factors,” beginning on page [●].

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in or incorporated by reference into this proxy statement/prospectus, including its annexes. It contains important information about the merger, the merger agreement, BOK and CoBiz. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope or submit a proxy through the Internet or by telephone as soon as possible so that your shares of CoBiz common stock will be represented and voted at the special meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the CoBiz special meeting will need to obtain a “legal proxy” from the institution that holds their shares.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:

No. Your bank, broker or other nominee cannot vote your shares of CoBiz common stock unless you provide instructions to your bank, broker or other nominee on how to vote. If your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to CoBiz, or by voting in person at the CoBiz special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers, banks or other nominees who hold shares of CoBiz common stock on behalf of their customers may not give a proxy to CoBiz to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” approval of the merger agreement.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for CoBiz to obtain the necessary quorum to hold its special meeting. In addition, if you fail to properly submit your proxy card or to instruct your bank, broker or other nominee to vote your shares of CoBiz common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote “AGAINST” approval of the merger agreement. Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of CoBiz common stock entitled to be cast on the proposal. CoBiz’s board of directors unanimously recommends that CoBiz’s shareholders vote “FOR” the approval of the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Although CoBiz’s board of directors requests that you return the proxy card accompanying this proxy statement/prospectus, all of CoBiz’s shareholders are invited to attend the special meeting. Shareholders of record on [●], 2018 can vote in person at the special meeting. If your shares are held in “street name,” you must obtain a “legal proxy,” executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to vote your shares in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. You must also bring your admission ticket with you to be admitted to the special meeting. CoBiz reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present at the special meeting, you are urged to sign, date and return your proxy card or to vote via the Internet or by telephone, promptly. If you are then present and wish to vote your shares of common stock in person, your original proxy may be revoked by voting at the special meeting.

Q:	Can I change my vote after I have submitted my signed proxy card?

A:	Yes. If you are a holder of record of CoBiz common stock, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the secretary of CoBiz, stating that you revoke your proxy;

•	signing and delivering to the secretary of CoBiz a new proxy card relating to the same shares and bearing a later date;

•	casting a new vote through the Internet or by telephone at any time before the closure of the Internet and telephone voting facilities; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any written notice of revocation or duly executed proxy, as the case may be, to CoBiz at the following address:

CoBiz Financial Inc.

1401 Lawrence Street, Suite 1200

Denver, Colorado 80202

Attn: Richard J. Dalton, Corporate Secretary

If you hold your shares in “street name” through a bank, broker or other nominee, you should contact your record holder to change your vote.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of CoBiz common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by CoBiz’s shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	CoBiz’s shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of CoBiz common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Are CoBiz’s shareholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the approval of the merger agreement?

A:	Yes. Under the CBCA, CoBiz’s shareholders will have appraisal or dissenters’ rights in connection with the merger. For a complete discussion of appraisal rights, see “Appraisal Rights” beginning on page [●].

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, CoBiz’s shareholders will not receive any consideration for their shares of CoBiz common stock in connection with the merger. Instead, CoBiz will remain an independent, public company, and CoBiz common stock will continue to be listed and traded on NASDAQ. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by CoBiz. For a complete discussion of the circumstances under which a termination fee will be required to be paid, see “The Merger Agreement—Termination Fee,” beginning on page [●].

Q:	Should I send in my stock certificates now?

A:

No. After the merger is complete, you will receive separate written instructions for surrendering your shares of CoBiz common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:	Where can I find more information about the companies?

A:	You can find more information about BOK and CoBiz from the various sources described under “Where You Can Find More Information,” beginning on page [●].

Q:	Will a proxy solicitor be used?

A:	Yes. CoBiz has engaged [●] to assist in the solicitation of proxies for the special meeting, and CoBiz estimates it will pay [●] a fee of approximately $[●] plus certain expenses. CoBiz has also agreed to indemnify [●] against certain losses. In addition, CoBiz’s officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

Q:	Whom should I call with questions?

A:	You may contact BOK or CoBiz at the telephone numbers listed under “Where You Can Find More Information,” beginning on page [●]. In each case, please ask to speak with the persons identified in that section. You may also contact [Proxy Solicitor] toll free at [●].

RISK FACTORS

In addition to the general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements,” beginning on page [●], you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference in this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page [●].

Risks Related to the Merger and BOK’s Business upon Completion of the Merger

Because the market price of BOK common stock will fluctuate, CoBiz’s shareholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of CoBiz common stock (except for specified shares of CoBiz common stock held by CoBiz or BOK (which will be cancelled)) will be converted into the right to receive 0.17 shares of BOK common stock and $5.70 cash. The market value of the BOK common stock to be issued in the merger will depend upon the market price of BOK common stock. This market price may vary from the closing price of BOK common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to CoBiz’s shareholders and on the date of the CoBiz special meeting. There will be no adjustment to the merger consideration for changes in the market price of either shares of BOK common stock or CoBiz common stock.

The market price of BOK common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding BOK’s operations or business prospects, including market sentiment regarding BOK’s entry into the merger agreement. These risks may be affected by:

•	operating results that vary from the expectations of BOK’s management or of securities analysts and investors;

•	developments in BOK’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting BOK’s industry generally or its business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to BOK;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by BOK or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, oil and gas, credit or asset valuations or volatility.

Accordingly, at the time of the CoBiz special meeting, CoBiz’s shareholders will not necessarily know or be able to calculate the value of the merger consideration they would be entitled to receive upon completion of the merger. You should obtain current market quotations for both BOK common stock and CoBiz common stock.

The market price of BOK common stock after the merger may be affected by factors different from those affecting the shares of BOK or CoBiz currently.

The businesses of BOK and CoBiz differ, and accordingly, the results of operations of the combined company and the market price of the shares of BOK’s common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of BOK and CoBiz. For a discussion of the businesses of BOK and CoBiz and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information,” beginning on page [●].

The success of the merger and integration of BOK and CoBiz will depend on a number of uncertain factors.

The success of the merger will depend on a number of factors, including:

•	BOK’s ability to integrate the business acquired from CoBiz in the merger (which we refer to as the “acquired business”) into BOK’s current operations;

•	BOK’s ability to limit the outflow of deposits held by its new customers in the acquired business and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

•	BOK’s ability to control the incremental non-interest expense from the acquired business in a manner that enables it to maintain a favorable overall efficiency ratio;

•	BOK’s ability to retain certain key employees; and

•	BOK’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired business.

Integrating the acquired business will be an operation of substantial size and expense and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert BOK’s management’s attention and resources. No assurance can be given that BOK will be able to integrate the acquired business successfully. Additionally, no assurance can be given that the operation of the acquired business will not adversely affect BOK’s existing profitability, that BOK will be able to achieve results in the future similar to those achieved by its existing banking business or that BOK will be able to manage any growth resulting from the merger effectively.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. In deciding whether to grant these approvals, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties, the effect of the merger on competition, and the factors described in the section of this proxy statement/prospectus entitled “Regulatory Approvals Required for the Merger.” An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay receipt of required approvals. The Federal Reserve Board has stated that if supervisory issues arise during processing of an application for approval of a merger transaction, a banking organization will be expected to withdraw its application pending resolution of such supervisory concerns. No assurance can be given that the OCC would not also require a similar withdrawal of an application if supervisory issues arise during processing of an application for approval of a bank merger transaction. Accordingly, if there is an adverse development in either party’s regulatory standing, BOK or BOKF Bank may be required to withdraw its application for approval of the proposed merger and bank merger, as applicable, and, if possible, resubmit such application after the applicable supervisory concerns have been resolved.

The terms of the approvals that are granted may impose conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. Nor can there be any assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

BOK and CoBiz believe that the proposed transactions should not raise significant regulatory concerns and that BOK will be able to obtain all requisite regulatory approvals in a timely manner. However, the processing time for obtaining regulatory approvals for mergers of banking institutions, particularly for larger institutions, has increased since the financial crisis. In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, BOK will not be required and CoBiz will not be permitted to take actions that would reasonably be expected to have a material adverse effect on BOK and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to CoBiz and its subsidiaries, taken as a whole). See “Regulatory Approvals Required for the Merger” beginning on page [●].

Combining BOK and CoBiz may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

BOK and CoBiz have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, which will represent BOK’s largest transaction to date, including anticipated benefits and cost savings, will depend, in part, on BOK’s ability to successfully combine and integrate the businesses of BOK and CoBiz in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect BOK’s ability to successfully conduct its business, which could have an adverse effect on BOK’s financial results and the value of its common stock. BOK may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. If BOK experiences difficulties with the integration process and attendant systems conversion, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause BOK and/or CoBiz to lose customers or cause customers to remove their accounts from BOK and/or CoBiz and move their business to competing financial institutions. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of BOK and CoBiz during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The combined company may be unable to retain BOK and/or CoBiz personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by BOK and CoBiz. It is possible that these employees may decide not to remain with BOK or CoBiz, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating CoBiz to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, BOK and CoBiz may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

The merger agreement limits CoBiz’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for CoBiz to sell its business to a party other than BOK. These provisions include a general prohibition on CoBiz’s solicitation of any acquisition proposal or offer for a competing transaction, the requirement that CoBiz pay a termination fee of $34.2 million if the merger agreement is terminated in certain circumstances and the requirement that CoBiz submit the approval of the merger agreement to a vote of CoBiz’s shareholders even if CoBiz’s board of directors changes its recommendation in favor of the approval of the merger agreement in a manner adverse to BOK. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers,” “The Merger Agreement—Termination Fee” and “The Merger Agreement—Shareholder Meeting of CoBiz and Recommendation of CoBiz’s Board of Directors,” beginning on pages [●],[●] and [●], respectively.

These provisions might discourage a third party that might have an interest in acquiring all or a significant part of CoBiz from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the proposed merger consideration. Furthermore, a potential competing acquiror may propose to pay a lower per share price to CoBiz’s shareholders than it might otherwise have proposed to pay because of CoBiz’s obligation, in connection with termination of the merger agreement under certain circumstances, to pay BOK a $34.2 million termination fee.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of conditions, which must be fulfilled in order to complete the merger. Those conditions include: (1) the approval of the merger proposal by the requisite vote of CoBiz’s shareholders; (2) the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof; (3) authorization for listing on NASDAQ of the shares of BOK common stock to be issued in the merger; (4) effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the BOK common stock to be issued upon the closing of the merger; (5) the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal; (6) subject to certain exceptions, the accuracy of the representations and warranties of each of BOK and CoBiz; (7) performance in all material respects by each of BOK and CoBiz of its respective obligations under the merger agreement; and (8) receipt by each of BOK and CoBiz of an opinion from its respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, BOK may choose to terminate the merger agreement if, prior to obtaining the approval by CoBiz’s shareholders of the merger agreement, CoBiz’s board of directors (i) fails to recommend in this proxy statement/prospectus that CoBiz’s shareholders approval the merger agreement or makes a material adverse recommendation change with respect thereto or (ii) breaches in any material respect certain of its obligations to call and hold the special meeting of CoBiz’s shareholders for the purpose of voting upon the approval of the merger agreement and its obligation not to solicit other offers. For a more complete discussion of the circumstances under which the merger agreement could be terminated, see “The Merger Agreement—Termination of the Merger Agreement,” beginning on page [●].

Potential Litigation Against CoBiz and BOK Could Result in an Injunction Preventing the Completion of the Merger or a Judgment Resulting in the Payment of Damages.

Shareholders of CoBiz may file lawsuits against BOK, CoBiz and/or the directors and officers of either company in connection with the merger. These lawsuits could prevent or delay the completion of the merger and result in significant costs to CoBiz and/or BOK, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect BOK’s business, financial condition, results of operations and cash flows.

CoBiz’s shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

CoBiz’s shareholders currently have the right to vote in the election of CoBiz’s board of directors and on other matters affecting CoBiz. Upon the completion of the merger, each of CoBiz’s shareholders that receives shares of BOK common stock will become a stockholder of BOK with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of CoBiz. George Kaiser will continue to own more than 50% of BOK upon completion of the merger and will maintain significant control over BOK. Based on the number of shares outstanding on [●], 2018 and the shares expected to be issued in the merger, it is expected that CoBiz’s former shareholders as a group will receive shares in the merger constituting less than [●]% of the outstanding shares of BOK common stock immediately after the merger. Because of this, CoBiz’s shareholders as a group will have significantly less influence on the management and policies of BOK than they now have on the management and policies of CoBiz.

Certain of CoBiz’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of CoBiz’s shareholders generally.

In considering the information contained in this proxy statement/prospectus, you should be aware that some of CoBiz’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of CoBiz’s shareholders generally. These interests include the vesting in full of certain outstanding CoBiz equity compensation awards, rights to continued indemnification and insurance coverage by BOK after the merger for acts or omissions occurring before the merger and serving on the boards of BOK and BOKF, National Association. These interests and arrangements may create potential conflicts of interest. CoBiz’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve and approve the merger agreement and in recommending that CoBiz’s shareholders vote in favor of approving the merger agreement.

For a more complete discussion of these interests, see “The Merger—Interests of CoBiz’s Directors and Executive Officers in the Merger,” beginning on page [●].

The fairness opinion delivered by CoBiz’s financial advisor to CoBiz’s board of directors prior to the execution of the merger agreement will not reflect changes in circumstances subsequent to the date of the fairness opinion.

BofA Merrill Lynch, CoBiz’s financial advisor in connection with the merger, delivered its fairness opinion to CoBiz’s board of directors on June 17, 2018. The opinion of BofA Merrill Lynch speaks only as of such date and does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of BOK or CoBiz, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of BOK and CoBiz.

The merger is subject to the receipt of consents and approvals from governmental entities that may delay the date of completion of the merger or impose conditions that could have an adverse effect on BOK.

Before the merger and the bank merger may be completed, various approvals or consents must be obtained from governmental authorities. Satisfying the requirements of these governmental entities may delay the date of completion of the merger. In addition, these governmental entities may include conditions on the completion of the merger or require changes to the terms of the merger. While BOK and CoBiz do not currently expect that any such conditions or changes would result in a material adverse effect on BOK, there can be no assurance that they will not, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of BOK following the merger, any of which might have a material adverse effect on BOK following the merger.

CoBiz and BOK will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on CoBiz or BOK. These uncertainties may impair CoBiz’s or BOK’s ability to attract, retain and motivate key personnel until the merger is completed and could cause customers and others that deal with CoBiz or BOK to seek to change existing business relationships with CoBiz or BOK. Retention of certain employees by CoBiz or BOK may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with CoBiz or BOK, CoBiz’s business or BOK’s business could be harmed. In addition, subject to certain exceptions, CoBiz has agreed to operate its business in the ordinary course prior to closing, and BOK is also subject to certain restrictions on the conduct of its business prior to closing. For more information, see “The Merger Agreement—Covenants and Agreements,” beginning on page [●].

Failure to complete the merger could negatively impact the stock prices, future businesses and financial results of BOK and CoBiz.

If the merger is not completed, the ongoing businesses of BOK and CoBiz may be adversely affected, and BOK and CoBiz will be subject to several risks, including the following:

•	CoBiz may be required, under certain circumstances, to pay BOK a termination fee of $34.2 million under the merger agreement;

•	BOK and CoBiz will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the merger agreement, BOK and CoBiz are subject to certain restrictions on the conduct of their business prior to completing the merger, which may adversely affect their ability to execute certain of their business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by BOK and CoBiz management, which could otherwise have been devoted to other opportunities that may have been beneficial to BOK and CoBiz as independent companies, as the case may be.

In addition, if the merger is not completed, BOK and/or CoBiz may experience negative reactions from the financial markets and from their respective customers and employees. For example, BOK’s and CoBiz’s businesses may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. The market price of BOK’s or CoBiz’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. BOK and/or CoBiz also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against BOK or CoBiz to perform their respective obligations under the merger agreement. If the merger is not completed, BOK and CoBiz cannot assure their stockholders and shareholders, respectively, that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of BOK and/or CoBiz.

If the merger is not completed, BOK and CoBiz will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of BOK and CoBiz has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, BOK and CoBiz would have to recognize these expenses without realizing the expected benefits of the merger.

The shares of BOK common stock to be received by CoBiz’s shareholders as a result of the merger will have different rights from shares of CoBiz common stock.

Following completion of the merger, CoBiz’s shareholders will become stockholders of BOK, and their rights as stockholders will be governed by the Oklahoma General Corporation Act (which we refer to as the “OGCA”) and BOK’s charter and bylaws. There will be important differences between your current rights as a shareholder of CoBiz and the rights to which you will be entitled as a stockholder of BOK. For a discussion of the different rights associated with BOK common stock and CoBiz common stock, see “Comparison of Shareholder Rights,” beginning on page [●].

Risks Relating to the Tax Consequences of the Merger

If the merger does not constitute a reorganization under Section 368(a) of the Internal Revenue Code, then CoBiz shareholders may be responsible for payment of U.S. income taxes related to the consideration they receive in the merger.

The United States Internal Revenue Service (“IRS”) may determine that the merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, each CoBiz shareholder would recognize a gain or loss equal to the difference between the sum of any cash consideration and the fair market value of the shares of BOK common stock received by the shareholder in the merger, and such shareholder’s adjusted tax basis in the shares of CoBiz common stock exchanged therefor.

Risks Relating to BOK Business

You should read and consider risk factors specific to BOK’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in BOK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page [●].

Risks Relating to CoBiz’s Business

You should read and consider risk factors specific to CoBiz’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in CoBiz’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page [●].

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between CoBiz and BOK, including CoBiz and BOK future financial or business performance or conditions; statements about BOK’s and CoBiz’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made, and BOK and CoBiz assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in CoBiz Financial Inc.’s and BOK Financial Corporation’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by CoBiz’s shareholders on the expected terms and schedule, including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated;

•	delay in closing the merger;

•	difficulties and delays in integrating CoBiz’s business or fully realizing cost savings and other benefits;

•	business disruption following the merger;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates and capital markets;

•	inflation;

•	customer acceptance of BOK’s products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures;

•	economic conditions;

•	the impact, extent and timing of technological changes;

•	capital management activities; and

•	other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Additional factors that could cause BOK’s and CoBiz’s results to differ materially from those described in the forward-looking statements can be found in BOK’s and CoBiz’s filings with the SEC, including BOK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and CoBiz’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to BOK or CoBiz or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, BOK and CoBiz undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF COBIZ’S SHAREHOLDERS

This section contains information for CoBiz’s shareholders about the special meeting that CoBiz has called to allow its shareholders to consider and vote on the approval of the merger agreement and other matters. CoBiz is mailing this proxy statement/prospectus to you, as a shareholder of CoBiz, on or about [●], 2018. This proxy statement/prospectus is accompanied by a notice of the special meeting of CoBiz’s shareholders and a form of proxy card that CoBiz’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting of CoBiz’s shareholders will be held at [●] on [●], 2018 at [●], local time.

Purpose of the Special Meeting

At the special meeting, CoBiz’s shareholders as of the record date will be asked to consider and vote on the following proposals:

•	to approve the merger proposal;

•	to approve, on a non-binding, advisory basis, the compensation proposal; and

•	to approve the adjournment proposal.

Recommendation of CoBiz’s Board of Directors

CoBiz’s board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Under the Colorado Business Corporation Act, if the merger is completed, holders of CoBiz common stock who do not vote in favor of approval of the merger agreement will have the right to seek appraisal of the fair value of their shares, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other Colorado law procedures and requirements explained in this proxy statement/prospectus. A copy of Article 113 of the Colorado Business Corporation Act is attached to this proxy statement/prospectus as Annex C.

Record Date, Outstanding Shares, Shares Entitled to Vote and Quorum

CoBiz’s board of directors has fixed the close of business on [●], 2018 as the record date for determining the holders of CoBiz common stock entitled to receive notice of and to vote at the CoBiz special meeting.

As of the record date, there were [●] shares of CoBiz common stock outstanding and entitled to vote at the CoBiz special meeting held by [●] holders of record. Each shareholder of record on that date is entitled to one vote for each share held on each proposal to be considered at the special meeting.

The presence (in person or by proxy) of holders of at least a majority of the shares entitled to vote at the special meeting constitutes a quorum for transacting business at the special meeting. All shares of CoBiz common stock present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Vote Required, Treatment of Abstentions and Failure to Vote

Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of CoBiz common stock entitled to be cast on the proposal.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Compensation proposal:

•	Standard: Approval of the compensation proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the special meeting.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Adjournment proposal:

•	Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the special meeting.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Shares Held by Officers and Directors

As of the record date, the directors and executive officers of CoBiz and their affiliates collectively owned, and were entitled to vote, [●] shares of CoBiz common stock, representing approximately [●]% of CoBiz’s outstanding shares on that date. CoBiz currently expects that each of its directors and executive officers and their affiliates will vote their shares of CoBiz common stock “FOR” the approval of the merger agreement.

On June 17, 2018, BOK entered into Voting Agreements with each of Steven Bangert and Noel N. Rothman. As of [●], Mr. Bangert and Mr. Rothman beneficially owned in the aggregate [●] shares of CoBiz common stock (representing approximately [●]% of the outstanding shares of CoBiz common stock). Mr. Bangert and Mr. Rothman each agreed, on the terms and subject to the conditions set forth in the voting agreement, to vote his respective shares of CoBiz common stock in favor of the approval of the merger agreement and the approval of the transactions contemplated thereby, including the merger, and other related matters, and to vote against any acquisition proposal. The voting agreement will terminate on the earliest to occur of (i) the effective time of the merger, and (ii) the termination of the merger agreement. Copies of the voting agreements are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2 and are incorporated by reference herein in their entirety. For more information, see “Voting Agreements,” beginning on page [●].

When considering CoBiz’s board of directors’ recommendation that you vote in favor of the approval of the merger agreement, you should be aware that certain of the executive officers and directors of CoBiz have interests in the merger that may be different from, or in addition to, the interests of CoBiz’s shareholders generally. For more information, see “The Merger—Interests of CoBiz’s Directors and Executive Officers in the Merger,” beginning on page [●].

Voting of Proxies and Incomplete Proxies

A shareholder of CoBiz may vote by proxy or in person at the special meeting. If you hold your shares of CoBiz common stock in your name as a shareholder of record, to submit a proxy, you as a shareholder of CoBiz, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on your proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on your proxy card and following the instructions.

•	By completing and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

CoBiz’s board of directors requests that you vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to CoBiz as soon as possible in the enclosed postage-paid envelope.

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Your vote is important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares are represented at the special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at the special meeting.

Shares Held in Street Name and Broker Non-Votes

If your shares are held in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to CoBiz or by voting in person at the CoBiz special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers, banks or other nominees who hold shares of CoBiz common stock on behalf of their customers may not give a proxy to CoBiz to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters.

Failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” approval of the merger agreement.

How to Revoke Your Proxy

If you are a holder of record of CoBiz common stock, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the secretary of CoBiz, stating that you revoke your proxy;

•	signing and delivering to the secretary of CoBiz a new proxy card relating to the same shares and bearing a later date;

•	casting a new vote through the Internet or by telephone at any time before the closure of the Internet and telephone voting facilities; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to CoBiz at the following address:

CoBiz Financial Inc.

1401 Lawrence Street, Suite 1200

Denver, Colorado 80202

Attn: Richard J. Dalton, Corporate Secretary

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you must contact your record holder to change your vote.

Voting in Person

If you are a shareholder of record of CoBiz on [●], 2018, plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a bank, broker or other nominee and you wish to vote at the special meeting, you must obtain a “legal proxy,” executed in your favor, from the bank, broker or other nominee who is the holder of record of your shares, in order to vote your shares in person at the special meeting.

If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. You must also bring your admission ticket with you to be admitted to the special meeting. CoBiz reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. Whether or not you intend to be present at the special meeting, you are urged to sign, date and return your proxy card or to vote via the Internet or by telephone, promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the special meeting.

Whether or not you plan to attend the special meeting, CoBiz requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described in the instructions accompanying this proxy statement/prospectus. This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

Proxy Solicitation

The enclosed proxy is solicited by and on behalf of CoBiz’s board of directors. CoBiz will pay the expenses of soliciting proxies to be voted at the special meeting, except that CoBiz and BOK have each agreed to share equally the costs of printing and mailing this document, other than attorneys’ and accountants’ fees, which will be paid by the party incurring the expense. Following the original mailing of the proxies and other soliciting materials, CoBiz and its agents also may solicit proxies by mail, telephone, facsimile, electronic mail or in person. No additional compensation will be paid to directors, officers or other employees of CoBiz for making these solicitations.

CoBiz has retained a proxy solicitation firm, [●], to aid it in the solicitation process. CoBiz will pay [●] a fee of approximately [●] plus certain expenses. CoBiz intends to reimburse persons who hold CoBiz common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Stock Certificates

If you are a shareholder of CoBiz, you should not send in any certificates representing CoBiz common stock. Following the completion of the merger, you will receive separate instructions for the exchange of your certificates representing CoBiz common stock.

Delivery of Proxy Materials to Shareholders Sharing an Address

Only one proxy statement/prospectus is delivered to two or more of CoBiz’s shareholders who share an address unless CoBiz or its agent has received contrary instructions from one or more of the shareholders. CoBiz will deliver promptly upon written or oral request a separate copy of these documents to CoBiz’s shareholders at a shared address to which a single copy was delivered. To request that separate copies of these documents be delivered, CoBiz’s shareholders can contact CoBiz’s proxy solicitor by mail at [●] or by telephone at [●]. You may also contact CoBiz’s proxy solicitor if you received multiple copies of a proxy statement of CoBiz and would prefer to receive a single copy in the future.

Assistance

If you need assistance in completing your proxy card, have questions regarding CoBiz’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Investor Relations at (303) 312-3412 or CoBiz’s proxy solicitor, [●], at [●].

THE PROPOSALS

PROPOSAL NO. 1: MERGER PROPOSAL

CoBiz is asking its shareholders to approve the merger agreement. The holders of CoBiz common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, CoBiz’s board of directors, by a unanimous vote of all directors, determined that the merger, on the terms and conditions set forth in the merger agreement, is in the best interests of CoBiz and its shareholders. For a more detailed discussion of CoBiz’s board of directors’ recommendation, see “The Merger— CoBiz’s Reasons for the Merger; Recommendation of CoBiz’s Board of Directors,” beginning on page [●].

CoBiz’s board of directors unanimously recommends a vote “FOR” the merger proposal.

PROPOSAL NO. 2: COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Act and Rule 14a-21(c) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), CoBiz is seeking non-binding, advisory approval from its shareholders of the compensation of CoBiz’s named executive officers that is based on or otherwise relates to the merger, as disclosed in “The Merger—Interests of CoBiz’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to CoBiz’s Named Executive Officers in Connection with the Merger,” beginning on page [●]. The proposal gives CoBiz’s shareholders the opportunity to express their views on the merger-related compensation of CoBiz’s named executive officers. Accordingly, CoBiz is requesting its shareholders to approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to CoBiz’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of CoBiz’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to CoBiz’s Named Executive Officers in Connection with the Merger,” are hereby APPROVED on a non-binding, advisory basis.”

Approval of this proposal is not a condition to completion of the merger, the vote with respect to this proposal is advisory only and will not be binding on BOK or CoBiz and the vote on this proposal is separate and apart from the merger proposal. If the merger is completed, the merger-related compensation may be paid to CoBiz’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if CoBiz’s shareholders fail to approve the advisory vote regarding merger-related compensation.

CoBiz’s board of directors unanimously recommends a vote “FOR” the compensation proposal.

PROPOSAL NO. 3: ADJOURNMENT PROPOSAL

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the special meeting, the number of shares of CoBiz common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, CoBiz intends to move to adjourn the special meeting in order to solicit additional proxies for the approval of the merger agreement. In this proposal, CoBiz is asking its shareholders to authorize the holder of any proxy solicited by CoBiz’s board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from CoBiz’s shareholders who have previously voted.

CoBiz’s board of directors unanimously recommends a vote “FOR” the adjournment proposal.

INFORMATION ABOUT THE COMPANIES

BOK Financial Corporation

BOK Financial Corporation

Boston Avenue at Second Street

Tulsa, Oklahoma 74192

(918) 588-6000

BOK was incorporated in Oklahoma in 1990 as a financial holding company governed by the Bank Holding Company Act of 1956, as amended, BOK offers full service banking in metropolitan areas of Oklahoma, Texas, New Mexico, Northwest Arkansas, Colorado, Arizona, and Kansas/Missouri. At March 31, 2018, BOK reported total consolidated assets of $33.4 billion. BOKF, NA is a wholly owned subsidiary bank of BOK. BOKF, NA operates TransFund, Cavanal Hill Investment Management, BOK Financial Asset Management, Inc. and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Mobank, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Other wholly owned subsidiaries of BOK include BOK Financial Securities, Inc., a broker/dealer that primarily engages in retail and institutional securities sales and municipal bond underwriting and The Milestone Group, Inc., an investment adviser to high net worth clients. As of December 31, 2017, BOK and its subsidiaries employed 4,930 full-time equivalent employees.

BOK operates three principal lines of business: Commercial Banking, Consumer Banking and Wealth Management. Commercial Banking includes lending, treasury and cash management services and customer risk management products for small businesses, middle market and larger commercial customers. Commercial Banking also includes the TransFund electronic funds network. Consumer Banking includes retail lending and deposit services, lending and deposit services to small business customers served through the retail branch network and all mortgage banking activities. Wealth Management provides fiduciary services, private bank services and investment advisory services in all markets. Wealth Management also underwrites state and municipal securities and engages in brokerage and trading activities.

BOKF Merger Sub Corporation Number Sixteen

BOKF Merger Corporation Number Sixteen

Boston Avenue at Second Street

Tulsa, Oklahoma 74192

(918) 588-6000

Merger Sub, a wholly owned subsidiary of BOK, was incorporated in Oklahoma in 2018 for the sole purpose of effecting the merger.

CoBiz Financial Inc.

CoBiz Financial Inc.

1401 Lawrence Street, Suite 1200

Denver, Co 80202

Phone (303) 312-3400

CoBiz was incorporated in Colorado in 1980 and is a financial services company that serves the complete financial needs of businesses, business owners and professionals in Colorado and Arizona. The company’s subsidiaries are: CoBiz Bank, which provides commercial banking services; CoBiz IM, Inc. which offers investment management and wealth planning through CoBiz Wealth; and CoBiz Insurance, Inc. which delivers employee benefits, and property and casualty insurance brokerage. As of March 31, 2018, CoBiz had total assets of $3.8 billion. CoBiz had 538 full-time equivalent employees as of December 31, 2017.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between BOK and CoBiz. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about BOK or CoBiz. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings BOK and CoBiz make with the SEC. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Terms of the Merger

Transaction Structure

BOK’s board of directors has approved and CoBiz’s board of directors has approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of CoBiz with and into Merger Sub, with Merger Sub continuing as the surviving corporation. Immediately following the merger or at such later time as BOK may determine, CoBiz Bank, a Colorado state-chartered bank and a wholly-owned subsidiary of CoBiz, will merge with and into BOKF, National Association, a national banking association and a wholly-owned subsidiary of BOK, with BOKF continuing as the surviving entity.

Before the completion of the merger, BOK may change the method or structure of effecting the combination of BOK and CoBiz, provided, that no such change may (1) alter or change the merger consideration or the number of shares of BOK common stock received by CoBiz’s shareholders in exchange for each share of CoBiz common stock, (2) adversely affect the tax treatment of CoBiz’s or BOK’s shareholders, (3) adversely affect the tax treatment of BOK or CoBiz or (4) materially impede or delay the closing of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

If the merger is completed, each share of CoBiz common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares or shares of common stock owned by CoBiz, BOK or Merger Sub), will be converted into the right to receive 0.17 shares of BOK common stock and $5.70 in cash.

BOK will not issue any fractional shares of BOK common stock in the merger. Instead, a CoBiz shareholder who otherwise would have received a fraction of a share of BOK common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying the fraction of the BOK common stock to which the holder would otherwise be entitled by the average closing sale prices of BOK common stock on NASDAQ as reported by the Wall Street Journal for the five full trading days ending on the trading day prior to the closing date of the merger.

Conversion of Shares; Exchange and Payment Procedures

At or prior to the closing, BOK will deposit or cause to be deposited with an exchange agent designated by BOK and reasonably acceptable to CoBiz, for the benefit of the holders of shares of CoBiz common stock, sufficient cash and BOK common stock to be exchanged in accordance with the merger agreement, including the payment of cash in lieu of fractional shares.

The conversion of CoBiz common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange any certificates representing shares of CoBiz common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letters of Transmittal

As promptly as practicable after the effective time of the merger, and in any event within 5 days thereafter, the exchange agent will mail to each holder of record of CoBiz common stock immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender shares of CoBiz common stock in exchange for the merger consideration and any cash in lieu of fractional shares the holder is entitled to receive under the merger agreement.

If a certificate for CoBiz common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by BOK, the posting of a bond in an amount as BOK may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of CoBiz of shares of CoBiz common stock that were issued and outstanding immediately prior to the effective time

Withholding

BOK and the exchange agent will be entitled to deduct and withhold from any cash portion of the merger consideration or any cash in lieu of fractional shares, cash dividends or distributions payable, or any other amounts otherwise payable pursuant to the merger agreement to any holder of CoBiz common stock or CoBiz equity awards the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the holder of CoBiz common stock or CoBiz equity awards from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to BOK common stock will be paid to the holder of any unsurrendered certificates of CoBiz common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of BOK common stock that the shares of CoBiz common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Background of the Merger

As part of its efforts to enhance long-term value for its shareholders, the CoBiz Board of Directors has periodically reviewed and evaluated the company’s strategic direction and business objectives. Since its founding in 1980, the CoBiz board has concluded that the best way to build long-term shareholder value has been through continued investment in the company’s franchise as an independent company.

In early March of this year, Steven Bangert, CoBiz’s Chairman and Chief Executive Officer, was approached by the chief executive officer of a larger banking organization (which we refer to as “Company A”), who indicated an interest in pursuing a business combination of CoBiz with Company A, potentially as part of a multistep process to develop a larger presence in Colorado. Mr. Bangert indicated to Company A’s chief executive officer that while the CoBiz Board of Directors was not currently considering any sale or similar business combination transaction, he would discuss Company A’s interest with the CoBiz board at an upcoming board meeting.

On March 14, 2018, Company A and CoBiz entered into a confidentiality agreement.

On March 16, 2018, Company A sent Mr. Bangert a letter outlining proposed terms for a transaction in which each share of CoBiz common stock would be exchanged for Company A common shares valued at $22.44 per CoBiz share based on Company A’s stock trading price at that time. The proposal also contemplated that Mr. Bangert would join Company A’s board at closing and also serve as chief executive officer for Company A’s Colorado operations.

On March 19, 2018, the CoBiz Board of Directors met. Representatives from BofA Merrill Lynch, CoBiz’s financial advisor, and Simpson Thacher & Bartlett LLP (which we refer to as “Simpson Thacher”) and Sherman & Howard L.L.C. (which we refer to as “Sherman & Howard”), CoBiz’s legal advisors, attended the meeting. Mr. Bangert informed the CoBiz board of his meeting with the chief executive officer of Company A and Company A’s proposal for a business combination with CoBiz. The CoBiz board reviewed and discussed Company A’s proposal as well as CoBiz’s historical financial performance and future prospects. The CoBiz board also discussed Company A’s proposal in the context of precedent bank merger transactions and the operating environment and challenges faced by regional banks. A representative of BofA Merrill Lynch then provided a financial review of a potential transaction with Company A and an overview of Company A’s past acquisitions, valuation and the evolution of its franchise. A representative of Simpson Thacher reviewed with the board its fiduciary duties. The CoBiz board then discussed in detail possible strategic alternatives to enhance long-term shareholder value for CoBiz’s shareholders, including a review of possible other acquirers that might be interested in a transaction with CoBiz as well as the potential benefits and risks of remaining independent. The review of potential acquirers included a discussion of the potential acquirers’ financial capacity to engage in a transaction and execution risk, among other factors. During this discussion, it was noted that BOK might be interested in a potential transaction with CoBiz, based on general expressions of interest over the past several years by its chief executive officer in discussing a potential business combination (which expressions of interest did not include any price terms). The board also noted that BOK had the financial resources and geographic overlap to be able to offer an attractive price with a stock that appeared to have significant long-term upside. Following these discussions, the CoBiz board determined that CoBiz’s management and advisors should continue their valuation analysis of CoBiz, and also continue exploratory discussions with Company A as well as contacting BOK to ascertain its level of interest in pursuing business combination discussions at this time.

On March 20, 2018, executives of Company A met with Mr. Bangert and other executives of CoBiz. The executives discussed their respective companies and operations. The executives also reviewed the strategic benefits of a combination.

On March 23, 2018, Mr. Bangert called Steven Bradshaw, the chief executive officer of BOK, to inquire about his interest in pursuing business combination discussions. Mr. Bradshaw indicated that expanding in Colorado was a high priority for BOK and that based on their familiarity with CoBiz and its franchise, BOK was very interested in pursuing business combination discussions. Mr. Bradshaw indicated that he would work with BOK’s management team to provide an initial proposal within the next several weeks.

On March 26, 2018, the CoBiz Board of Directors met. Representatives from BofA Merrill Lynch, Simpson Thacher and Sherman & Howard attended the meeting. The CoBiz board continued its discussion of Company A’s proposal, including a review of the potential strengths and risks of a potential transaction with Company A. Mr. Bangert reported on the results of the meeting between executives of CoBiz and Company A, noting that CoBiz’s management had concerns regarding the compatibility of the two companies’ operating models and the absence of significant synergies and cost savings.

Representatives from BofA Merrill Lynch reviewed the results of its preliminary valuation analysis of CoBiz and provided an updated transaction analysis of Company A’s proposal, both stand-alone and pro forma for possible Colorado expansion, and an analysis of the trading history of Company A’s stock and business model. Following this presentation, the CoBiz board continued its discussion of other potential merger partners, including BOK and the consideration mix BOK could propose. Additionally, the CoBiz board discussed the significant synergies and cost-savings that could potentially be realized from a transaction with BOK, and the long-term value this could create for CoBiz’s shareholders. Following this discussion, it was the consensus of the CoBiz board that of the potential merger partners BOK had the best strategic fit and was the most likely to be able to provide long-term value to CoBiz’s shareholders at relatively low risk, and that it was therefore in the best interests of CoBiz and its shareholders to pursue further business combination discussions with BOK. Following a discussion, the CoBiz board expanded the Capital Formation Committee to four members, consisting of Ms. Rhinehart and Messrs. Bangert, Rothman and Hutchinson, and delegated to the Committee the authority to oversee discussions with potential merger partners between meetings of the full CoBiz board.

On April 2, 2018, BOK submitted a preliminary indication of interest. The proposal provided for a fixed exchange ratio of 0.2185x to 0.2285x (valued at $21.63 to $22.62 per CoBiz share based on BOK’s March 29, 2018 share trading price), with the option for up to $500 million of this consideration to be payable in cash depending upon CoBiz’s objectives. The proposal also indicated that CoBiz would potentially receive representation on BOK’s board of directors.

On April 19, 2018, the Capital Formation Committee of the CoBiz Board of Directors met. Representatives from BofA Merrill Lynch, Simpson Thacher and Sherman & Howard attended the meeting. Mr. Bangert and the BofA Merrill Lynch representatives provided an update to the Committee on the value of the Company A proposal based on share trading prices of CoBiz and Company A over the past month. The Committee discussed in detail Company A’s growth over the past years, including its significant acquisitions, and the potential risks in its loan portfolio and potential share price volatility.

Representatives from BofA Merrill Lynch then reviewed with the Committee the financial aspects of BOK’s preliminary indication of interest and certain financial metrics, as well as a detailed overview of the BOK franchise. Following this presentation, the Committee discussed various strategic benefits to a transaction with BOK compared to a transaction with Company A, including the highly aligned business models and cultures of CoBiz and BOK. The Committee also noted that BOK had a strong record of delivering long-term value to its shareholders, with a total shareholder return that had consistently outperformed its peer group, and noted that its growth to date had been based primarily on internal investment and organic expansion. Following a discussion, it was the consensus of the Committee to recommend that the CoBiz board authorize management to engage in negotiations with BOK.

On April 26, 2018, the CoBiz Board of Directors met. Representatives from BofA Merrill Lynch, Simpson Thacher and Sherman & Howard attended the meeting. The CoBiz board discussed BOK’s and Company A’s proposals, including a review of the operations of both companies. Representatives from BofA Merrill Lynch reviewed the discussions that had occurred with BOK to date. The BofA Merrill Lynch representatives then provided an overview of macroeconomic issues and the implications for the banking industry in general. Following an overview of the banking landscape, the BofA Merrill Lynch representatives reviewed its preliminary valuation analysis of CoBiz and provided an updated transaction analysis of BOK’s proposal. After a full discussion, it was the consensus of the CoBiz board that the BOK proposal appeared to provide superior long-term value compared to Company A’s proposal, based on the conversion ratios and consideration mix offered as well as the more compatible operating model, greater potential synergies and cost savings, and BOK’s history of strong and consistent organic growth. The board also confirmed its earlier determination that BOK had the best strategic fit and potential for long-term shareholder value at relatively low execution risk compared to the other potential merger partners the board considered. Accordingly, the CoBiz board instructed senior management to continue pursuing discussions with BOK.

On April 30, 2018, CoBiz and BOK entered into a non-disclosure agreement. Shortly thereafter, CoBiz granted representatives of BOK access to a document data room, and from that date to June 17, 2018 BOK conducted due diligence, which included in person meetings and telephonic communications with CoBiz. During this time CoBiz also performed reverse due diligence on BOK.

On May 15, 2018, Mr. Bangert and Mr. Bradshaw spoke to discuss the status of BOK’s due diligence review of CoBiz and related matters. During this call Mr. Bradshaw reaffirmed BOK’s strategic interest in a business combination with CoBiz and reconfirmed his views of his originally proposed exchange ratio range. He also requested additional diligence materials to use in refining BOK’s valuation models.

Over the next several weeks management of CoBiz and representatives of BofA Merrill Lynch spoke with their counterparts at BOK and its financial advisors to discuss various valuation and due diligence matters, and during these conversations they emphasized the importance of BOK’s final offer being at the upper end of BOK’s initial proposal range.

On May 24, 2018, the Capital Formation Committee of the CoBiz Board of Directors held a meeting to receive an update on the discussions and due diligence review process with BOK.

On June 1, 2018, BOK sent a letter of intent to CoBiz proposing a merger of CoBiz into a subsidiary of BOK, in which each outstanding share of CoBiz common stock would be exchanged for 0.17 shares of BOK common stock and $5.70 in cash, representing a price range of $22.18 - $23.59 per share of CoBiz common stock based on the closing price of BOK common stock from March 29th (the date of BOK’s initial proposal letter) through June 1st.

Later that day, the Capital Formation Committee met. Representatives from BofA Merrill Lynch, Simpson Thacher and Sherman & Howard attended the meeting. Mr. Bangert began the meeting by providing an overview of BOK’s proposal. Representatives of BofA Merrill Lynch then provided a financial review of BOK’s proposal and various financial metrics, and noted that BOK’s proposal was at the higher end of the preliminary pricing range submitted by BOK on March 29th. After a discussion of other potential benefits and risks of a transaction with BOK, the Committee authorized senior management of CoBiz to negotiate the letter of intent with BOK with the view of presenting it to the full board for consideration in the near future.

On June 2, 2018, CoBiz provided a draft of the merger agreement prepared by Simpson Thacher to Frederic Dorwart, Lawyers, PLLC (which we refer to as “Frederic Dorwart”), BOK’s legal advisors. From that point through June 17, 2018, Simpson Thacher and Frederic Dorwart exchanged multiple revised drafts of the definitive agreement and participated in discussions and negotiations with respect to the drafts.

On June 5, 2018, the CoBiz Board of Directors met. Representatives from BofA Merrill Lynch, Simpson Thacher and Sherman & Howard attended the meeting. Mr. Bangert reviewed the terms of BOK’s proposal. Representatives of BofA Merrill Lynch then provided a financial review of BOK’s proposal and various financial metrics, including a comparison to precedent transactions. The board reviewed again the potential benefits and challenges of remaining independent, including the need for significant additional investments in technology and management resources. After a full discussion of other potential benefits and risks of a transaction with BOK, the CoBiz board instructed senior management to execute the letter of intent with BOK and continue negotiations with BOK.

Over the next several weeks Mr. Bangert and Mr. Bradshaw spoke several times to discuss, among other things, strategic and operational matters, and the managements and advisors to both companies continued discussions on due diligence and other matters.

On June 6, 2018, CoBiz provided BOK with drafts of the voting agreements to be entered into by Mr. Bangert and Mr. Rothman to Frederic Dorwart.

On June 11, 2018, the Capital Formation Committee met. Representatives of BofA Merrill Lynch, Simpson Thacher and Sherman & Howard attended the meeting. The Committee discussed the status of the transaction negotiations with BOK. The representative of Simpson Thacher reviewed the current version of the merger agreement with the board. Representatives of BofA Merrill Lynch then provided a market update of BOK’s and CoBiz’s share trading prices and ratios and reviewed certain financial metrics.

On June 15, 2018, the CoBiz Board of Directors met. Representatives of BofA Merrill Lynch, Simpson Thacher and Sherman & Howard attended the meeting. Mr. Bangert began the meeting by providing an update to the board of recent developments relating to the potential transaction with BOK. A representative of Simpson Thacher reviewed the current version of the merger agreement with the board, including the changes that had been made from the draft previously discussed. The representatives of BofA Merrill Lynch provided an update on the transaction negotiations with BOK. BofA Merrill Lynch then presented materials summarizing its financial analyses of BOK’s proposal. After a review of the BofA Merrill Lynch materials and a detailed discussion of other potential benefits and risks of a transaction with BOK, the CoBiz board determined that the proposed transaction with BOK was in the best long-term interests of CoBiz’s shareholders and approved the merger agreement and authorized management to execute the merger agreement, subject to final approval by the Capital Formation Committee and delivery of BofA Merrill Lynch’s fairness opinion.

From June 15th through June 17th management of CoBiz and BOK and their respective advisors negotiated the final terms of the merger agreement and related matters.

On June 17, 2018, the Capital Formation Committee of the CoBiz Board of Directors held a meeting to consider and approve the final terms of the proposed transaction with BOK. Representatives of BofA Merrill Lynch, Simpson Thacher and Sherman & Howard attended the meeting. A representative of Simpson Thacher reviewed the execution version of the definitive merger agreement with the Committee. Representatives of BofA Merrill Lynch then delivered its written opinion to the effect that as of June 17, 2018, and subject to the conditions, limitations and qualifications stated therein, the merger consideration provided for in the merger agreement was fair to holders of CoBiz common stock from a financial point of view. The Committee then unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and authorized management to execute and deliver the merger agreement. That evening the merger agreement and the ancillary agreements were executed by the parties.

On June 18, 2018, CoBiz and BOK issued a joint press release before the opening of stock markets in New York announcing the execution of the merger agreement.

Recommendation of the CoBiz Board of Directors and Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve merger agreement, the CoBiz Board of Directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with CoBiz management, as well as CoBiz’s financial and legal advisors, and considered a number of factors, including the following:

•	CoBiz’s board of directors’ familiarity with and review of CoBiz’s business, financial condition, results of operations and prospects, including its business plan and its potential for growth, development, productivity and profitability;

•	the review undertaken by the CoBiz Board of Directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to CoBiz, including the possibility of remaining independent;

•	its review and discussions with CoBiz’s management concerning the due diligence examination of BOK;

•	publicly available information regarding BOK’s regulatory status;

•	the similarities in culture and operating strategies of CoBiz and BOK, and the anticipated economies of scale for the combined company, including investments in technology and expanded product offerings;

•	the soundness of BOK’s business, financial condition, results of operation and asset quality;

•	the anticipated pro forma financial impact of the merger on the combined company, taking into account anticipated cost-savings and other factors, including the fact that the transaction is expected to be immediately accretive to BOK’s earnings;

•	the current and prospective environment in which CoBiz and BOK operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on CoBiz both with and without the merger;

•	BOK’s record of service to its communities as exemplified by its “Outstanding” rating on its most recent Community Reinvestment Act performance evaluation;

•	the form of merger consideration, including the cash consideration, which would ensure that a portion of the value of the merger consideration would not be subject to potential downward fluctuations in the price of BOK common stock, and the fact that most of the merger consideration would be in stock and with a fixed exchange ratio, which would allow CoBiz’s common shareholders to participate in the future performance of the combined company and the benefit of any synergies achieved;

•	the fact that the implied value of the merger consideration, based on BOK’s closing stock price as of June 15, 2018, is approximately $23.02 for each share of CoBiz common stock;

•	the expected tax treatment of the merger, taken together, as a “reorganization” for United States federal income tax purposes;

•	the size of the termination fee in relation to the overall transaction size, and the requirement that CoBiz submit the proposal to approve the merger agreement to its shareholders even if the CoBiz Board of Directors has withdrawn its recommendation in favor of such proposal;

•	the opinion of BofA Merrill Lynch, dated June 17, 2018, to CoBiz’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of CoBiz common stock of the merger consideration to be received by such holders, as more fully described below in the section entitled “Opinion of CoBiz’s Financial Advisor”;

•	the right to terminate the merger agreement if, subject to BOK’s right to make a compensating adjustment to the exchange ratio, the average daily volume-weighted closing sales prices of a share of BOK common stock during the twenty consecutive trading day period ending on the third trading day preceding the closing date is less than its pre-merger announcement price by 17.5% or more and BOK’s common stock underperforms the NASDAQ Bank Index by 17.5%;

•	the fact that the merger agreement provides that CoBiz may take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, in the event that the CoBiz Board of Directors makes a good faith determination (in accordance with the merger agreement and after consultation with CoBiz’s outside legal counsel and financial advisor) that the failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law;

•	the potential risks associated with successfully integrating CoBiz’s business, operations and workforce with those of BOK, including the costs and risks of successfully integrating the two companies;

•	the potential risk of diverting management and employee attention and resources from the operation of CoBiz’s and BOK’s respective businesses and towards the completion of the merger and the integration of the two companies;

•	that CoBiz’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described under “The Merger—Interests of CoBiz Directors and Executive Officers in the Merger”;

•	the likelihood that BOK will be able to obtain requisite regulatory approvals for the transaction on a timely basis, based on CoBiz management’s discussions with BOK; and

•	the fact that Steven Bangert, CoBiz’s Chairman and Chief Executive Officer, will become Vice-Chairman-Colorado of BOKF National Association, and will be appointed to each of the BOK and BOKF Board of Directors, which enhances the likelihood that the strategic benefits that CoBiz expects to achieve as a result of the merger will be realized.

The foregoing discussion of the information and factors considered by the CoBiz Board of Directors is not intended to be exhaustive, but includes the material factors considered by the CoBiz Board of Directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CoBiz Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CoBiz Board of Directors considered all these factors as a whole, including discussions with CoBiz’s management and CoBiz’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the CoBiz Board of Directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the CoBiz Board of Directors determined that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of CoBiz and its shareholders, and approved the merger agreement and the transactions contemplated thereby. The CoBiz Board of Directors recommends that holders of CoBiz common stock vote “FOR” the approval of the merger agreement, “FOR” the merger-related compensation proposal and “FOR” the common shareholder adjournment proposal (if necessary or appropriate).

Certain Unaudited Prospective Financial Information

Neither CoBiz nor BOK makes, as a matter of course, public disclosure of forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the inherent uncertainty of the underlying assumptions. However, CoBiz management provided BofA Merrill Lynch with certain nonpublic unaudited prospective financial information for 2018–2023 prepared by CoBiz management and BOK management provided BofA Merrill Lynch with certain nonpublic unaudited prospective financial information for 2018-2020, that was utilized by BofA Merrill Lynch for purposes of financial analyses performed in connection with its fairness opinion, as described under “—Opinion of CoBiz’s Financial Advisor” beginning on page [●]. CoBiz management also provided BOK with the same nonpublic unaudited prospective financial information for 2018 and 2019 that was prepared by CoBiz management. A summary of certain significant elements of this prospective financial information is set forth below and is included in this proxy statement/prospectus solely because such information was made available to BofA Merrill Lynch in connection with its fairness opinion and BOK in connection with their due diligence investigation of CoBiz.

The prospective financial information for CoBiz and BOK reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to CoBiz’s and BOK’s respective businesses, all of which are inherently uncertain and difficult to predict and many of which are beyond CoBiz’s and BOK’s control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by CoBiz’s and BOK’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties, including the risks and uncertainties described under “Risk Factors,” beginning on page [●], “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page [●], and in CoBiz’s Annual Report on Form 10-K for the year ended December 31, 2017 and BOK’s Annual Report on Form 10-K for the year ended December 31, 2017 and the other reports filed by each of CoBiz and BOK with the SEC that are incorporated by reference into this proxy statement/prospectus, as described under “Incorporation of Certain Documents by Reference,” beginning on page [●].

The prospective financial information for CoBiz and BOK was generally not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither CoBiz’s nor BOK’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

You are strongly cautioned not to place undue reliance on the prospective financial information set forth below. The inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that any of CoBiz, BOK or their respective affiliates, advisors or representatives considered or consider the prospective financial information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of CoBiz, BOK or their respective affiliates, advisors or representatives can give any assurance that actual results will not differ from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error or to reflect changes in general economic or industry conditions. None of CoBiz, BOK or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the projections.

In light of the foregoing, and considering that the special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, CoBiz’s shareholder are cautioned not to place unwarranted reliance on such information, and BOK and CoBiz urge all shareholders to review CoBiz’s and BOK’s most recent SEC filings for a description of CoBiz’s and BOK’s reported financial results. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference,” beginning on page [●].

The prospective financial information summarized in this section is not being included in this proxy statement/prospectus in order to induce any CoBiz shareholder to vote in favor of any of the proposals to be voted on at the special meeting.

The following table presents summary selected unaudited prospective financial information of CoBiz prepared by CoBiz’s management that was provided to BofA Merrill Lynch and, solely with respect to 2018 and 2019, BOK.

	For the Years ended December 31,
	2018	2019	2020	2021	2022	2023
Total Assets (in thousands)	$4,167,000	$4,417,000	$4,682,000	$4,963,000	$5,263,000	$5,576,000
Net Income (in thousands)	$55,400	$62,100	$66,500	$71,900	$77,900	$84,100
Return on Average Assets	1.39%	1.45%	1.46%	1.49%	1.52%	1.55%
Return on Average Tangible Common Equity	15.8%	16.2%	16.2%	16.6%	16.9%	17.3%
Earnings Per Share	$1.30	$1.44	$1.53	$1.64	$1.76	$1.88
Net Interest Margin (FTE)	4.10%	4.22%	4.23%	4.24%	4.26%	4.27%

The following table presents summary selected unaudited prospective financial information of BOK prepared by BOK’s management.

	For the Years ended December 31,
	2018	2019	2020
Total Assets (in thousands)	$33,552,000	$33,771,000	$34,114,000
Net Income (in thousands)	$436,000	$467,000	$499,000
Return on Average Assets	1.30%	1.38%	1.46%
Return on Average Tangible Common Equity	13.8%	13.8%	13.3%
Earnings Per Share	$6.67	$7.14	$7.64
Net Interest Margin (FTE)	3.13%	3.31%	3.45%

Opinion of CoBiz’s Financial Advisor

CoBiz has retained BofA Merrill Lynch to act as CoBiz’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CoBiz selected BofA Merrill Lynch to act as CoBiz’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with CoBiz and its business.

On June 15, 2018, at a meeting of CoBiz’s board of directors held to evaluate the merger, BofA Merrill Lynch delivered to CoBiz’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated June 17, 2018, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of CoBiz common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to CoBiz’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to CoBiz’s board of directors for the benefit and use of CoBiz’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to CoBiz or in which CoBiz might engage or as to the underlying business decision of CoBiz to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any other matter.

In connection with rendering its opinion, BofA Merrill Lynch has, among other things:

(i)	reviewed certain publicly available business and financial information relating to CoBiz and BOK;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of CoBiz furnished to or discussed with BofA Merrill Lynch by the management of CoBiz, including certain financial forecasts relating to CoBiz prepared by or at the direction of and approved by the management of CoBiz (which we refer to as “CoBiz management forecasts”);

(iii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of BOK furnished to or discussed with BofA Merrill Lynch by the management of BOK, including certain financial forecasts relating to BOK prepared by the management of BOK (which we refer to as “BOK management forecasts”);

(iv)	reviewed certain estimates as to the amount and timing of cost savings anticipated by the management of BOK to result from the merger (which we refer to as “cost savings”);

(v)	discussed the past and current business, operations, financial condition and prospects of CoBiz with members of senior management of CoBiz, and discussed the past and current business, operations, financial condition and prospects of BOK with members of senior managements of CoBiz and BOK;

(vi)	reviewed the potential pro forma financial impact of the merger on the future financial performance of BOK, including the potential effect on BOK’s estimated earnings per share;

(vii)	reviewed the trading histories for CoBiz common stock and BOK common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(viii)	compared certain financial and stock market information of CoBiz and BOK with similar information of other companies BofA Merrill Lynch deemed relevant;

(ix)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(x)	reviewed the relative financial contributions of CoBiz and BOK to the future financial performance of the combined company on a pro forma basis;

(xi)	reviewed a draft dated June 17, 2018, of the merger agreement; and

(xii)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of CoBiz and BOK that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the CoBiz management forecasts, BofA Merrill Lynch was advised by CoBiz, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CoBiz as to the future financial performance of CoBiz. With respect to the BOK management forecasts and cost savings, BofA Merrill Lynch was advised by BOK, and assumed, with CoBiz’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of BOK as to the future financial performance of BOK and other matters covered thereby. BofA Merrill Lynch relied, at the direction of CoBiz, on the assessments of the managements of CoBiz and BOK as to BOK’s ability to achieve the cost savings and was advised by BOK, and assumed, with the consent of CoBiz, that the cost savings will be realized in the amounts and at the times projected. BofA Merrill Lynch relied, at CoBiz’s direction, upon the assessments of the management of CoBiz as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting CoBiz and its business. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CoBiz or BOK, nor did it make any physical inspection of the properties or assets of CoBiz or BOK. BofA Merrill Lynch did not evaluate the solvency or fair value of CoBiz or BOK under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of CoBiz, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on CoBiz, BOK or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of CoBiz, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by it.

BofA Merrill Lynch expressed no opinion or view as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of CoBiz or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of CoBiz common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to CoBiz or in which CoBiz might engage or as to the underlying business decision of CoBiz to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion or view as to what the value of BOK common stock actually would be when issued or the prices at which CoBiz common stock or BOK common stock would trade at any time, including following announcement or consummation of the merger. BofA Merrill Lynch also did not express any opinion or view with respect to, and BofA Merrill Lynch relied, at the direction of CoBiz, upon the assessments of representatives of CoBiz regarding, legal, regulatory, accounting, tax and similar matters relating to CoBiz or the merger, as to which matters BofA Merrill Lynch understood that CoBiz obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any other matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch. Except as described in this summary, CoBiz imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The discussion set forth below in the section entitled “Summary of Material Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to CoBiz’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. For purposes of the financial analyses described below, the value of the merger consideration is deemed to be $23.06 per share of CoBiz common stock, calculated as the sum of (i) the cash consideration of $5.70 per share of CoBiz common stock and (ii) the implied value of the stock consideration of $17.36 per share of CoBiz common stock based on the closing per share price of BOK common stock of $102.09 on June 14, 2018 and the exchange ratio of 0.17 share of BOK common stock per share of CoBiz common stock.

Summary of Material Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for CoBiz and the following eleven U.S. west coast-based publicly traded banks and thrifts with assets between $3 billion and $10 billion, which excluded companies traded over-the-counter and pending merger targets:

•	LegacyTexas Financial Group, Inc.

•	Opus Bank

•	Southside Bancshares, Inc.

•	TriCo Bancshares

•	National Bank Holdings Corporation

•	Westamerica Bancorporation

•	Heritage Financial Corporation

•	Allegiance Bancshares, Inc.

•	Green Bancorp, Inc.

•	Veritex Holdings, Inc.

•	Heritage Commerce Corp

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on June 14, 2018, of the selected publicly traded companies as a multiple of tangible book value per share, commonly referred to as TBVPS, as of March 31, 2018, and calendar year 2018 and 2019 estimated earnings per share, commonly referred to as EPS. The overall low to high TBVPS multiples observed for selected publicly traded companies were 1.71x to 3.43x (with a median of 2.34x). The overall low to high calendar year 2018 estimated EPS multiples observed for selected publicly traded companies were 13.6x to 21.5x (with a median of 17.3x). The overall low to high calendar year 2019 estimated EPS multiples observed for selected publicly traded companies were 11.7x to 20.0x (with a median of 14.0x). BofA Merrill Lynch then applied ranges of TBVPS multiples as of March 31, 2018 and calendar year 2018 and 2019 EPS multiples of 1.99x to 2.70x, 14.7x to 19.9x and 11.9x to 16.1x, respectively, derived from the selected publicly traded companies to CoBiz’s estimated TBVPS as of March 31, 2018 and calendar year 2018 and 2019 estimated EPS.

BofA Merrill Lynch also reviewed core deposit premiums of the selected publicly traded companies, calculated as market capitalization less tangible common equity, as a percentage of core deposits (representing total deposits other than time deposits of greater than $250,000, in each case as of March 31, 2018. The overall low to high core deposit premiums observed for selected publicly traded companies were 7.5% to 33.1% (with a median of 20.6%) of core deposits. BofA Merrill Lynch then applied ranges of core deposit premiums of 17.5% to 23.7% derived from the selected publicly traded companies to CoBiz’s core deposits as of March 31, 2018.

Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of CoBiz were based on the CoBiz management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for CoBiz, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for CoBiz				Merger Consideration
TBVPS	2018E EPS	2019E EPS	Core Deposit Premium
$15.89 - $21.50	$19.13 - $25.88	$17.13 - $23.18	$21.09 - $25.73	$23.06

No company used in this analysis is identical or directly comparable to CoBiz. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which CoBiz was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following seventeen selected U.S. bank merger transactions with a value of greater than $500 million announced since January 1, 2017:

Acquiror	Target
• Independent Bank Group, Inc.	• Guaranty Bancorp
• Fifth Third Bancorp	• MB Financial, Inc.
• Cadence Bancorporation	• State Bank Financial Corporation
• CVB Financial Corporation	• Community Bank
• Pacific Premier Bancorp, Inc.	• Grandpoint Capital, Inc.
• City National Bank of Florida	• TotalBank
• Valley National Bancorp	• USAmeriBancorp Inc.
• First Financial Bancorp.	• MainSource Financial Group Inc.
• Union Bankshares Corporation	• Xenith Bankshares, Inc.
• First Horizon National Corporation	• Capital Bank Financial Corp.
• South State Corporation	• Park Sterling Corporation
• PacWest Bancorp	• CU Bancorp
• Home BancShares, Inc.	• Stonegate Bank
• Sterling Bancorp	• Astoria Financial Corporation
• IBERIABANK Corporation	• Sabadell United Bank, N.A.
• Pinnacle Financial Partners, Inc.	• BNC Bancorp
• Columbia Banking System, Inc.	• Pacific Continental Corporation

BofA Merrill Lynch reviewed per share transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s TBVPS as of March 31, 2018. The overall low to high multiples of the target companies’ TBVPS for the selected transactions were 1.56x to 3.19x (with a median of 2.41x). BofA Merrill Lynch then applied TBVPS multiples of 2.05x to 2.77x derived from the selected transactions to CoBiz’s estimated TBVPS as of March 31, 2018. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of CoBiz were based on the CoBiz management forecasts. This analysis indicated the following approximate implied per share equity value reference range for CoBiz, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for CoBiz	Merger Consideration
$16.31 - $22.07	$23.06

No company, business or transaction used in this analysis is identical or directly comparable to CoBiz or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which CoBiz and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of CoBiz to calculate the estimated present value of the capital available for distribution that CoBiz was forecasted to generate during 2018 through 2023 based on forecasts provided by CoBiz management. For purposes of calculating the terminal value, BofA Merrill Lynch utilized 2024 net income as approved by CoBiz management. BofA Merrill Lynch calculated terminal values for CoBiz by applying terminal forward multiples of (i) 12.0x to 16.0x to CoBiz’s fiscal year 2024 estimated EPS and (ii) 2.00x to 2.75x to CoBiz’s estimated TBVPS as of December 31, 2023. The capital available for distribution and terminal values were then discounted to present value as of December 31, 2018 using discount rates ranging from 8.6% to 10.8%, which were based on an estimate of CoBiz’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for CoBiz as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for CoBiz		Merger Consideration
EPS	TBVPS
$20.28 - $27.83	$18.09 - $25.22	$23.06

Other Factors.

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices of CoBiz common stock as a multiple of CoBiz’s future earnings and tangible book value, which indicated that such multiples were generally higher than the average multiples for the financial institutions comprising the KBW Regional Bank Index for the period from December 31, 2011 through June 14, 2018;

•	publicly available research analysts’ price targets for CoBiz common stock, which indicated low to high price targets for CoBiz common stock of approximately $21.00 to $24.00 per share;

•	publicly available research analysts’ price targets for BOK common stock, which indicated low to high price targets for BOK common stock of approximately $98.00 to $112.00 per share;

•	the relationship between movements in CoBiz common stock and BOK common stock during the eight-year period ended June 14, 2018, including the daily ratio of the closing price of CoBiz common stock to the closing price of BOK common stock during such period, and the average of this ratio calculated over various periods ended June 14, 2018;

•	the relative stock price performance of CoBiz common stock, BOK common stock, the median of common stock of the eleven selected publicly traded peers companies and the KBW Regional Bank Index for the period from BOK’s offer on March 29, 2018 through June 14, 2018; and

•	the potential pro forma financial effect of the merger on (i) BOK’s estimated EPS for calendar year 2020, after giving effect to potential strategic and operational benefits anticipated to result from the merger, (ii) BOK’s TBVPS, and (iii) BOK’s capital ratios.

Miscellaneous.

As noted above, the discussion set forth above in the sections entitled “Summary of Material Financial Analyses” is a summary of the material financial analyses presented by BofA Merrill Lynch to CoBiz’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of CoBiz and BOK. The estimates of the future performance of CoBiz and BOK in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to the holders of CoBiz common stock of the merger consideration to be received by such holders and were provided to CoBiz’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of CoBiz or BOK.

The type and amount of consideration payable in the merger was determined through negotiations between CoBiz and BOK, rather than by any financial advisor, and was approved by CoBiz’s board of directors. The decision to enter into the merger agreement was solely that of CoBiz’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by CoBiz’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of CoBiz’s board of directors or management with respect to the merger or the merger consideration.

CoBiz has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $9.8 million, $1 million of which was payable upon delivery of its opinion and the remaining portion of which is contingent upon consummation of the merger.    CoBiz also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of CoBiz, BOK and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to CoBiz and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain derivatives trading services to CoBiz. From June 1, 2016 through May 31, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from CoBiz of less than $1 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to BOK and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint book-running manager and underwriter on a debt offering for BOK, (ii) having acted or acting as lender or under certain leasing and other credit facilities for BOK, (iii) having provided or providing certain treasury management services and products to BOK and (iv) having provided or providing certain derivatives trading services to BOK. From June 1, 2016 through May 31, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from BOK of approximately $5 million for investment and corporate banking services.

BOK’s Board of Directors’ Reasons for the Merger

BOK reasons for entering into the merger agreement include the opportunity to:

•	Enhance its existing presence in the attractive Colorado and Arizona markets;

•	Catalyze revenue growth by providing CoBiz customers a more robust product offering, including treasury management, wealth management, and private banking products and services, as well as a higher lending limit; and

•	Drive material earnings accretion and improve return on capital and return on assets for shareholders.

The Executive Committee, acting with full authority of the Board of Directors, unanimously approved the merger agreement after executive management discussed the above as well as the terms of the merger agreement, CoBiz employees and management teams, results of due diligence, reputation of CoBiz, assets, liabilities, results of operations and risk factors. In view of the variety of factors considered in connection with the evaluation of the merger, the Executive Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. The Executive Committee based its position on all the information and factors presented to and considered by it. In addition, individual directors may have given differing weights to different factors.

This explanation of the Executive Committee’s reasoning and all other information in this section is forward-looking and therefore should be read in conjunction with the factors discussed under the heading “Information Regarding Forward Looking Statements” beginning on page [●]. The members of the Executive Committee include the Chairman of the Board, the Chief Executive Officer and the Chairpersons of each of the committees of the Board of Directors.

Management and Board of Directors of BOK After the Merger

Pursuant to the merger agreement, BOK has agreed to appoint to its and BOKF, National Association’s Boards of Directors, at or prior to the effective time of the merger, Steven Bangert or, if Mr. Bangert is unable to be appointed, such other member of the Board of Directors of CoBiz mutually agreed upon by CoBiz and BOK. BOK agreed to include Mr. Bangert in the slate of directors at the annual meeting of BOK’s stockholders to occur after the effective time of the merger. Information regarding current directors of BOK and CoBiz, including biographical information, compensation and stock ownership, can be found in each of BOK’s and CoBiz’s proxy statements for their respective 2018 annual meetings of shareholders, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Interests of CoBiz Directors and Executive Officers in the Merger

In considering the recommendation of CoBiz’s board of directors with respect to the merger, CoBiz’s shareholders should be aware that the directors and executive officers of CoBiz have certain interests in the merger that may be different from, or in addition to, the interests of CoBiz’s shareholders generally. CoBiz’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that CoBiz’s shareholders vote to approve the merger proposal. These interests are described in further detail below.

Conversion of Shares of CoBiz Common Stock Held by Directors and Officers of CoBiz Pursuant to the Merger

As a group, the CoBiz directors and executive officers beneficially owned, as of June 30, 2018, an aggregate of approximately 3,509,780 shares of CoBiz common stock. At the effective time of the merger, each share of CoBiz common stock held by the directors and executive officers that is issued and outstanding immediately prior to the effective time of the merger will, like all other shares of CoBiz common stock, be converted into the right to receive (i) 0.17 shares of BOK common stock, and (ii) $5.70 in cash, for each share of CoBiz common stock. Dispositions of shares of CoBiz common stock, if any, prior to the closing of the merger will change the number of shares of BOK common stock and cash the directors and executive officers of CoBiz will receive in respect of their shares of CoBiz common stock upon the closing of the merger.

The following table sets forth the total number of shares of CoBiz common stock beneficially owned by each CoBiz executive officer and director, as of June 30, 2018.

Name	Shares of CoBiz Common Stock Beneficially Owned (#)
Executive Officers
Steven Bangert	1,467,892
Lyne B. Andrich	106,527
Richard J. Dalton	60,794
Troy R. Dumlao	18,627
Susan L. Hermann	17,045
Christopher S. Huss	30,368
Robert B. Ostertag	56,305
David E. Pass, Jr.	13,568
Jeremy Lindner	17,421

Non-Employee Directors
Michael G. Hutchinson	299
Angela M. MacPhee	3,715
Joel R. Montbriand	11,715
Jonathan P. Pinkus	3,548
Mary K. Rhinehart	10,575
Noel N. Rothman	1,656,924
Terrance M. Scanlan	1,548
Bruce H. Schroffel	12,957
Mary Beth Vitale	11,715
Marc S. Wallace	2,632
Willis T. Wiedel	5,605

Conversion of CoBiz Stock Options

The CoBiz executive officers held, as of June 30, 2018, options to acquire 1,250 shares of CoBiz common stock, at a weighted average exercise price of $11.68. The CoBiz non-employee directors held, as of June 30, 2018, options to acquire 30,183 shares of CoBiz common stock, at a weighted average exercise price of $10.63.

At the effective time of the merger, each outstanding option to acquire shares of CoBiz common stock held by executive officers and directors will vest (to the extent unvested) and be cancelled and converted automatically into the right to receive the merger consideration with respect to a number of shares of CoBiz common stock equal to (x) the product of (A) the number of shares of CoBiz common stock subject to such stock option multiplied by (B) the excess, if any, of (i) the sum of the per share stock consideration and the per share cash consideration over (ii) the exercise price per share, divided by (y) the sum of the per share stock consideration and the per share cash consideration. The “per share stock consideration” means the exchange ratio of 0.17 times the average of the closing-sale prices of BOK common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger. The “per share cash consideration” means $5.70 in cash. Any stock option that has an exercise price per share that is greater than or equal to the sum of the per share stock consideration plus the per share cash consideration will be cancelled in exchange for no consideration.

CoBiz may take actions during the 2018 calendar year to accelerate the vesting and settlement of the stock options to a date no later than December 31, 2018 in order to mitigate the impact of Sections 280G and 4999 of the Code, subject to approval of BOK.

The following table sets forth the number and weighted average exercise price of the vested and unvested stock options held by each executive officer and director of CoBiz, as of June 30, 2018.

	CoBiz Stock Options
Name	Vested (#)	Unvested (#)	Weighted Average Exercise Price ($)
Executive Officers
Steven Bangert	—	—	—
Lyne B. Andrich	150	—	8.69
Richard J. Dalton	—	—	—
Troy R. Dumlao	—	—	—
Susan L. Hermann	100	—	6.00
Christopher S. Huss	—	—	—
Robert B. Ostertag	—	—	—
David E. Pass, Jr.	—	—	—
Jeremy Lindner	334	666	12.70

Non-Employee Directors
Michael G. Hutchinson	—	—	—
Angela M. MacPhee	3,000	—	11.52
Joel R. Montbriand	4,000	—	10.22
Jonathan P. Pinkus	2,833	—	12.27
Mary K. Rhinehart	4,000	—	10.22
Noel N. Rothman	—	—	—
Terrance M. Scanlan	833	—	14.59
Bruce H. Schroffel	4,600	—	9.70
Mary Beth Vitale	5,000	—	9.50
Marc S. Wallace	1,917	—	12.85
Willis T. Wiedel	4,000	—	10.22

Conversion of CoBiz Restricted Stock Awards

The executive officers held, as of June 30, 2018, 110,794 restricted stock awards.

At the effective time of the merger, each outstanding restricted stock award will vest (to the extent unvested) and be cancelled and converted automatically into the right to receive merger consideration with respect to the number of shares of CoBiz common stock subject to such restricted stock award. CoBiz may take actions during the 2018 calendar year to accelerate the vesting and settlement of the restricted stock awards to a date no later than December 31, 2018 in order to mitigate the impact of Sections 280G and 4999 of the Code, subject to approval of BOK.

The following table sets forth the total number of restricted stock awards held by each executive officer and director of CoBiz, as of June 30, 2018.

Name	Shares of Restricted Stock (#)
Executive Officers
Steven Bangert	40,314
Lyne B. Andrich	16,905
Richard J. Dalton	5,940
Troy R. Dumlao	5,034
Susan L. Hermann	4,316
Christopher S. Huss	6,001
Robert B. Ostertag	13,421
David E. Pass, Jr.	4,419
Jeremy Lindner	14,444

Cash-Based Retention Programs

Under the merger agreement, CoBiz may establish a cash-based retention program for its employees (including the executive officers) to promote retention and incentivize efforts to consummate the closing, payable immediately prior to the effective time of the merger or upon an earlier qualifying termination of employment. Allocations of amounts under the closing date retention program are to be determined by CoBiz’s chief executive officer (or his designees), subject to the approval of BOK. If a retention award or portion thereof is forfeited by a participant prior to the closing date, CoBiz’s chief executive officer (or his designees) may reallocate the retention award (or unpaid portion thereof) to existing employees or new hires of CoBiz, subject to approval of BOK.

Under the merger agreement, CoBiz may also establish a cash-based retention program for its employees (including the executive officers) to promote retention and incentivize efforts through the CoBiz Bank conversion date. Participants (which may include the executive officers) and amounts under the conversion date retention program are to be mutually agreed between CoBiz and BOK.

Annual Bonus

Under the merger agreement, BOK is required to honor the bonus plans or arrangements in place for continuing CoBiz employees for the fiscal year in which closing occurs. To the extent closing occurs prior to the payment of bonuses in respect of any fiscal year of CoBiz, BOK will pay the annual bonuses to such employees in respect of such fiscal year in the ordinary course and based on actual performance through the end of the fiscal year (with any subjective performance criteria deemed achieved at 100% of target levels), subject to continued employment through the bonus payment date; provided that (i) if a continuing CoBiz employee is terminated without cause following the end of the fiscal year but prior to the bonus payment date, the employee is entitled to receive the full annual bonus amount, payable on the employee’s termination date and (ii) if a CoBiz employee is terminated immediately prior to closing or a continuing CoBiz employee is terminated prior to the end of the fiscal year in which closing occurs, the employee will be entitled to receive the annual bonus, prorated through the employee’s termination date, which bonus will be based on actual performance through the termination date (with any subjective performance criteria deemed achieved at 100% of target levels), payable on the termination date. All annual bonuses payable pursuant to the above will be payable in full in cash, including with respect to any portion of the bonus that would otherwise be payable in equity-based awards.

In addition, CoBiz may take actions during the 2018 calendar year to accelerate all or a portion of the bonus for the 2018 fiscal year to a date no later than December 31, 2018 in order to mitigate the impact of Sections 280G and 4999 of the Code, subject to the approval of BOK.

Employment Agreements

CoBiz is party to employment agreements with each of its executive officers, which provide severance benefits upon a qualifying termination of employment. All such severance benefits are subject to the executive officer’s execution of a release of all claims against CoBiz and its affiliates.

If the employment of Messrs. Bangert, Dalton, Ostertag, or Pass or Ms. Andrich were terminated by the executive for any reason or by CoBiz without cause, in each case, within two years following a change in control of CoBiz (such as the merger), the executive officer would be entitled to the following:

•	Basic Compensation Continuation. A cash severance payment equal to the product of (a) the executive’s annual basic compensation plus the higher of (x) the executive’s discretionary annual bonus for the previous calendar year or (y) the average of the executive’s discretionary bonus for the previous three calendar years multiplied by (b) the severance multiplier, in each case payable in 12 equal monthly payments. The severance multiplier is 2.99 in the case of Mr. Bangert, 2.00 in the case of Messrs. Ostertag and Pass and Ms. Andrich, and 1.99 in the case of Mr. Dalton.

•	Health Insurance. Reimbursement for an amount equal to monthly COBRA premiums for continued coverage under CoBiz’s health insurance plans, less the amount the executive officer would have paid for coverage as an employee, for 12 months following the date of termination. For other benefit plans provided to the executive officer, CoBiz will pay in cash the amount that would have been paid or contributed to each such plan for the executive officer’s benefit had termination not occurred (excluding automobile and club dues, which benefits end upon termination).

•	Retirement Plans. For 12 months following the date of termination, CoBiz will pay the executive officer in cash the amount that it would have paid or contributed to each retirement plan for the executive officer’s benefit during the 12 month period following the date of termination.

•	Excise Tax Gross-Up. If any excise tax is imposed under Section 4999 of the Code or any successor provision, CoBiz shall indemnify and hold the executive officer harmless against all such excise taxes and any interest, penalties or costs with respect thereto.

If the employment of Messrs. Dumlao, Huss or Linder or Ms. Hermann is terminated without cause or for good reason within six months (12 months for Mr. Dumlao) following a change in control of CoBiz (such as the merger), the executive officer would be entitled to the following:

•	Severance Payment. A cash severance payment equal to (i) the executive officer’s base compensation for a period of 12 months plus (ii) if the executive officer (other than Mr. Dumlao) received a bonus in respect of the last full fiscal year prior to the date of termination, an amount equal to the average of the bonuses paid to the executive officer in respect of each year in the three-year period ending with such last full fiscal year (or such fewer fiscal years in which the executive officer has been employed). For Mr. Dumlao, such bonus amount shall be equal to the greater of (x) such average bonus or (y) the bonus paid to Mr. Dumlao for the last full fiscal year.

•	Health Insurance. CoBiz will pay, or reimburse the executive officer for, the portion of COBRA continuation coverage premiums for the executive officer and his or her covered dependents that would result in the executive officer’s portion of such COBRA continuation coverage premiums being equal to the premiums being paid by active employees of CoBiz for the same coverage for up to six months (12 months for Mr. Dumlao) following the date of termination.

For an estimate of the amounts that would become payable to CoBiz’s named executive officers under their employment agreements if each experienced a qualifying termination of employment immediately following the effective time of the merger, see “—Quantification of Potential Payments to CoBiz’s Named Executive Officers in Connection with the Merger” below. CoBiz estimates that the value of the compensation and benefits that would become payable to its four other executive officers under their change of control employment agreements if the effective time of the merger were June 30, 2018 and each experienced a severance-qualifying termination of employment immediately thereafter is $1.9 million in the aggregate.

Post-Closing Roles

Under the merger agreement, at or prior to the effective time of the merger, Mr. Bangert, or if Mr. Bangert is unable to be appointed, such other person mutually agreed upon by CoBiz and BOK, will be appointed to the board of directors of BOK and BOKF, National Association.

In addition, Mr. Bangert has been offered the role of Vice Chairman – Colorado of BOKF NA following the effective time of the merger. Mr. Bangert has entered into an employment agreement, which is effective upon and subject to the closing of the merger, with BOKF NA, a wholly owned subsidiary of BOK, CoBiz Bank, a wholly owned subsidiary of CoBiz, and for certain limited purposes, CoBiz. Pursuant to the employment agreement, Mr. Bangert will serve as Vice Chairman – Colorado of BOKF NA following the effective time of the merger. The employment agreement has an initial two-year term. During Mr. Bangert’s employment and for two years thereafter, he will be subject to certain customary non-solicitation and non-competition covenants. The employment agreement provides Mr. Bangert with an annual base salary of $50,000. Mr. Bangert will also receive a bonus payment within 3 days following the effective time of the merger equal to the payment he would have received under his prior employment agreement had he timely terminated such agreement within 24 months following a change in control as described above. In the event that Mr. Bangert is terminated without cause or is constructively discharged, Mr. Bangert is entitled to severance equal to the standard severance pay for senior banking employees at BOK plus a lump sum payment equal to his then annual salary.    Following the effective time of the merger, Mr. Bangert’s prior employment agreement shall be terminated and of no further force or effect.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that from and after the effective time of the merger, BOK will indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of CoBiz and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of CoBiz or its subsidiaries, and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time of the merger, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such person is not entitled to indemnification. In addition, for a period of six years from the effective time, BOK will maintain a liability insurance policy for the benefit of certain persons, including CoBiz’s directors and executive officers.

Quantification of Potential Payments to CoBiz’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of CoBiz’s named executive officers (as identified in accordance with SEC regulations) that is based on or otherwise relates to the merger and assumes, among other things, that CoBiz’s named executive officers will incur a severance-qualifying termination of employment immediately following the effective time of the merger. For additional details regarding the terms of the payments described below, see the discussion under the caption “The Merger—Interests of CoBiz’s Directors and Executive Officers in the Merger.”

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating such amounts, we have assumed:

•	June 30, 2018 as the closing date of the merger; and

•	a severance-qualifying termination of each named executive officer’s employment immediately following the effective time of the merger.

Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Named Executive Officers
Steven Bangert	3,641,560	886,102	33,975	4,561,637
Lyne B. Andrich	1,420,559	371,572	18,931	1,811,061
Richard J. Dalton	1,032,243	130,561	33,980	1,196,783
Robert B. Ostertag	1,033,049	294,994	29,579	1,357,621
David Pass	685,788	97,130	33,934	816,852

(1)	Cash. As described above, the cash amount payable to the named executive officers consists of the following components:

(a)	For Messrs. Bangert, Dalton, Ostertag and Pass and Ms. Andrich, a cash severance amount equal to the product of (a) the named executive officer’s annual basic compensation plus the higher of (x) the named executive officer’s discretionary annual bonus for the previous calendar year or (y) the average of the named executive officer’s discretionary bonus for the previous three calendar years multiplied by (b) the severance multiplier, which severance is payable under the employment agreements in 12 equal monthly payments. The severance multiplier is 2.99 in the case of Mr. Bangert, 2.00 in the case of Mr. Ostertag, Mr. Pass and Ms. Andrich and 1.99 in the case of Mr. Dalton. If any excise tax is imposed under Section 4999 of the Code, Messrs. Bangert, Dalton, Ostertag and Pass and Ms. Andrich are also entitled to be indemnified and held harmless against all such excise taxes and any interest, penalties or costs with respect thereto. In addition, for Mr. Bangert, a cash severance amount equal to the standard severance pay for senior banking employees at BOK plus a lump sum payment of $50,000.

Except for the cash severance payments payable to Mr. Bangert under his current employment agreement, the cash severance payments are “double-trigger” (i.e., it is contingent upon a qualifying termination of employment following the effective time of the merger). Under the employment agreements, Messrs. Dalton, Ostertag and Pass and Ms. Andrich may terminate his or her employment within 24 months after a change in control for any reason and be entitled to receive the cash severance payments. Under the employment agreement for Mr. Bangert effective upon and subject to the closing of the merger (as described above), Mr. Bangert is entitled to the severance under his current employment agreement as a bonus payment within 3 days following the effective time of the merger and his severance under the new employment agreement is contingent upon a qualifying termination of employment following the effective time of the merger.

Name	Severance Payment ($)
Named Executive Officers
Steven Bangert	4,561,637
Lyne B. Andrich	1,811,061
Richard J. Dalton	1,196,783
Robert B. Ostertag	1,357,621
David Pass	816,852

(2)	Equity. As described above, at the effective time of the merger, each outstanding CoBiz stock option will become vested (to the extent unvested) and be cancelled and converted into the right to receive the merger consideration with respect to the number of shares of CoBiz common stock based on (x) the number of shares of CoBiz common stock subject to such stock option multiplied by (y) the merger consideration less the applicable exercise price. As of the effective time of the merger, each outstanding restricted stock award will vest (to the extent unvested) and be cancelled and converted into the right to receive merger consideration. This table assumes a price per share of CoBiz common stock of $21.98 (the average closing price of shares of CoBiz’s common stock on the five business days following the first public announcement of the merger). Set forth are the values of each type of unvested CoBiz equity award held by the named executive officers that would become vested upon the effective time of the merger. These amounts are “single-trigger” (i.e., payable automatically in connection with the effective time of the merger, without regard to a qualifying termination of employment).

Name	Stock Options ($)	Restricted Stock ($)
Named Executive Officers
Steven Bangert	—	886,102
Lyne B. Andrich	—	371,572
Richard J. Dalton	—	130,561
Robert B. Ostertag	—	294,994
David Pass	—	97,130

(3)	Benefits. As described above, the employment agreements provide for (i) reimbursement of an amount equal to monthly COBRA payments for continued coverage under health insurance plans, less the amount the executive officer would have paid for coverage as an employee, for 12 months following the date of termination and (ii) payment in cash of the amount that would have been contributed by CoBiz for other benefit plans, including retirement plans, had termination not occurred during the 12 month period following the date of termination. These amounts are “double-trigger”.

Dividends/Distributions

From and after the date of the merger agreement, June 17, 2018, CoBiz may not, and may not permit its subsidiaries to, without the prior written consent of BOK, make any dividend payments or distributions other than (i) regular quarterly cash dividends by CoBiz at a rate not in excess of $0.10 per share of CoBiz common stock, and (ii) dividends paid by any of CoBiz’s subsidiaries to CoBiz or any of CoBiz’s wholly owned subsidiaries.

The merger agreement provides that BOK and CoBiz must coordinate with one another with respect to the declaration of dividends in respect of BOK common stock and CoBiz common stock, and the record dates and payment dates with respect thereto, with the intention that the holders of CoBiz common stock should not receive two dividends, or fail to receive a dividend, in any quarter with respect to their shares of CoBiz common stock and any BOK common stock they receive in exchange therefor in the merger.

After the effective time, no dividends or other distributions declared or made with respect to BOK common stock, will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of CoBiz common stock until such holder properly surrenders such shares. See “ —Conversion of Shares; Exchange and Payment Procedures” beginning on page [●].

Material U.S. Federal Income Tax Consequences of the Merger

For purposes of this discussion, a U.S. holder is a beneficial owner of CoBiz stock who for United States federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds CoBiz stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding CoBiz stock, you should consult your tax advisor.

This discussion addresses only those CoBiz shareholders that hold their CoBiz stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular CoBiz shareholders in light of their individual circumstances or to CoBiz shareholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities and investors in such entities;

•	insurance companies;

•	tax-exempt organizations;

•	real estate investment trusts;

•	regulated investment companies;

•	mutual funds;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold CoBiz stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	U.S. expatriates or former citizens or residents of the United States,

•	U.S. holders whose functional currency is not the U.S. dollar,

•	persons who are not U.S. holders; and

•	shareholders who acquired their shares of CoBiz stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan, individual retirement accounts or other tax-deferred accounts.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

BOK and CoBiz have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of BOK to complete the merger is conditioned upon the receipt at closing of an opinion from Frederic Dorwart, Lawyers PLLC, counsel to BOK, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by BOK and CoBiz. The obligation of CoBiz to complete the merger is conditioned upon the receipt at closing of an opinion from Simpson Thacher & Bartlett LLP, counsel to CoBiz, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by BOK and CoBiz. Neither of these opinions is binding on the Internal Revenue Service or the courts. BOK and CoBiz have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Accordingly, each CoBiz shareholder should consult its tax advisor with respect to the particular tax consequence of the merger to such holder.

Tax Consequences of the Merger Generally to Holders of CoBiz Stock.

If the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences for CoBiz shareholders who receive shares of BOK common stock and cash in exchange for shares of CoBiz common stock pursuant to the merger are as follows:

•	gain (but not loss) will be recognized in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the shares of BOK common stock and cash (other than cash received instead of a fractional share of BOK common stock) received by a holder of CoBiz common stock exceeds such holder’s tax basis in its CoBiz common stock, and (2) the amount of cash received by such holder of CoBiz common stock (except with respect to any cash received instead of fractional interests in shares of BOK common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of BOK Common Stock” below);

•

the aggregate basis of the shares of BOK common stock received in the merger will be the same as the aggregate basis of the CoBiz common stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received instead of fractional interests in shares of BOK common stock), decreased by any basis attributable to fractional interests in shares of BOK common stock for which cash is received, and increased by the amount of any gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional interests in shares of BOK common stock for which cash is received); and

•	the holding period of shares of BOK common stock received in exchange for shares of CoBiz common stock will include the holding period of the CoBiz common stock for which it is exchanged.

If holders of CoBiz stock acquired different blocks of CoBiz stock at different times or at different prices, any gain will be determined separately with respect to each block of CoBiz stock and such holders’ basis and holding period in their shares of BOK common stock will be determined by reference to each block of CoBiz stock.

Gain that holders of CoBiz common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their CoBiz common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of CoBiz common stock is generally taxed at preferential rates. All or part of the gain that a particular U.S. holder of CoBiz common stock recognizes could be treated as dividend income rather than capital gain if (i) such U.S. holder is a significant shareholder of BOK or (ii) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in BOK after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of BOK common stock rather than a combination of cash and shares of BOK common stock in the merger. This could happen, for example, because of ownership of additional shares of BOK common stock by such holder, ownership of shares of BOK common stock by a person related to such holder or a share repurchase by BOK from other holders of shares of BOK common stock. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of CoBiz common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of BOK Stock.

A holder of CoBiz common stock who receives cash instead of a fractional share of BOK common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of BOK common stock for cash. As a result, a holder of CoBiz common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.

Payments of cash to a holder of CoBiz common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to BOK and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

A holder of CoBiz stock who receives BOK stock as a result of the merger will be required to retain records pertaining to the merger. Each holder of CoBiz stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives BOK stock in the merger will be required to file a statement with such

U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis (determined immediately prior to the exchange) in the CoBiz stock surrendered and the fair market value (determined immediately prior to the exchange) of the CoBiz stock that is exchanged by such significant holder. A “significant holder” is a holder of CoBiz stock who, immediately before the merger, owned at least 5% of the outstanding stock of CoBiz or securities of CoBiz with a basis for federal income taxes of at least $1.0 million.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger and does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Regulatory Approvals Required for the Merger

Before BOK and BOKF Bank may complete the merger and the bank merger, they must obtain regulatory approval from federal banking regulators, as summarized below. BOK and Cobiz have agreed to use, and cause their applicable subsidiaries to use, reasonable best efforts to obtain the regulatory approvals necessary or advisable to complete the merger and bank merger.

Board of Governors of the Federal Reserve System

Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the BHC Act. In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve Board reviews certain factors, including: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the bank holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and levels of indebtedness), (3) the convenience and needs of the communities to be served, (4) the effectiveness of the companies in combatting money laundering, and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system.

The Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (which we refer to as the “CRA”). In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (which we refer to as the Riegle-Neal Act), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

Furthermore, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the application to the Federal Reserve Board, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

Office of the Comptroller of the Currency

In order to consummate the merger of CoBiz Bank with and into BOKF Bank, BOKF Bank must receive the approval of the OCC under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”). In considering the approval of an application under the Bank Merger Act, the OCC reviews certain factors, including: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (3) the convenience and needs of the communities to be served, (4) the depository institutions’ effectiveness in combating money-laundering activities and (5) the risk to the stability of the United States banking and financial system.

The OCC also reviews the records of performance of the relevant insured depository institutions under the CRA. In addition, in connection with an interstate bank merger transaction, the OCC considers certain additional factors under the Riegle-Neal Act, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the closing of the transaction.

Furthermore, the Bank Merger Act and OCC regulations require published notice of, and the opportunity for public comment on, the application to the OCC, and authorize the OCC to hold a public hearing or meeting if the OCC determines that a hearing or meeting would be appropriate. The OCC takes into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the OCC frequently receives protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the OCC.

Department of Justice

In addition to the Federal Reserve Board and the OCC, the Department of Justice (which we refer to as the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal banking agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal banking agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

BOK and CoBiz believe that the merger and bank merger should not raise substantial antitrust or other significant regulatory concerns and that BOK will be able to obtain all requisite regulatory approvals in a timely manner. However, there can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, as to the timing of any such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be likely to have a material adverse effect on BOK and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.

Stock Exchange Listings

Following the merger, the shares of BOK common stock will continue to trade on NASDAQ under the symbol “BOKF.”

Delisting and Deregistration of CoBiz Common Stock after the Merger

When the merger is completed, the shares of CoBiz common stock currently listed on NASDAQ will be delisted from NASDAQ and will be deregistered under the Exchange Act.

RESALE OF BOK COMMON SHARES

All shares of BOK common stock received by CoBiz shareholders in the merger, will be freely tradable for purposes of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”) and the Exchange Act, except for shares of BOK common stock received by any CoBiz shareholder who becomes an “affiliate” of BOK after completion of the merger. This proxy statement/prospectus does not cover resales of shares of BOK common stock received by any person upon completion of the merger, as applicable, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale. At or promptly following the closing of the merger, BOK expects to take the necessary steps to delist the CoBiz common stock from NASDAQ and terminate CoBiz’s registration and reporting obligations with the SEC, so that CoBiz common stock will no longer trade on NASDAQ or any other securities exchange and CoBiz will no longer file reports or other public disclosure with the SEC under the Exchange Act.

VOTING AGREEMENTS

The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the voting agreements, copies of which are attached as Annexes B-1 and B-2 to this proxy statement/prospectus and are incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. You are encouraged to read the voting agreements carefully and in their entirety.

In connection with the execution of the merger agreement, and as a condition to BOK’s willingness to enter into the merger agreement, each of Steven Bangert and Noel N. Rothman entered into voting agreements with BOK. As of [●], Mr. Bangert and Mr. Rothman beneficially owned in the aggregate [●] shares of CoBiz common stock (representing approximately [●]% of the outstanding shares of CoBiz common stock). The foregoing shares are referred to as the existing shares, and together with any shares of CoBiz common stock or other capital stock of CoBiz of which Mr. Bangert or Mr. Rothman acquires beneficial ownership on or after the date thereof, are referred to as the subject shares.

Voting

At the CoBiz special meeting and any other meeting or in any written consent of CoBiz shareholders called in relation to any of the following matters, Mr. Bangert and Mr. Rothman has each agreed to be appear at such meeting or otherwise cause all of their respective subject shares to be counted as present and vote or cause to be voted all of their shares as follows:

(A)	in favor of the approval of the merger agreement and the other transactions contemplated thereby;

(B)	in favor of any proposal to adjourn or postpone the CoBiz meeting to a later date if there are not sufficient votes to approve the merger agreement and the other transactions contemplated by the merger agreement;

(C)	against any acquisition proposal (as hereinafter defined); and

(D)	against any other action or agreement that would reasonably be expected to prevent, materially impair or materially delay the closing of the merger.

Prohibition on Transfers

Until the termination of the voting agreement, Mr. Bangert and Mr. Rothman will each not, directly or indirectly:

•	sell (including short sales), transfer, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of, enter into a “put equivalent position” (as defined in Rule 16a-1(h) under the exchange act) or otherwise transfer or dispose of (including by operation of law) any of the subject shares (which we refer to collectively as a “transfer”); or

•	enter into any agreement, arrangement or undertaking with respect to any transfer of the subject shares, other than to an affiliate who agrees in writing to comply with all the provisions of the voting agreement.

Under the terms of the voting agreement, any transfer of the subject shares without BOK’s consent is void.

Termination

The voting agreement will terminate automatically upon the earlier of the effective time of the merger and the termination of the merger agreement.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about BOK or CoBiz. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings BOK and CoBiz make with the SEC, as described in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Effects of the Merger; Merger Consideration

BOK’s board of directors has approved and CoBiz’s board of directors has approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of CoBiz with and into Merger Sub, with Merger Sub continuing as the surviving corporation. Immediately following the merger or at such later time as BOK may determine, CoBiz Bank, a Colorado state-chartered bank and a wholly-owned subsidiary of CoBiz, will merge with and into BOKF, National Association, a national banking association and a wholly-owned subsidiary of BOK, with BOKF continuing as the surviving entity.

Before the completion of the merger, BOK may change the method or structure of effecting the combination of BOK and CoBiz, provided, that no such change may (1) alter or change the merger consideration or the number of shares of BOK common stock received by CoBiz’s shareholders in exchange for each share of CoBiz common stock, (2) adversely affect the tax treatment of CoBiz’s or BOK’s shareholders, (3) adversely affect the tax treatment of BOK or CoBiz or (4) materially impede or delay the closing of the transactions contemplated by the merger agreement in a timely manner.

If the merger is completed, each share of CoBiz common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares or shares of common stock owned by CoBiz, BOK or Merger Sub), will be converted into the right to receive 0.17 shares of BOK common stock and $5.70 in cash.

BOK will not issue any fractional shares of BOK common stock in the merger. Instead, a CoBiz shareholder who otherwise would have received a fraction of a share of BOK common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying the fraction of the BOK common stock to which the holder would otherwise be entitled by the average closing sale prices of BOK common stock on NASDAQ as reported by the Wall Street Journal for the five full trading days ending on the trading day prior to the closing date of the merger.

Closing and Effective Time of the Merger

Unless the parties otherwise mutually agree, the closing of the merger will occur no later than three business days after the satisfaction or waiver of all the closing conditions, including the receipt of all required regulatory approvals, shareholder approval and after the expiration of all regulatory waiting periods. See “The Merger Agreement—Conditions to the Merger” beginning on page [●] for a more complete description of the conditions that must be satisfied prior to closing.

On the closing date, the surviving corporation will effect the merger legally by filing a statement of merger with the Secretary of State of the State of Colorado and a certificate of merger with the Secretary of State of the State of Oklahoma. The merger will become effective at such time as is specified in such statement of merger and certificate of merger. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time.”

As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective in the fourth quarter of 2018. However, there can be no assurance as to when or if the merger will occur.

If the merger has not been consummated on or before June 17, 2019, the merger agreement may be terminated by either BOK or CoBiz, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement. See the section below entitled “The Merger Agreement—Termination; Termination Fee” beginning on page [●].

Conversion of Shares and Exchange of Certificates

The conversion of CoBiz common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange any certificates representing shares of CoBiz common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As promptly as practicable after the effective time of the merger, and in any event within 5 days thereafter, the exchange agent will mail to each holder of record of CoBiz common stock immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender shares of CoBiz common stock in exchange for the merger consideration and any cash in lieu of fractional shares the holder is entitled to receive under the merger agreement.

If a certificate for CoBiz common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by BOK, the posting of a bond in an amount as BOK may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of CoBiz of shares of CoBiz common stock that were issued and outstanding immediately prior to the effective time.

Withholding

BOK and the exchange agent will be entitled to deduct and withhold from any cash portion of the merger consideration or any cash in lieu of fractional shares, cash dividends or distributions payable, or any other amounts otherwise payable pursuant to the merger agreement to any holder of CoBiz common stock or CoBiz equity awards the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the holder of CoBiz common stock or CoBiz equity awards from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to BOK common stock will be paid to the holder of any unsurrendered certificates of CoBiz common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of BOK common stock that the shares of CoBiz common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Treatment of CoBiz Stock Options and Other Equity Awards

Stock Options. At the effective time of the merger, subject to the terms and conditions of the merger agreement, each option granted by CoBiz to purchase shares of CoBiz common stock under the company stock plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time, shall fully vest and shall be cancelled and converted automatically into the right to receive the merger consideration, less applicable withholding, with respect to a number of shares of CoBiz common stock equal to (x) the product of (A) the number of shares of CoBiz common stock subject to such stock option multiplied by (B) the excess, if any, of (i) the sum of the per share stock consideration and the per share cash consideration over (ii) the exercise price per share, divided by (y) the sum of the per share stock consideration and the per share cash consideration. The “per share stock consideration” means the exchange ratio of 0.17 times the average of the closing-sale prices of BOK common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger. The “per share cash consideration” means $5.70 in cash. Any stock option that has an exercise price per share that is greater than or equal to the sum of the per share stock consideration plus the per share cash consideration will be cancelled in exchange for no consideration.

Restricted Stock Awards. At the effective time of the merger, subject to the terms and conditions of the merger agreement, each CoBiz restricted stock award that is outstanding immediately prior to the effective time shall fully vest and shall be cancelled and converted automatically into the right to receive merger consideration, less applicable withholding, with respect to the number of shares of CoBiz common stock subject to such restricted stock award.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. CoBiz has agreed that, prior to the effective time of the merger, except as required by law, as consented to by BOK or as contemplated or permitted by the merger agreement, CoBiz will conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships. CoBiz and BOK have each agreed not to, and cause their respective subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability of CoBiz, BOK or their respective subsidiaries to obtain any necessary regulatory approvals required for the transactions contemplated by the merger agreement or perform their respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.

In addition to the general covenants above, CoBiz has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the prior written consent of BOK (which will not be unreasonably withheld, conditioned or delayed):

•	other than in the ordinary course of business, incur any indebtedness for borrowed money (other than (x) indebtedness of CoBiz or any of its wholly-owned subsidiaries to CoBiz or any of its subsidiaries or (y) Federal Home Loan Bank advances, deposits, purchases of federal funds and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than (x) a subsidiary of CoBiz, (y) in connection with the presentation of items for collection and (z) letters of credit and similar instruments);

•

(i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by CoBiz on the CoBiz common stock at a rate not in excess of $0.10 per share of CoBiz common stock, (B) dividends paid by any of CoBiz’s subsidiaries to CoBiz or any of CoBiz’s wholly-owned subsidiaries, (C) the acceptance of shares of CoBiz common stock as payment for the exercise price of CoBiz stock options or for withholding taxes incurred in connection with the exercise of CoBiz stock options or the vesting or settlement of CoBiz equity awards or (D) to satisfy obligations under CoBiz benefit plans; (iii) grant any stock options, stock appreciation rights, performance shares, restricted stock unit awards, restricted shares or other equity-based awards or interests; or (iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for employee, consultant and non-employee director equity awards in the ordinary course of business pursuant to the exercise of CoBiz stock options or the vesting or settlement of CoBiz equity awards;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly-owned subsidiary, or cancel, release or assign any material indebtedness owed by any such person or any claims against any such person, in each case other than permitted encumbrances or in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

•	except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of CoBiz;

•	(i) terminate, materially amend, or waive any material provision of, any specified CoBiz material contract (as agreed among the parties), other than any contract that terminates by its terms or normal renewals of contracts without material adverse changes of terms with respect to CoBiz or (ii) enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement;

•	except as required under applicable law or the terms of any CoBiz benefit plan (i) increase the compensation or benefits payable to any current or former employee or director, except in the ordinary course of business consistent with past practices that do not exceed 3% in the aggregate; (ii) enter into any new, or amend any existing, employment, severance, loan, change in control, retention or similar agreement or arrangement, except (A) for agreements entered into with any newly hired employees, (B) for employment agreements with employees who are not executive officers or (C) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business; (iii) enter into, adopt or terminate any CoBiz benefit plan, except as permitted by clause (ii); (iv) amend any CoBiz benefit plan, other than amendments that do not materially increase the cost to CoBiz of maintaining such CoBiz benefit plan; or (v) enter into or adopt any collective bargaining agreement;

•	settle any claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $750,000 individually or $1,500,000 in the aggregate and that would not impose any material restriction on the business of CoBiz or BOK;

•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	amend CoBiz’s amended and restated articles of incorporation or bylaws or the comparable governing documents of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries (other than mergers or consolidations solely involving its subsidiaries);

•	materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by applicable laws, regulations, guidelines or policies imposed by a governmental entity;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or by any applicable law, regulations, guidelines or policies imposed by any government entity;

•	enter into any material new line of business;

•	make any loans or extensions of credit, except in the ordinary course of business consistent with past practice and in accordance with internal policy limits or pursuant to existing commitments; provided, that BOK must respond to any request for a consent to make such loan or extension of credit not otherwise excepted in writing within two business days after the loan package is delivered to BOK;

•	make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•	make, or commit to make, any capital expenditures in excess of $1,000,000 in the aggregate, except as contemplated by the merger agreement;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, material branch office, material loan production office or other significant office or operations facility of it or its subsidiaries;

•	other than in the ordinary course of business consistent with past practice (to the extent applicable), make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of the foregoing actions.

BOK has agreed to a more limited set of restrictions on its business prior to the effective time of the merger. Specifically, BOK has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, as required by law or with the prior written consent of CoBiz (which will not be unreasonably withheld, conditioned or delayed), it will not:

•	amend its articles of incorporation or its bylaws in a manner that would adversely affect the economic benefits of the merger to the holders of CoBiz common stock;

•	adjust, split, combine or reclassify any of its capital stock;

•	(i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person, (ii) make loans, advances or capital contributions to, or investments in, any other person, or (iii) knowingly take any other action or fail to take any action, in each case of clauses (i), (ii) or (iii), that would reasonably be expected to prevent or materially delay the closing of the merger;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of BOK or Merger Sub;

•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of the foregoing actions.

Regulatory Matters. BOK and CoBiz have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. BOK and CoBiz have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by the merger agreement, and CoBiz will thereafter mail or deliver the proxy statement/prospectus to CoBiz’s shareholders. BOK has also agreed to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and CoBiz has agreed to furnish all information concerning CoBiz and the holders of CoBiz common stock as may be reasonably requested in connection with any such action. In addition, BOK and CoBiz have agreed to file no later than 20 business days following the date of the merger agreement, all applications and notices with governmental entities to obtain the requisite regulatory approvals.

BOK and CoBiz have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement.

Additionally, each of BOK and CoBiz has agreed to furnish, upon request, to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of BOK, CoBiz or any of their respective subsidiaries to any governmental entity in connection with the transactions contemplated by the merger agreement.

BOK and CoBiz have each agreed to use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would restrain, prevent or delay the closing of the merger and (ii) avoid or eliminate all impediments under applicable law so as to enable the closing of the merger to occur as soon as possible, provided that BOK will not be required and CoBiz will not be permitted to take, or agree to take, any actions or agree to any condition or restriction, in connection with the grant of certain required regulatory approvals, that would reasonably be expected to result in a materially burdensome regulatory condition.

Shareholder Approval. CoBiz’s Board of Directors has resolved to recommend to the CoBiz common shareholders that they approve the merger agreement and the transactions contemplated thereby. CoBiz’s Board of Directors has resolved to convene and hold a meeting of the CoBiz common shareholders as soon as reasonably practicable after the Form S-4 is declared effective and to submit the merger agreement and the transactions contemplated thereby to the CoBiz common shareholders and any other matters required to be approved by the CoBiz common shareholders in order to carry out the intentions of the merger agreement. However, if CoBiz’s Board of Directors, after receiving the advice of its outside counsel and financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under Colorado law to continue to recommend these matters to CoBiz shareholders, then CoBiz’s Board of Directors may submit the merger agreement to its common shareholders without recommendation or may change its recommendation, provided that CoBiz’s Board of Directors may not withdraw or change its recommendation unless (i) it gives BOK at least five business days’ prior written notice of its intention to do so and a reasonable description of the event or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, CoBiz’s Board of Directors takes into account any amendment or modification to the merger agreement proposed by BOK and, after receiving the advice of its outside counsel and financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under Colorado law to continue to recommend such matters to CoBiz’s shareholders.

NASDAQ Listing. BOK will cause the BOK common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters.

Through the first anniversary of the closing date of the merger, BOK has agreed to provide the CoBiz continuing employees (during any period of employment prior to the first anniversary of the closing date) with (i) a base salary or base wage rate that is no less favorable than that provided by CoBiz to the continuing employee immediately prior to the effective time of the merger, unless the continuing employee chooses to accept a position with BOK that is not substantially similar to the job function for which such continuing employee was employed by CoBiz prior to the closing, (ii) short- and long-term incentive compensation opportunities that, in each case, are no less favorable than such opportunities provided to similarly situated employees of BOK, and (iii) other compensation and employee benefits that are no less favorable, in the aggregate, than the other compensation and employee benefits provided to similarly situated employees of BOK.

BOK further agreed to provide each CoBiz continuing employee whose employment terminates during the period between the closing date of the merger and December 31 of the year following the year in which the closing date occurs with severance benefits equal to the greater of (A) the severance benefits for which such continuing employee was eligible immediately prior to the closing and (B) the severance benefits for which similarly situated employees of BOK would be eligible under the severance plans or policies of BOK, in each case, determined without taking into account any reduction after the closing of the merger in compensation paid to such continuing employee.

BOK also will assume and honor all CoBiz benefit plans in accordance with their terms. Under the merger agreement, BOK has acknowledged that a change in control (or similar phrase) within the meaning of CoBiz’s benefit plans will occur as of the effective time of the merger. If requested by BOK prior to the closing date of the merger, CoBiz will adopt resolutions and take such corporate action as is necessary to terminate CoBiz’s 401(k) plan, effective as of the closing date.

CoBiz may establish a cash-based retention program to promote retention and to incentivize efforts to consummate the closing, with such payments to be paid immediately prior to the effective time of the merger or upon an earlier qualifying termination of employment. Allocations of amounts under the closing date retention program will be determined by CoBiz’s chief executive officer (or his designees), subject to approval of BOK. If a retention award or portion thereof is forfeited prior to the closing date, CoBiz’s chief executive officer (or his designees) may reallocate the retention award (or any unpaid portion thereof) to existing employees or new hires of CoBiz, subject to approval of BOK. CoBiz may also establish a cash-based retention program to promote retention and incentive efforts through the CoBiz Bank conversion date, with participants and amounts to be mutually agreed between CoBiz and BOK.

BOK has agreed to honor the bonus plans or arrangements in place for CoBiz continuing employees for the fiscal year in which closing occurs. To the extent closing occurs prior to the payment of bonuses in respect of any fiscal year of CoBiz, BOK will pay the annual bonuses to such employees in respect of such fiscal year in the ordinary course and based on actual performance through the end of the fiscal year (with any subjective performance criteria deemed achieved at 100% of target levels), subject to continued employment through the bonus payment date; provided that (i) if a CoBiz continuing employee is terminated without cause following the end of the fiscal year but prior to the bonus payment date, the employee is entitled to receive the full annual bonus amount, payable on the employee’s termination date and (ii) if a CoBiz employee is terminated immediately prior to closing or a CoBiz continuing employee is terminated prior to the end of the fiscal year in which closing occurs, the employee will be entitled to receive the annual bonus, prorated through the employee’s termination date, which bonus will be based on actual performance through the termination date (with any subjective performance criteria deemed achieved at 100% of target levels), payable on the termination date. All annual bonuses payable pursuant to the above will be payable in full in cash, including with respect to any portion of the bonus that would otherwise be payable in equity-based awards.

CoBiz may take actions during the 2018 calendar year to the extent reasonably necessary in order to mitigate the impact of Sections 280G and 4999 of the Code on CoBiz and CoBiz employees, respectively, including, but not limited to, accelerating all or a portion of the bonus for fiscal year 2018 to a date no later than December 31, 2018 and accelerating the vesting and settlement of company stock options and restricted stock awards to a date no later than December 31, 2018, subject to BOK’s approval.

Indemnification and Directors’ and Officers’ Insurance. From and after the effective time of the merger, BOK and Merger Sub will indemnify and hold harmless, to the fullest extent permitted by applicable law, CoBiz’s amended and restated articles of incorporation and bylaws as in effect on the date of the merger agreement or any agreements providing for indemnification by CoBiz or any of its subsidiaries, each present and former director, officer and employee of CoBiz and its subsidiaries from liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer or employee of CoBiz or any of its subsidiaries or (ii) is or was serving at the request of CoBiz or any of its subsidiaries as a director or officer of another entity and pertain to matters existing or occurring at or prior to the effective time of the merger, including matters, acts or omissions occurring in connection with the consideration and approval of the merger agreement and the transactions contemplated thereby. BOK and Merger Sub have agreed to maintain, at no cost to the beneficiaries, in effect the current policies of directors’ and officers’ liability insurance maintained by CoBiz or provide substitute directors’ and officers’ liability insurance for the benefit of present and former officers and directors of CoBiz with respect to claims against such directors and officers arising from facts or events occurring at or before the effective time of the merger for a period of six years following the effective time of the merger. Any such substitute insurance must contain terms and conditions that are not less advantageous than the current coverage provided by CoBiz, except that BOK and Merger Sub is not required to incur annual premium expense greater than 300% of CoBiz’s current annual directors’ and officers’ liability insurance premium. In lieu of the foregoing, CoBiz, may obtain a six year “tail” policy at or prior to the effective time of the merger under CoBiz’s existing directors and officers insurance policy on the terms in this paragraph.

No Solicitation. The merger agreement precludes CoBiz and its subsidiaries and their respective officers, directors, agents, advisors and representatives from initiating, soliciting, knowingly encouraging or knowingly facilitating inquiries or proposals with respect to, or engaging or participating in any negotiations concerning, or providing any confidential or nonpublic information or data in connection with, or having or participating in any discussions with any person relating to, or entering into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement described in this paragraph) relating to, any Acquisition Proposal (defined below). However, if CoBiz receives an unsolicited bona fide written Acquisition Proposal prior to the approval of the merger agreement and the transactions contemplated thereby by CoBiz’s shareholders and CoBiz’s Board of Directors concludes in good faith (after receiving the advice of its outside counsel and financial advisors) that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal (defined below), CoBiz may furnish nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of CoBiz concludes in good faith (after receiving the advice of its outside counsel and financial advisors) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law, provided that prior to providing any such nonpublic information or data, CoBiz will have provided such information to BOK and entered into a confidentiality agreement with such third party on material terms no less favorable to it than the confidentiality agreement between CoBiz and BOK. CoBiz has agreed to, as of the date of the merger agreement, terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than BOK with respect to any Acquisition Proposal, and to use its reasonable best efforts, subject to applicable law and the fiduciary duties of its Board of Directors, to enforce any existing confidentiality, standstill or similar agreement to which it or its subsidiaries is a party relating to an Acquisition Proposal in accordance with its terms. CoBiz has also agreed to advise BOK within 24 hours following receipt of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and to keep BOK apprised within 24 hours of any developments, discussions and negotiations, including any amendments to or revisions of the terms of such Acquisition Proposal.

•	As used in the merger agreement, “Acquisition Proposal” means (other than the merger) any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of CoBiz and its subsidiaries or 25% or more of any class of equity or voting securities of CoBiz or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of CoBiz, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of CoBiz or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of CoBiz, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving CoBiz or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of CoBiz, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bond a fide internal reorganizations.

•	As used in the merger agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that CoBiz’s Board of Directors concludes in good faith to be more favorable to CoBiz’s shareholders than the merger and the other transactions contemplated by the merger agreement, (i) after receiving the advice of its financial advisors (who must be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

Representations and Warranties

The merger agreement contains representations and warranties made by CoBiz to BOK and Merger Sub relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing, corporate power, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•	conformity with U.S. GAAP and SEC requirements of CoBiz’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	accounting and internal controls;

•	broker’s and finder’s fees related to the merger;

•	absence of a material adverse effect since December 31, 2017;

•	legal proceedings and absence of orders, judgments and regulatory restrictions;

•	tax matters;

•	employee and employee benefits matters;

•	compliance with applicable law;

•	material contracts;

•	agreements with regulatory agencies;

•	derivatives;

•	environmental matters;

•	investments;

•	real property;

•	intellectual property;

•	related party transactions;

•	non-applicability of state takeover laws;

•	absence of action or any fact or circumstance that would prevent the merger from qualifying as a reorganization for tax purposes;

•	opinion from financial advisor;

•	accuracy of information provided by CoBiz in this proxy statement/prospectus;

•	loans; and

•	insurance.

The merger agreement also contains representations and warranties made by BOK and Merger Sub to CoBiz relating to a number of matters, including the following:

•	corporate organization, qualification to do business, standing and power, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•	the conformity with U.S. GAAP and SEC requirements of BOK’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	accounting and internal controls;

•	broker’s and finder’s fees related to the merger;

•	the absence of a material adverse effect since December 31, 2017;

•	legal proceedings;

•	tax matters;

•	compliance with applicable law;

•	material contracts;

•	financing;

•	agreements with regulatory agencies;

•	related party transactions;

•	non-applicability of state takeover laws;

•	absence of action or any fact or circumstance that would prevent the merger from qualifying as a reorganization for tax purposes; and

•	accuracy of information provided by BOK in this proxy statement/prospectus.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to BOK, CoBiz or Merger Sub, as the case may be, means any event, circumstance, development, change or effect, that individually or in the aggregate, has a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such person and its subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), material adverse effect shall not be deemed to include the impact of (A) changes in GAAP or applicable regulatory accounting requirements or interpretations thereof, (B) changes in laws, rules, regulations or agency requirements of general applicability to companies in the industries in which such person and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions, (D) public disclosure of the execution of the merger agreement, public disclosure of closing of the transactions contemplated by the merger agreement (including any effect on such person’s or its subsidiaries’ relationships with its customers, employees or other persons) or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of or at the written direction of BOK, in the case of CoBiz, or CoBiz, in the case of BOK, (E) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predications, projections or forecasts of revenue, net income, or any other measure of financial performance (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect on such person has occurred) or (F) the expenses incurred by such person and its subsidiaries in negotiating, documenting, effecting and consummating the transaction contemplated by the merger agreement; except, with respect to clauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such person and its subsidiaries, taken as a whole, as compared to other companies in the industries in which such person and its subsidiaries operate) or (ii) prevents or materially impairs, or would reasonably likely to prevent or materially impair, the ability of such person to timely consummate the transactions contemplated by the merger agreement. The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “—Termination; Termination Fee,” if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party engaged in fraud or willfully breached the merger agreement.

This summary and the copy of the merger agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by BOK and CoBiz, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of BOK, CoBiz or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in BOK’s and CoBiz’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that BOK and CoBiz publicly file with the SEC. See “Incorporation of Certain Documents by Reference” beginning on page [●].

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of BOK and CoBiz to complete the merger are subject to the satisfaction of the following conditions:

•	receipt of the requisite approval of the CoBiz common shareholders of the merger agreement;

•	approval for the listing on NASDAQ of the BOK common stock to be issued in connection with the merger;

•	the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•	the absence of any order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing the closing of, or which prohibits or makes illegal the closing of, the merger; and

•	the receipt of all required regulatory approvals which are necessary to consummate the transactions contemplated by the merger agreement and the expiration of all statutory waiting periods.

Conditions to Obligations of BOK and Merger Sub. The obligation of BOK and Merger Sub to complete the merger is also subject to the satisfaction, or waiver by BOK (on behalf of itself and Merger Sub), of the following conditions:

•	the accuracy of the representations and warranties of CoBiz as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on CoBiz;

•	performance in all material respects by CoBiz of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	receipt by BOK of an opinion of Frederic Dorwart, Lawyers PLLC as to certain tax matters.

Conditions to Obligations of CoBiz. The obligation of CoBiz to complete the merger is also subject to the satisfaction or waiver by CoBiz of the following conditions:

•	the accuracy of the representations and warranties of BOK and Merger Sub as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on BOK;

•	performance in all material respects by BOK and Merger Sub of the obligations required to be performed by them at or prior to the closing date of the merger; and

•	receipt by CoBiz of an opinion of Simpson Thacher & Bartlett LLP as to certain tax matters.

Termination; Termination Fee

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by CoBiz’s shareholders:

•	by mutual written consent of BOK and CoBiz;

•	by either BOK or CoBiz, if a required regulatory approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the closing of the merger or the bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either BOK or CoBiz, if the merger has not closed by June 17, 2019, unless the failure to close by the termination date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the agreement;

•	by either BOK or CoBiz, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach (if curable) is cured by the earlier of June 17, 2019 and 45 days following written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

•	by BOK, if, (i) prior to the approval of the merger agreement by CoBiz’s shareholders, the CoBiz Board of Directors (A) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or publicly discloses an intention to do so), or recommends to its shareholders an Acquisition Proposal other than the merger, or (B) breaches its obligation to call a shareholder meeting and recommend to its shareholders, in accordance with the terms of the merger agreement, the approval of the merger agreement or materially breaches its obligation to refrain from soliciting alternative acquisition proposals or (ii) a tender offer or exchange offer for 25% or more of CoBiz’s outstanding shares of common stock is commenced (other than by BOK or its subsidiaries) and the CoBiz Board of Directors recommends that CoBiz’s shareholders tender or exchange their shares (or fails to recommend a rejection of such tender or exchange offer within ten business days); or

•	by CoBiz, if, (i) the average closing price of BOK common stock during the twenty trading day period ending on the third trading day preceding the closing date is less than its pre-merger announcement price by 17.5% or more, and (ii) BOK’s common stock underperforms the NASDAQ Bank Index by 17.5%, unless BOK were to elect to make a compensating adjustment to the exchange ratio.

CoBiz must pay BOK a termination fee of $34.2 million in the following circumstances:

(1)

prior to the effective time of the merger and after the date of the merger agreement, a bona fide Acquisition Proposal has been made known to senior management of CoBiz or made directly to its shareholders generally or any person has publicly announced (and not withdrawn) an Acquisition Proposal with respect to

CoBiz and (A) thereafter the merger agreement is terminated by either party because the merger was not consummated on or before June 17, 2019 and CoBiz shareholders did not approve the merger agreement or (B) thereafter the merger agreement is terminated by BOK because CoBiz has breached the merger agreement in such a way as would prevent certain closing conditions from being obtained and would give BOK the right to terminate the merger agreement and (C) within one year after the termination of the merger agreement, an Acquisition Proposal is consummated or any definitive agreement with respect to an Acquisition Proposal is entered into (provided that for purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term elsewhere in this proxy statement/prospectus, except that the references to “25%” in the definition of an “Acquisition Proposal” elsewhere in this proxy statement/prospectus shall be deemed to be references to “50%”); or

(2)	BOK terminates the merger agreement because (i) prior to the approval of the merger agreement by CoBiz’s shareholders, the CoBiz Board of Directors (A) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or publicly discloses an intention to do so), or recommends to its shareholders an Acquisition Proposal other than the merger, or (B) materially breaches its obligation to call a shareholder meeting and recommend to its shareholders, in accordance with the terms of the merger agreement, the approval of the merger agreement or to refrain from soliciting alternative acquisition proposals or (ii) a tender offer or exchange offer for 25% or more of CoBiz’s outstanding shares of common stock is commenced (other than by BOK or its subsidiaries) and the CoBiz Board of Directors recommends that BOK’s shareholders tender or exchange their shares (or fails to recommend a rejection of such tender or exchange offer within ten business days).

Effect of Termination

If the merger agreement is validly terminated, it will become void without any liability on the part of any of the parties unless a party fraudulently or willfully breaches the merger agreement. However, the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fee and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the merger by the shareholders of CoBiz, in writing signed on behalf of each of the parties, provided that after any approval of the merger agreement by the CoBiz shareholders, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained in the merger agreement, provided that after any approval of the merger agreement by the CoBiz shareholders, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party to any extension or waiver must be in writing.

Stock Market Listing

Application will be made by BOK to have the BOK common stock to be issued in the merger approved for listing on NASDAQ, which is the principal trading market for existing shares of BOK common stock. It is a condition to both parties’ obligation to complete the merger that approval for listing of shares of BOK common stock is obtained, subject to official notice of issuance. As promptly as reasonably practicable following the effective time of the merger, CoBiz common stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Board of Directors of BOK and BOKF, National Association

At or prior to the effective time, Steven Bangert or, if Mr. Bangert is unable to be appointed, such other member of the Board of Directors of CoBiz mutually agreed upon by CoBiz and BOK, will be appointed to the board of directors of BOK and BOKF, National Association, and BOK will expand the size of the boards accordingly.

Fees and Expenses

Except with respect to the termination fee, as described elsewhere in this proxy statement/prospectus, all costs and expenses incurred in connection with the merger agreement, and the transactions contemplated by the merger agreement, will be paid by the party incurring such fees or expenses, provided that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be borne equally by BOK and CoBiz.

ACCOUNTING TREATMENT

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. As a result, the recorded assets and liabilities of BOK will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of CoBiz will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of BOK common shares to be issued to former CoBiz shareholders, option holders and holders of restricted stock awards, as applicable, at fair value, exceeds the fair value of the net assets acquired including identified intangible assets of CoBiz on the date the merger is completed, such amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of CoBiz being included in the operating results of BOK beginning from the date of completion of the merger.

DESCRIPTION OF BOK CAPITAL STOCK

The following descriptions of BOK capital stock are not complete. You should also read the BOK Amended and Restated Certificate of Incorporation, our Bylaws and the General Corporation Act of the State of Oklahoma. We have filed copies of our Amended and Restated Certificate of Incorporation and Bylaws with the SEC. These documents are incorporated by reference into the registration statement of which this proxy statement-prospectus is a part.

BOK has 3,500,000,000 shares of capital stock authorized, of which 2,500,000,000 shares are common stock, $0.00006 par value, and 1,000,000,000 shares are preferred stock, $0.00005 par value. As of March 31, 2018, BOK had 65,459,505 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each holder of shares of BOK common stock is entitled to one vote for each share held on all matters to be voted upon by its shareholders. The holders of outstanding shares of BOK common stock are entitled to receive ratably such dividends out of assets legally available therefore as BOK board of directors may determine. Upon BOK liquidation or dissolution, the holders of BOK common stock will be entitled to share ratably in BOK assets that are legally available for distribution to shareholders after payment of liabilities. Holders of preferred stock may likewise be entitled to dividend and liquidation preferences. BOK must pay the applicable distribution to the holders of BOK preferred stock before BOK may pay them to the holders of BOK common stock. Holders of BOK common stock have no conversion, sinking fund, redemption, preemptive or subscription rights. In addition, holders of BOK common stock do not have cumulative voting rights. BOK cannot further call or assess shares of BOK common stock.

Preferred Stock

The BOK board of directors has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of BOK preferred stock and to fix the number of shares, dividend rights, conversion or exchange rights, voting rights, redemption rights, liquidation preferences and sinking funds of any series of our preferred stock. The authorized shares of BOK preferred stock will be available for issuance without further action by BOK shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange on which any series of our stock may be listed. The holders of BOK preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of those holders as provided by the General Business Corporation Act of the State of Oklahoma.

This authority of the BOK board of directors gives it the power to approve the issuance of a series of preferred stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights that would enable a holder to block business combinations. Conversely, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to satisfy an applicable percentage vote requirement.

If applicable, the terms on which BOK preferred stock may be convertible into or exchangeable for BOK common stock or our other securities will be described in the applicable Certificate of Determination. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at BOK’s option, and may include provisions that adjust the number of shares of BOK common stock, or other securities of BOK, that the holders of BOK preferred stock may receive.

Transfer Agent and Registrar

EQ Shareowner Services acts as transfer agent and registrar for BOK.

Restrictions on Ownership

The ability of a third party to acquire BOK’s stock is limited under applicable U.S. banking laws. The BHC Act requires any bank holding company to obtain the approval of the Federal Reserve Board before acquiring, directly or indirectly, more than 5% of BOK’s outstanding common stock. Any “company,” as defined in the BHC Act, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring “control” of BOK. “Control” for purposes of the BHC Act generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to control the election of a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A person, other than an individual, that controls BOK for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve Board’s regulations thereunder, a person, entity, or group of persons or entities acting in concert, is prohibited from acquiring “control” of a bank holding company such as BOK unless the Federal Reserve Board has been given prior notice and has not objected to the transaction. The acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as BOK, generally would constitute the acquisition of control of the bank holding company under the Change in Bank Control Act.

COMPARISON OF SHAREHOLDER RIGHTS

BOK is incorporated under the laws of the State of Oklahoma, and CoBiz is incorporated under the laws of the State of Colorado. Upon completion of the merger, CoBiz shareholders will receive shares of BOK common stock and cash as a result of the merger. Consequently, the rights of CoBiz’s shareholders who receive shares of BOK common stock as a result of the merger will be governed by the OGCA, BOK’s amended and restated certificate of incorporation and BOK’s bylaws. The following discussion summarizes certain material differences between the rights of holders of CoBiz common stock and BOK’s common stock resulting from the differences in their governing documents and in the OGCA and the CBCA.

This discussion does not purport to be a complete statement of the rights of holders of BOK common stock under the OGCA, BOK’s amended and restated certificate of incorporation (which we refer to as “BOK’s certificate of incorporation”) and BOK’s bylaws or the rights of holders of CoBiz common stock under the OGCA, CoBiz’s amended articles of incorporation (which we refer to as “CoBiz’s articles of incorporation”) and CoBiz’s amended and restated bylaws (which we refer to as the “CoBiz’s bylaws”), and is qualified in its entirety by reference to the governing corporate documents of BOK and CoBiz and applicable law. For more information, see “Where You Can Find More Information,” beginning on page [●].

BOK	CoBiz Financial Inc.

Capital Stock
BOK’s certificate of incorporation authorizes the issuance of up to 3,500,000,000 shares of capital stock, of which 2,500,000,000 shares are common stock, $0.00006 par value, and 1,000,000,000 shares are preferred stock, $0.00005 par value. As of the record date, there were [●] shares of BOK common stock outstanding and [●] shares of BOK preferred stock outstanding	CoBiz’s articles of incorporation authorize 100,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of the record date, there were [●] shares of CoBiz common stock outstanding and no shares of CoBiz preferred stock outstanding.

Board of Directors

Section 1027 of the OGCA provides that the board of directors shall consist of one or more members, with the number fixed by or in the manner provided for in the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.

BOK’s bylaws state that the number of directors comprising the board of directors shall not be less than one and not more than twenty-five, as determined by the vote of the shareholders at the annual meeting, or at a special meeting called for such purpose.

BOK does not have a classified board of directors and BOK’s certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Directors are elected annually to BOK’s board of directors for one-year terms.

Sections 7-102-102 and 7-108-103 of the CBCA provide that the board of directors shall consist of one or more members, with the number stated in or fixed in accordance with the articles of incorporation or the bylaws.

CoBiz’s articles of incorporation state that the number of directors comprising the board of directors shall not be less than three and will be determined from time to time by a majority of the CoBiz board of directors. CoBiz’s bylaws state that the number of directors shall be fixed from time to time by resolution adopted by a majority of the entire board of directors. CoBiz currently has twelve directors.

CoBiz does not have a classified board of directors and CoBiz’s articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. Directors are elected annually to CoBiz’s board of directors for one-year terms.

BOK	CoBiz Financial Inc.

Removal of Directors
As described above under “—Board of Directors,” BOK does not have a classified board of directors and no cumulative voting is allowed. Section 1027(H) of the OGCA provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the certificate of incorporation otherwise provides. BOK’s bylaws provide that the entire board of directors or any individual director, may be removed from office, with or without cause, by a vote of a majority of the outstanding share entitled to vote at any annual, regular or special meeting of the shareholders.

As described above under “—Board of Directors,” CoBiz does not have a classified board of directors.

Under Section 7-108-108 of the CBCA, any director or the entire board of directors may be removed with or without cause unless the articles of incorporation provide that directors may be removed by the shareholders only for cause. CoBiz’s articles of incorporation do not provide that a director may be removed only for cause. A director may be removed by vote of the shareholders, only at a meeting called for the purpose of removing a director, with the meeting notice having stated such purpose, and only if the number of votes cast in favor of removal exceeds the number of votes cast against removal.

Filling Vacancies on the Board of Directors
BOK’s bylaws provide that any vacancy occurring in the board of directors by reason of death or resignation may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors shall be filled by election at the annual, regular or special meeting of shareholders which increased the number of directors. Any directorship or directorships to be filled by reason of a removal by the shareholders shall be filled by election at the annual, regular or special meeting which voted the removal.	Section 7-108-110 of the CBCA provides that vacancies resulting from the removal of directors may be filled by the shareholders or the board of directors. Pursuant to CoBiz’s bylaws, vacancies, including vacancies resulting from an increase in the number of directors, shall be filled by the affirmative vote of the majority of the remaining directors, whether or not they constitute a quorum.

Amendment of Articles of Incorporation/Certificate of Incorporation

Section 1077 of the OGCA provides that any amendment to a corporation’s certificate of incorporation must be approved at a special or annual meeting by a majority of the outstanding shares of each class entitled to vote as a class upon a proposed amendment, whether or not entitled to vote by the provisions of the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class, or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely.

Pursuant to Section 1077 of the OGCA, either of the following amendments may be authorized by or pursuant to authorization by the board of directors alone:

•  to change its corporate name

Section 7-107-206(3) of the CBCA provides that action on a matter other than the election of directors (or the approval of a merger as stated in Section 7-111-103(5) of the CBCA) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action.

Pursuant to Section 7-110-102 of the CBCA, any of the following amendments may be authorized by or pursuant to authorization by the board of directors alone:

•  To delete the statement of the principal office address of the initial principal office, if a statement of change changing the principal office address is on file in the records of the secretary of state;

BOK	CoBiz Financial Inc.

•  to delete the named incorporator or incorporators, the initial board of directors and the original subscribers for shares, and

•  to delete such provisions as were necessary to effect a change, exchange, reclassification, subdivision, combination or cancellation of stock, if such change, exchange, reclassification, subdivision, combination or cancellation has become effective.

BOK’s certificate of incorporation does not contain any special provision dealing with amendments to its certificate of incorporation. Therefore BOK’s certificate of incorporation may be amended by a majority vote of the shareholders in accordance with the OGCA.

•  To delete the statement of the registered agent name and registered agent address of the initial registered agent, if a statement of change changing the registered agent name and registered agent address of the registered agent is on file in the records of the secretary of state; and

•  To make further changes for which the board of directors is authorized pursuant to the laws of the State of Colorado to act alone.

Amendment of Bylaws
BOK’s bylaws provide that they may be amended by a majority vote of a quorum of the members of the board of directors at any annual, regular or special meeting duly convened after notice to the directors setting out the purpose of the meeting, subject to the power of the shareholders to alter or repeal such bylaws; provided, however, the board of directors shall not adopt or alter any bylaw fixing the number, qualifications, classification or terms of office, by any such bylaw may be adopted or altered only by a majority vote of a quorum of the shareholders.	CoBiz’s bylaws provide that the bylaws may be amended or repealed by a majority vote of the directors at any regular or special meeting of the board of directors unless the shareholders, in making, amending or repealing a particular bylaw, expressly provide that the directors may not amend or repeal such bylaw. The shareholders also have the power to make, amend or repeal CoBiz’s bylaws at any annual meeting of the shareholders or at any special meeting of the shareholders called for that purpose.

Notice of Shareholders Meetings

Section 1067 of the OCGA provides that written notice of any shareholders’ meeting must be given to each shareholder not less than 10 nor more than 60 days before the meeting date.

BOK’s bylaws provide that written notice of any shareholders’ meeting must be given to each shareholder not less than 10 nor more than 40 days before the meeting date.

In accordance with Section 7-107-105 of the CBCA, CoBiz’s bylaws provide that written notice of any shareholders’ meeting must be given to each shareholder not less than 10 nor more than 60 days before the meeting date.

Right to Call Special Meeting of Shareholders
BOK’s bylaws provide that special meetings of the shareholders, for any purpose or purposes whatsoever, may be called by the president, the board of directors or the executive committee, and shall be called by the president at the request of one or more shareholders holding not less than one-fourth of the voting power of all the outstanding shares of the corporation entitled to vote at the meeting.	CoBiz’s bylaws authorize the calling of a special meeting of shareholders by the board, the chairman, the chief executive officer or the president. The president may call a special meeting of the shareholders if CoBiz receives one or more written demands for the meeting, stating the purpose or purposes for which it is to be held, signed by shareholders owning, in the aggregate, shares representing not less than 10% of the votes entitled to be cast on any issue proposed to be considered at the meeting.

BOK	CoBiz Financial Inc.

Shareholder Nominations and Proposals
BOK’s bylaws do not address shareholder nominations and proposals. Shareholders who wish to submit a director candidate for consideration should submit such nomination to the board of directors for consideration. The board of directors will consider proposals of shareholders intended to be presented for action at the annual meeting of shareholders.	CoBiz’s bylaws require a shareholder who intends to nominate a candidate for election to the board of directors at a meeting of shareholders to give notice not less than 120 days and not more than 180 days prior to the first anniversary of the preceding year’s annual meeting to the secretary. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then notice by the shareholder must be delivered to the secretary not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 15th day following the day on which public announcement of the date of such meeting is first made.

Indemnification of Officers, Directors and Employees

Under Section 1031 of the OGCA, a corporation may indemnity its directors and officers made a party to a proceeding because the person was a director or officer, against expenses, including attorneys’ fees, judgements and fines, and amounts paid in settlement actually and reasonably incurred, whether in civil, criminal, administrative, or investigative proceedings, by him or her if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or officer under this section in respect of any claim or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.

BOK’s bylaws provide that BOK shall indemnify each director and officer to the fullest extent provided by the OGCA, subject to the following limitations:

•  Amounts paid or payable by a director or officer to BOK or another corporation shall not be subject to indemnification.

•  A director or officer who has been wholly successful, on the merits or otherwise, in defense of a claim, action, suit or proceeding

Under Sections 7-109-102 and 7-109-107 of the CBCA, a corporation may indemnify its directors or officers made a party to a proceeding because the person was a director or officer if: (a) the person’s conduct was in good faith; and (b) the director or officer reasonably believed: (I) in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests; and (II) in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful. A corporation may not indemnify a director or officer under this section: (a) in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director or officer was adjudged liable on the basis that the director or officer derived an improper personal benefit.

CoBiz’s bylaws provide that CoBiz shall indemnify and advance expenses to each of its directors and officers to the maximum extent now or hereafter permitted by the CBCA.

CoBiz may, in its discretion, but shall not be obligated to, indemnify and advance expenses to any employee, fiduciary or agent of CoBiz who is not a

BOK	CoBiz Financial Inc.

or in defense of a claim, issue or matter therein, shall be entitled as of right to indemnification for expenses incurred by him therein. In any other case indemnification shall be made only upon a determination made that the director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of BOK or such other corporation, as the case may be, and in addition in any criminal action or proceeding that he had no reasonable cause to believe that his conduct was unlawful and, in case of any amount or amounts paid in settlement, that such settlement is or was reasonable and in the interest of BOK.

director to such extent now or hereafter permitted by the CBCA as CoBiz may determine by general or specific action of the board of directors, by contract or otherwise.

Anti-Takeover Provisions
BOK’s amended and restated certificate of incorporation authorize its board of directors to issue preferred stock, with or without shareholder approval, which could have dividend, redemption, liquidations, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of BOK common stock.	Neither the CBCA nor CoBiz’s articles of incorporation or bylaws address business combinations with interested shareholders.

Shareholder Approval of a Merger
Under Sections 1081 and 1082 of the OGCA, an agreement of merger must be adopted by the board of directors and approved by shareholders holding a majority of the outstanding stock of BOK entitled to vote thereon.	Under Sections 7-111-101 and 7-111-103 of the CBCA, a plan of merger must be adopted by the board of directors and approved by the shareholders having a majority of all of the votes entitled to be cast.

Shareholder Action Without a Meeting
BOK’s bylaws provide that any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of any such corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.	Under Section 7-107-104 of the CBCA, any action that may be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent of the holders of all of the outstanding shares of stock entitled to vote on such action, unless the articles of incorporation require that such action be taken at a shareholders’ meeting. If the articles of incorporation expressly so permit, any such action may be taken by written consent of the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, CoBiz’s articles of incorporation do not permit actions by less than unanimous written consent of shareholders; therefore any such action can be taken only by unanimous written consent.

BOK	CoBiz Financial Inc.

Appraisal Rights
Appraisal rights of BOK shareholders are governed by Section 1091 of the OGCA. Generally, except for certain cash transactions, Section 1091 does not provide appraisal rights for stock transactions involving shares which are listed on a national securities exchange. BOK common stock, which trades on NASDAQ, would not currently be subject to appraisal rights unless otherwise provided by Section 1091 of the OGCA.

Under Section 7-113-102 of the CBCA, a shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of the consummation of a plan of merger to which the corporation is a party if approval by the shareholders of that corporation is required for the merger by Sections 7-111-103 or 7-111-104 of the CBCA. Approval of the merger is required by Section 7-111-103 of the CBCA.

Under Section 7-113-102(1.3) of the CBCA, a shareholder is not entitled to dissent and obtain payment of the fair value of the shares of any class or series of shares that either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or were held of record by more than two thousand shareholders, at the time of the record date.

However, this provision does not apply if the shareholders will receive, for such shareholder’s shares, anything except cash in lieu of fractional shares or shares of the corporation surviving the consummation of the plan of merger or shares of any other corporation which will be listed on a national securities exchanged registered under the federal “Securities Exchange Act of 1934”, as amended, or will be held of record by more than two thousand shareholders.

Section 7-113-102 of the CBCA provides that a CoBiz shareholder who wishes to assert dissenters’ rights shall: (a) cause CoBiz to receive before the vote is taken on the merger at the special meeting, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the merger is effectuated; and (b) not vote the shares in favor of the merger. A CoBiz shareholder who does not satisfy the foregoing requirements will not be entitled to demand payment for his or her shares under Article 113 of the CBCA.

Dividends
Pursuant to the BOK bylaws, the board of directors may declare, and BOK may pay, dividends on its outstanding shares in cash, property or its own shares, subject to Section 1049 of the OGCA which provides, among other restrictions, that dividends may only be paid out of surplus, or in the case there is not such surplus, out of	CoBiz can pay dividends, as and when legally declared by the board of directors.

BOK	CoBiz Financial Inc.

net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The payment of dividends is subject to limitation by provisions of the Bank Holding Company Act and its regulations which require BOK to maintain minimal capital levels.

APPRAISAL RIGHTS

Appraisal Rights

CoBiz is incorporated under Colorado law. Under Article 113 of the CBCA CoBiz shareholders have the right to dissent from the proposed merger and, subject to certain conditions provided for under the Colorado dissenters’ rights statutes, are entitled to receive payment of the fair value of their CoBiz common stock. CoBiz shareholders will be bound by the terms of the merger unless they dissent by complying with all of the requirements of the Colorado dissenters’ rights statutes. The following is a summary of dissenters’ rights available to CoBiz’s shareholders, which summary is not intended to be a complete statement of applicable Colorado law and is qualified in its entirety by reference to Article 113 of the CBCA, which is set forth in its entirety as Annex C to this proxy statement/prospectus.

Right to Dissent

CoBiz shareholders are entitled to dissent from the merger and obtain payment of the fair value of their shares if and when the merger is consummated. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger except to the extent that exclusion would be inequitable. Under Article 113 of the CBCA, a shareholder entitled to dissent and obtain payment for his, her or its shares may not also challenge the corporate action creating the right to dissent unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Under Section 7-113-103 of the CBCA a record shareholder may assert dissenters’ rights as to fewer than all shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights.

Section 7-113-103(2) of the CBCA provides that a beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if (a) the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights and (b) the beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

CoBiz will require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to CoBiz that the beneficial shareholder and record shareholder has asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights.

Procedure for Exercise of Dissenters’ Rights

The notice accompanying this proxy statement/prospectus states that shareholders of CoBiz are entitled to assert dissenters’ rights under Article 113 of the CBCA. A CoBiz shareholder who wishes to assert dissenters’ rights shall: (a) cause CoBiz to receive before the vote is taken on the merger at the special meeting, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the merger is effectuated; and (b) not vote the shares in favor of the merger. A CoBiz shareholder who does not satisfy the foregoing requirements will not be entitled to demand payment for his or her shares under Article 113 of the CBCA.

Dissenters’ Notice

If the merger agreement is approved at the special meeting, CoBiz will send written notice to dissenters who are entitled to demand payment for their shares. The notice required by CoBiz will be given no later than 10 days after the effective date of the merger and will: (a) state that the merger agreement was approved and state the effective date or proposed effective date of the merger, (b) set forth an address at which CoBiz will receive payment demands and the address of a place where certificates must be deposited, (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, (d) supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made, (e) set the date by which CoBiz must receive the payment demand and certificates for shares, which date will not be less than 30 days after the date the notice is given, (f) state that if a record CoBiz shareholder dissents with respect to the shares held by any one or more beneficial shareholders each such beneficial shareholder must certify to CoBiz that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation of the ability to exercise dissenters’ rights, and (g) be accompanied by a copy of Article 113 of the CBCA.

Procedure to Demand Payment

A shareholder who is given a dissenters’ notice to assert dissenters’ rights will, in accordance with the terms of the dissenters’ notice, (a) cause CoBiz to receive a payment demand (which may be a demand form supplied by CoBiz and duly completed or other acceptable writing) and (b) deposit the shareholder’s stock certificates. A shareholder who demands payment in accordance with the foregoing retains all rights of a shareholder, except the right to transfer the shares until the effective date of the merger, and has only the right to receive payment for the shares after the effective date of the merger. A demand for payment and deposit of certificates is irrevocable except that if the effective date of the merger does not occur within 60 days after the date set by CoBiz by which it must receive the payment demand, CoBiz will return the deposited certificates and release the transfer restrictions imposed. If the effective date occurs more than 60 days after the date set by CoBiz by which it must receive the payment demand, then CoBiz will send a new dissenters’ notice. A CoBiz shareholder who does not demand payment and deposit his or her CoBiz share certificates as required by the date or dates set forth in the dissenters’ notice will not be entitled to demand payment for his, her or its CoBiz shares under Article 113 of the CBCA, and he, she or it will receive cash and stock consideration for each of his, her or its shares the same as received by non-dissenting shareholders.

Payment

At the effective date of the merger or upon receipt of a payment demand, whichever is later, CoBiz will pay each dissenter who complied with the notice requirements referenced in the preceding paragraph the CoBiz estimate of the fair value of the dissenter’s shares plus accrued interest. Payment shall be accompanied by an audited balance sheet as of the end of the most recent fiscal year of CoBiz or, an audited income statement for that year, and an audited statement of changes in shareholders’ equity for that year and an audited statement of cash flow for that year, as well as the latest available financial statements, if any, for the interim period, which interim financial statements will be unaudited. Payment will also be accompanied by a statement of the estimate by CoBiz of the fair value of the shares and an explanation of how the interest was calculated, along with a statement of the dissenter’s right to demand payment and a copy of Article 113 of the CBCA. With respect to a dissenter who acquired beneficial ownership of his, her or its shares after CoBiz’s first announcement of the terms of the transaction on June 18, 2018, or who does not certify that his, her or its shares were acquired before that date, CoBiz may, in lieu of making the payment described above, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

If Dissenter is Dissatisfied with Offer

If a dissenter disagrees with the CoBiz’s payment or offer, such dissenter (1) may give notice to CoBiz in writing of the dissenter’s estimate of the fair value of the dissenter’s shares and of the amount of interest due and may demand payment of such estimate, less any payment made prior thereto, or (2) reject the offer of CoBiz and demand payment of the fair value of the shares and interest due if: (a) the dissenter believes that the amount paid or offered is less than the fair value of the shares or that the interest due was incorrectly calculated, (b) CoBiz fails to make payment within 60 days after the date set by CoBiz by which it must receive the payment demand or (c) CoBiz does not return deposited certificates and release transfer restrictions if the effective date is more than 60 days after the date set by CoBiz by which the payment demand must be received by the shareholder asserting dissenters’ rights. A dissenter waives the right to demand payment under this paragraph unless he or she causes CoBiz to receive the notice referenced in this paragraph within 30 days after CoBiz makes or offers payment for the shares of the dissenter, in which event, such dissenter will receive all cash for his or her CoBiz shares in an amount equal to the amount paid or offered by CoBiz.

Judicial Appraisal of Shares.

If a demand for payment made by a dissenter as set forth above is unresolved, CoBiz may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If CoBiz does not commence the proceeding within the 60 day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded. CoBiz must commence any proceeding described above in the District Court of the City and County of Denver, Colorado. CoBiz shall make all dissenters whose demands remain unresolved parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Jurisdiction in which the proceeding is commenced is plenary and exclusive. One or more persons may be appointed by the court as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the power described in the court order appointing them. The parties to the proceeding will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, to exceed the amount paid by CoBiz, or for the fair value, plus interest, of a dissenters’ shares for which CoBiz elected to withhold payment.

Court and Counsel Fees

The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against CoBiz; except that the court may assess costs against all or some of the dissenters, in the amount the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (a) against CoBiz and in favor of the dissenters if the court finds that CoBiz did not substantially comply with its obligations under Article 113, or (b) against either CoBiz or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 113 of the CBCA. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters similarly situated, and that the fees for those services should not be assessed against CoBiz, the court may award to such counsel reasonable fees to be paid out of the amount awarded to the dissenters who were benefited.

LEGAL MATTERS

The validity of the shares of BOK common stock to be issued in the merger will be passed upon for BOK by Frederic Dorwart. Frederic Dorwart and Simpson Thacher will deliver opinions to BOK and CoBiz, respectively, as to certain federal income tax consequences of the merger. For more information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [●].

EXPERTS

The consolidated financial statements of BOK Financial Corporation at December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, and the effectiveness of BOK Financial Corporation’s internal control over financial reporting as of December 31, 2017 included in BOK Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein and in the registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CoBiz as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 included in CoBiz’s Annual Report on Form 10-K for the year ended December 31, 2017 have been incorporated by reference herein and in the registration statement. Such consolidated financial statements have been so incorporated in reliance upon the reports of Crowe LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE COBIZ SHAREHOLDER PROPOSALS

CoBiz will hold a 2019 annual meeting of shareholders only if the merger is not completed. Shareholder proposals to be considered at the 2019 annual meeting of shareholders must be submitted for inclusion in the Company’s proxy statement for the Annual Meeting of Shareholders in the year 2019 must be received by the Secretary of the Company not later than November 9, 2018. Any such proposals, as well as any questions about them, should be directed to the Secretary of CoBiz. If the Company does not receive notice of a matter or proposal to be considered for the 2019 Annual Meeting of Shareholders (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement for such Annual Meeting) on or before November 9, 2018, then the persons appointed by the Board of Directors to act as proxies for such Annual Meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal raised at such Annual Meeting.

FUTURE BOK STOCKHOLDER PROPOSALS

The BOK board of directors will consider proposals of stockholders intended to be presented for action at the 2019 annual meeting of stockholders. According to the rules of the SEC, such proposals shall be included in the BOK proxy statement if they are received in a timely manner and if certain other requirements are met. For a stockholder proposal to be included in the BOK proxy statement relating to the 2019 annual stockholders’ meeting, a written proposal complying with the requirements established by the SEC must be received at BOK’s principal executive offices, located at Bank of Oklahoma Tower, Tulsa, Oklahoma 74172, no later than December 1, 2018.

WHERE YOU CAN FIND MORE INFORMATION

BOK and CoBiz file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, BOK and CoBiz file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from BOK at www.investor.bokf.com under the tab “Financial Information” and then under the heading “SEC Filings,” or from CoBiz by accessing CoBiz’s website at www.cobzfinancial.com under the tab “Investor Relations” and then under the heading “SEC Filings.” Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

BOK has filed a registration statement on Form S-4 to register with the SEC the shares of BOK common stock that CoBiz’s shareholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of BOK on Form S-4 and is a prospectus of BOK and a proxy statement of CoBiz for the CoBiz special meeting.

The SEC permits BOK and CoBiz to “incorporate by reference” information into this proxy statement/prospectus. This means that BOK and CoBiz can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about BOK and CoBiz and their financial conditions.

BOK SEC Filings (SEC File Number 001-37811):	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017

Quarterly Report on Form 10-Q	Quarter ended March 31, 2018

Current Reports on Form 8-K	Filed on January 17, 2018, January 24, 2018, January 24, 2018, March 30, 2018, April 25, 2018, April 25, 2018, April 27, 2018, June 18, 2018 and June 25, 2018 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed on March 15, 2018

CoBiz SEC Filings (SEC File Number 001-15955):	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2018

Current Reports on Form 8-K	Filed on January 18, 2018, January 23, 2018, April 26, 2018, April 27, 2018 and June 18, 2018 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed on March 9, 2018

In addition, BOK and CoBiz also incorporate by reference all documents that either company may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the CoBiz special meeting, provided that neither BOK nor CoBiz are incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, the information contained in this proxy statement/prospectus with respect to BOK was provided by BOK, and the information contained in this proxy statement/prospectus with respect to CoBiz was provided by CoBiz.

Documents incorporated by reference are available from BOK and CoBiz, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

BOK Financial Corporation
Bank of Oklahoma Tower
Boston Avenue at Second Street
Tulsa, Oklahoma 74192
Attention: Investor Relations
Telephone: (918) 595-3030
www.investor.bokf.com (“Financial Information” tab under the heading “SEC Filings”)

CoBiz Financial Inc.
1401 Lawrence Street, Suite 1200

Denver, Colorado 80202
Attention: Investor Relations
Telephone: (303) 312-3412
www.cobizfinancial.com (“Investor Relations” tab under the heading “SEC Filings”)

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the CoBiz special meeting. This means that CoBiz’s shareholders requesting documents must do so by [●], 2018, in order to receive them before the special meeting.

Neither BOK nor CoBiz has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

COBIZ FINANCIAL INC.,

BOK FINANCIAL CORPORATION

AND

BOKF MERGER CORPORATION NUMBER SIXTEEN

Dated as of June 17, 2018

ARTICLE I

THE MERGER

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-38
affiliate	A-47
Agreement	A-1
Average Closing Price	A-44
Bank Merger	A-4
Bank Merger Agreement	A-5
Bank Merger Certificates	A-5
BHC Act	A-7
business day	A-47
CBCA	A-1
Certificate	A-2
Certificate of Merger	A-1
Chosen Courts	A-48
Closing	A-1
Closing Date	A-1
Closing Date Retention Program	A-35
Closing Fiscal Year Bonus Amount	A-35
Code	A-1
Company	A-1
Company Bank	A-4
Company Benefit Plans	A-13
Company Bylaws	A-8
Company Certificate
Company Common Stock	A-2
Company Contract	A-16
Company Director	A-37
Company Disclosure Schedule	A-7
Company Equity Awards	A-4
Company Indemnified Parties	A-36
Company Insiders	A-40
Company Meeting	A-33
Company Owned Properties	A-17
Company Real Property	A-17
Company Regulatory Agreement	A-16
Company Reports	A-11
Company Restricted Stock Award	A-4
Company RSU	A-3
Company Stock Option	A-3
Company Stock Plan	A-4
Company Subsidiary	A-8
Confidentiality Agreement	A-33
Continuing Employees	A-34
Conversion Date Retention Program	A-35
CRA	A-15
Determination Date	A-44
Dissenting Shareholders	A-3
Dissenting Shares	A-3
dollars	A-47
Effective Time	A-1

A-iv

Employment and Non-Compete Agreement	A-49
Enforceability Exceptions	A-9
Environmental Laws	A-17
ERISA	A-13
Exchange Act	A-11
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-2
Excluded Shares	A-2
FDIC	A-8
Federal Reserve Board	A-10
Final Index Price	A-44
GAAP	A-8
Governmental Entity	A-10
Index Group	A-44
Index Price	A-44
Index Price on the Starting Date	A-44
Intellectual Property	A-18
IRS	A-13
knowledge	A-47
Liens	A-9
Loans	A-19
made available	A-47
Material Adverse Effect	A-7
Materially Burdensome Regulatory Condition	A-31
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Merger Sub Articles	A-4
Merger Sub Bylaws	A-4
Merger Sub Common Stock	A-3
Nasdaq	A-6
New Certificates	A-2
New Plans	A-34
OCC	A-10
OGCA	A-1
Per Share Cash Consideration	A-2
Per Share Stock Consideration	A-4
Permitted Encumbrances	A-17
person	A-47
Premium Cap	A-36
Proxy Statement	A-10
Purchaser	A-1
Purchaser Articles	A-22
Purchaser Bank	A-5
Purchaser Bylaws	A-22
Purchaser Common Stock	A-2
Purchaser Contract	A-26
Purchaser Disclosure Schedule	A-20
Purchaser Equity Awards	A-21
Purchaser Preferred Stock	A-21
Purchaser Regulatory Agreement	A-26

A-v

Purchaser Reports	A-23
Purchaser Restricted Stock Award	A-21
Purchaser Share Closing Price	A-6
Purchaser Stock Options	A-21
Purchaser Stock Plans	A-21
Purchaser Stock Ratio	A-43
Purchaser Subsidiary	A-21
Regulatory Agencies	A-10
Representatives	A-38
Requisite Company Vote	A-9
Requisite Regulatory Approvals	A-32
S-4	A-10
Sarbanes-Oxley Act	A-11
SEC	A-10
Securities Act	A-11
SRO	A-10
Starting Price	A-44
Statement of Merger	A-1
Subsidiary	A-8
Superior Proposal	A-39
Surviving Corporation	A-1
Takeover Statutes	A-18
Tax	A-13
Tax Return	A-13
Taxes	A-13
Termination Date	A-43
Termination Fee	A-45
Willful Breach	A-44

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2018 (this “Agreement”), by and among CoBiz Financial Inc., a Colorado corporation (the “Company”), BOK Financial Corporation, an Oklahoma corporation (“Purchaser”) and BOKF Merger Corporation Number Sixteen, an Oklahoma corporation and direct wholly-owned subsidiary of Purchaser (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Purchaser, Merger Sub and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Merger Sub (the “Merger”), so that Merger Sub is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Colorado Business Corporation Act (the “CBCA”) and the Oklahoma General Corporation Act (the “OGCA”), at the Effective Time, the Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Oklahoma. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 8:00 a.m. mountain time at the offices of the Company, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other date or time mutually agreed in writing by the parties (the “Closing Date”).

1.3. Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Company and Purchaser (on behalf of Merger Sub) shall file or cause to be filed (a) a statement of merger containing such information as is required by the relevant provisions of the CBCA in order to effect the Merger with the Secretary of State of the State of Colorado (the “Statement of Merger”) and (b) a certificate of merger containing such information as is required by the relevant provisions of the OGCA in order to effect the Merger with the Secretary of State of the State of Oklahoma (the “Certificate of Merger”). The Merger shall become effective at such time as is specified in the Statement of Merger and Certificate of Merger (such time, the “Effective Time”).

1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the CBCA and the OGCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.5. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub the Company or the holder of any of the following securities:

(a) Subject to Section 2.2(e) and Section 8.1(f), each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares or shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company, Purchaser or Merger Sub (in each case other than shares of Company Common Stock (i) held in Company Benefit Plans or trust accounts, managed accounts, mutual funds and the like or otherwise held in a fiduciary or agency capacity, or (ii) shares held, directly or indirectly, in respect of debts previously contracted, collectively the “Excluded Shares”), shall be converted into the right to receive, without interest, (i) 0.17 shares (the “Exchange Ratio”) of the common stock, par value $0.00006 per share, of Purchaser (the “Purchaser Common Stock”) and (ii) $5.70 in cash (the “Per Share Cash Consideration”) (the consideration described in (i) and (ii), the “Merger Consideration”).

(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Purchaser’s option, evidence of shares in book-entry form (collectively, the “New Certificates”) representing whole shares of Purchaser Common Stock and cash as set forth in 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of the Company Common Stock that are owned by the Company, Purchaser or Merger Sub (in each case other than the Excluded Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6. Purchaser Common Stock. At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7. Merger Sub Common Stock. The common stock of Merger Sub, par value $1.00 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding common stock of the Surviving Corporation.

1.8. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Company shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Article 113 of the CBCA (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 113 of the CBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Article 113 of the CBCA and this Section 1.7), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such rights to demand or receive the fair value of such shares of the Company Common Stock under the applicable provisions of the CBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such rights, such holder’s shares of the Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of the Company Common Stock, in accordance with Section 1.5, without any interest thereon. The Company shall give Purchaser prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of the Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the CBCA and received by Company relating to Dissenting Shares. The Company shall not, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

1.9. Treatment of Company Equity Awards. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the Company Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall fully vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration with respect to a number of shares of Company Common Stock equal to the (x) product of (A) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (B) the excess, if any, of (i) the sum of the Per Share Stock Consideration and the Per Share Cash Consideration over (ii) the exercise price per share, divided by (y) the sum of the Per Share Stock Consideration and the Per Share Cash Consideration. Purchaser shall issue the consideration described in this Section 1.9(a), less applicable tax withholdings, within five (5) business days following the Closing Date. Any applicable tax withholdings shall first be applied to reduce the Per Share Cash Consideration payable in respect of the holder’s Company Stock Options and to the extent the applicable tax withholdings exceeds the Per Share Cash Consideration payable in respect of the holder’s Company Stock Options, the balance of the applicable tax withholdings shall be applied to reduce the number of shares of Purchaser Common Stock payable in respect of the holder’s Company Stock Options based on the Purchase Share Closing Price. Any Company Stock Option that has an exercise price per share of Company Common Stock that is greater than or equal to the sum of (x) Per Share Stock Consideration plus the Per Share Cash Consideration shall be cancelled in exchange for no consideration.

(b) At the Effective Time, each restricted stock unit award in respect of a share of Company Common Stock granted under the Company Stock Plan subject to vesting, repurchase or other lapse restriction that is outstanding immediately prior to the Effective Time (a “Company RSU”) shall fully vest and be cancelled and converted automatically into the right to receive the Merger Consideration with respect to a number of Company Shares equal to the number of shares of Company Common Stock subject to such Company RSU, which for any Company RSU subject to the satisfaction of performance criteria shall be calculated assuming satisfaction of such criteria at target achievement. Purchaser shall issue the consideration described in this Section 1.9, less applicable tax withholdings, within five (5) business days following the Closing Date. Any applicable tax withholdings shall first be applied to reduce the Per Share Cash Consideration payable in respect of the holder’s Company RSUs and to the extent the applicable tax withholdings exceeds the Per Share Cash Consideration payable in respect of the holder’s Company RSUs, the balance of the applicable tax withholdings shall be applied to reduce the number of shares of Purchaser Common Stock payable in respect of the holder’s Company RSUs based on the Purchaser Share Closing Price.

(c) At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”, and together with Company Stock Options and Company RSUs, “Company Equity Awards”) shall fully vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award. Purchaser shall issue the consideration described in this Section 1.9 less applicable tax withholdings, within five (5) business days following the Closing Date. Any applicable tax withholdings shall first be applied to reduce the Per Share Cash Consideration payable in respect of the holder’s Company Restricted Stock Awards and to the extent the applicable tax withholdings exceeds the Per Share Cash Consideration payable in respect of the holder’s Company Restricted Stock Awards, the balance of the applicable tax withholdings shall be applied to reduce the number of shares of Purchaser Common Stock payable in respect of the holder’s Company Restricted Stock Awards based on the Purchaser Share Closing Price.

(d) Purchaser shall take all corporate action necessary to issue a sufficient number of shares of Purchaser Common Stock with respect to the settlement of Company Equity Awards contemplated by this Section 1.9.

(e) At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.9.

(f) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Company Stock Plan” means the Company’s Amended and Restated 2005 Equity Incentive Plan.

(ii) “Per Share Stock Consideration” means the product of (A) the Exchange Ratio times (B) the Purchaser Share Closing Price.

1.10. Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of Merger Sub (the “Merger Sub Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11. Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.12. Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.13. Bank Merger. Immediately following the Merger or at such time as is determined by Purchaser in its sole discretion, CoBiz Bank, a Colorado state-charted bank and a wholly-owned Subsidiary of the Company (“Company Bank”) will merge (the “Bank Merger”) with and into BOKF, National Association, a national banking association and a wholly-owned Subsidiary of Purchaser (“Purchaser Bank”) pursuant to an agreement and plan of merger to be agreed upon by Purchaser and the Company, which agreement shall be in form and substance customary for mergers similar to the Bank Merger, including that the Bank Merger shall be conditioned on the prior occurrence of the Merger (the “Bank Merger Agreement”). Purchaser Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time or at such time as is determined by Purchaser in its sole discretion. Company shall cause Company Bank, and Purchaser shall cause Purchaser Bank, to execute such certificates or statements of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time or at such time as is determined by Purchaser in its sole discretion.

ARTICLE II

EXCHANGE OF SHARES

2.1. Purchaser to Make Shares Available. At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company designated by Purchaser and reasonably acceptable to the Company (the “Exchange Agent”) pursuant to an agreement entered into by Purchaser prior to the Closing that is reasonably acceptable to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of the Company Common Stock and (b) cash in an amount sufficient to pay (i) the aggregate cash portion of the Merger Consideration and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto (after giving effect to Section 6.10, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Certificates. Any interest and other income resulting from such investments shall be paid to Purchaser.

2.2. Exchange of Shares. (a) As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of the Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Merger Consideration pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Purchaser Common Stock, the cash portion of the Merger Consideration and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this ARTICLE II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this ARTICLE II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash portion of the Merger Consideration or any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to the Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II. After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of the Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.

(c) If any certificate representing shares of the Purchaser Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of the Purchaser Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of the Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such certificate is entitled to as provided in this ARTICLE II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of the Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to the Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Purchaser Common Stock on the NASDAQ Stock Market, Inc. Global Select Market (“Nasdaq”) as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day immediately preceding the Closing Date (the “Purchaser Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of the Purchaser Common Stock which such holder (taking into account all fractional share interests to be received by such holder) would otherwise be entitled to receive pursuant to Section 1.5.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to Purchaser. Any former shareholders of the Company who have not theretofore complied with this ARTICLE II shall thereafter look only to Purchaser for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of the Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of the Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash portion of the Merger Consideration, cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of the Company Common Stock or Company Equity Awards, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Equity Awards, as applicable, in respect of which the deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Company and (iii) any disclosures made with respect to a section of ARTICLE III shall be deemed to qualify (1) any other section of ARTICLE III specifically referenced or cross-referenced and (2) other sections of ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports filed by the Company since January 1, 2017 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

3.1. Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), which has elected to be, and qualifies as, a financial holding company under the BHC Act. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, Purchaser or the Surviving Corporation, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, has a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (B) changes in laws, rules, regulations or agency requirements of general applicability to companies in the industries in which such person and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on such person’s or its Subsidiaries’ relationships with its customers, employees or other persons) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of or at the written direction of Purchaser, in the case of the Company, or the Company, in the case of Purchaser, (E) a decline in the trading price of the such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predications, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred) or (F) the expenses incurred by such person and its Subsidiaries in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries, taken as a whole, as compared to other companies in the industries in such person and its Subsidiaries operate); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such person to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any other person Controlled by such person, whether directly or indirectly, or any other person who owns securities or other ownership interests having a majority of the economic interest or voting power of such person. As used in this Agreement, the word “Control” and the correlative terms “Controlling” and “Controlled”, means, with respect to any specified person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. True and complete copies of the Amended and Restated Articles of Incorporation of the Company (the “Company Articles”) and the By-Laws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Purchaser.

(b) Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

3.2. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $0.01 per share and 2,000,000 shares of Company preferred stock, par value $0.01 per share. As of the date of this Agreement, there are (i) 42,388,468 shares of Company Common Stock issued and outstanding, which number includes 357,722 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards, (ii) no shares of Company Common Stock held in treasury, (iii) 149,464 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) no shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company RSUs and (v) no other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement no trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than Company Stock Options, Company RSUs and Company Restricted Stock Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.

(b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has (i) determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders, (ii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and resolved to recommend to the Company’s shareholders that they approve this Agreement and the transactions contemplated hereby and (iii) adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by Company Bank and the Company as its sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4. Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Office of the Comptroller of the Currency (the “OCC”), and the approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and the approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Purchaser in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (e) the filing of the Statement of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the OGCA and the filing of the Bank Merger Certificates and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5. Reports. (a) The Company and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2016 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) – (vi), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016, and (ii) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, in each case of clauses (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries since January 1, 2016 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2016, as of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6. Financial Statements. (a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Horwath LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7. Broker’s Fees. With the exception of the engagement of Bank of America Merrill Lynch, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8. Absence of Certain Changes or Events. (a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except for the negotiation of this Agreement, the transactions contemplated hereby or as set forth on Section 3.8 of the Company Disclosure Schedule, since December 31, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9. Legal Proceedings. (a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10. Taxes and Tax Returns. (a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. No written claim has ever been made by an authority in a jurisdiction where the

Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction for which a material tax would be expected to be due. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. The Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case in the nature of a tax, together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11. Employees and Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity-based compensation, , incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, bonus, employment, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b) The Company has heretofore made available to Purchaser true and complete copies of (i) each material Company Benefit Plan and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan and (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable).

(c) Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(e) Neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to any plan that is subject to Title IV of ERISA, including any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(f) Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(g) Except as would not result in material liability to the Company, all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any

Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(h) Except as would not result in material liability to the Company, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(j) Except as provided in this Agreement or in Section 3.11(k) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation under, any Company Benefit Plan or (iii) give rise to the payment of any amount under any Company Benefit Plan that would not be deductible pursuant to the terms of Section 280G of the Code. Section 3.11(k) of the Company Disclosure Schedule

identifies any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(k) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

3.12. Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2016, the Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977 (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and its Subsidiaries are, and since January 1, 2016 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the antimoney laundering laws. Company Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” or better in its most recently completed exam.

(b) Since January 1, 2013, neither the Company nor any of its Subsidiaries has exercised any corporate trust powers.

3.13. Certain Contracts.

(a) Except for those agreements and other documents filed as exhibits or incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto, or as set forth in Section 3.13(a) of the

Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Purchaser or any of its Subsidiaries to engage in any line of business that is material to the Company and its Subsidiaries, taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement) or (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Company Benefit Plan), whether or not filed with the SEC or set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”.

(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of the Company each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14. Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.15. Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of the Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied. The Company and each of its Subsidiaries have duly performed in all respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16. Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied since January 1, 2016, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature, seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of the Company, threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or regulatory agency imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding any other representation or warranty in this ARTICLE III, the representations and warranties in this Section 3.16 constitute the sole representations and warranties of the Company concerning any matters relating to any Environmental Law.

3.17. Investment Securities and Commodities. (a) Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except as set forth in the financial statements included in the Company Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP consistently applied.

(b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses as currently conducted, and the Company and its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures in all material respects.

3.18. Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real

Property. The Company has previously made available to Purchaser a complete list of all Company Real Property as of the date of this Agreement.

3.19. Intellectual Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted, (b) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use such Intellectual Property, and (ii) no person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (c) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, (d) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary and (e) to the knowledge of the Company, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20. Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, which have not been so reported on a timely basis.

3.21. State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share acquisition,” “fair price,” “business combination” or other anti-takeover law (any such laws, “Takeover Statutes”).

3.22. Reorganization. The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23. Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Bank of America Merrill Lynch to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24. Company Information. The information relating to the Company and its Subsidiaries which is provided in writing by the Company or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto, or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Purchaser or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25. Loan Portfolio. (a) As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of March 31, 2018, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2018, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing (other than the Company and its Subsidiaries). Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of all of the Loans of the Company and its Subsidiaries that, as of March 31, 2018, had an outstanding balance of $1,000,000 or more and were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans.

(b) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, except as may be limited by the Enforceability Exceptions and (iii) to the knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(e) Since January 1, 2013, neither the Company nor any of its Subsidiaries has sold or securitized any residential mortgage or consumer loans.

3.26. Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27. No Other Representations or Warranties. (a) Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV. The Company has not relied on any representations and warranties of Purchaser other than the representations and warranties of Purchaser that are expressly set forth in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except (i) as disclosed in the disclosure schedule delivered by Purchaser and Merger Sub to the Company concurrently herewith (the “Purchaser Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on Purchaser, and (c) any disclosures made with respect to a section of this ARTICLE IV shall be deemed to qualify (1) any other section of this ARTICLE IV specifically referenced or cross-referenced and (2) other sections of ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Purchaser Reports filed by Purchaser prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature). Purchaser and Merger Sub hereby represents and warrants to the Company as follows:

4.1. Corporate Organization. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is a bank holding company duly registered under the BHC Act, which has elected to be, and qualifies as, a financial holding company under the BHC Act. Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Oklahoma. Each of Purchaser and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. True and complete copies of the Purchaser Articles and Merger Sub Articles and Purchaser Bylaws and Merger Sub Bylaws, as in effect as of the date of this Agreement, have previously been made available by Purchaser to the Company.

(b) Each Subsidiary of Purchaser (a “Purchaser Subsidiary”) is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Purchaser, threatened.

4.2. Capitalization. (a) The authorized capital stock of Purchaser consists of 2,500,000,000 shares of Purchaser Common Stock and 1,000,000,000 shares of preferred stock, par value $0.00005 per share (“Purchaser Preferred Stock”). As of the date of this Agreement, there are (i) 65,989,975 shares of Purchaser Common Stock issued and outstanding, including 545,769 shares of Purchaser Common Stock granted in respect of outstanding awards of restricted Purchaser Common Stock under a Purchaser Stock Plan (a “Purchaser Restricted Stock Award”), and excluding 257,832 shares of Purchaser Common Stock that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) no shares of Purchaser Preferred Stock issued and outstanding, (iii) 9,874,469 shares of Purchaser Common Stock held in treasury, (iv) 74,534 shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Purchaser Common Stock granted under a Purchaser Stock Plan (“Purchaser Stock Options” and, together with the Purchaser Restricted Stock Awards, the “Purchaser Equity Awards”), (v) 2,707,806 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans, and (vi) no other shares of capital stock or other voting securities of Purchaser issued, reserved for issuance or outstanding. As used herein, the “Purchaser Stock Plans” shall mean all employee and director equity incentive plans of Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock granted by Purchaser under the inducement grant exception. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 1,000 are issued and outstanding. All of the issued and outstanding shares of Purchaser Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser may vote. No trust preferred or subordinated debt securities of Purchaser are issued or outstanding. Other than Purchaser Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Purchaser or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser.

(b) Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Purchaser Bank, as provided under 12 U.S.C. §55) and free of preemptive rights. No Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

4.3. Authority; No Violation. (a) Each of Purchaser and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Purchaser and Merger Sub. Purchaser, as Merger Sub’s sole stockholder, has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by unanimous written consent. Except for the adoption and approval of the Bank Merger Agreement by Purchaser Bank and Purchaser as its sole shareholder, no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Purchaser and Merger Sub, nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, nor compliance by Purchaser or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Articles of Incorporation (“Purchaser Articles”) or Merger Sub Articles or the Purchaser Bylaws (“Purchaser Bylaws”) or Merger Sub Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4. Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board and with the OCC, and the approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and the approval of such applications, filings and notices, (d) the filing with the SEC of the Proxy Statement and the S-4, and declaration of effectiveness of the S-4, (e) the filing of the Statement of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the OGCA and the filing of the Bank Merger Certificates and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Purchaser and Merger Sub of this Agreement or (ii) the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, neither Purchaser nor Merger Sub is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5. Reports. (a) Purchaser and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2016 with any Regulatory Agencies, including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2016 and (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, in each case of clauses (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser since January 1, 2016 pursuant to the Securities Act or the Exchange Act (the “Purchaser Reports”) is publicly available. No such Purchaser Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2016, as of their respective dates, all Purchaser Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Purchaser Reports.

4.6. Financial Statements. (a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Purchaser, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Purchaser, any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. To the knowledge of Purchaser, there is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.

4.7. Broker’s Fees. With the exception of the engagement of Goldman, Sachs & Co., neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8. Absence of Certain Changes or Events. (a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b) Except for the negotiation of this Agreement, the transactions contemplated hereby or as set forth on Section 4.8 of the Purchaser Disclosure Schedule, since December 31, 2017, Purchaser and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9. Legal Proceedings. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Purchaser, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries.

4.10. Taxes and Tax Returns. Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. No written claim has ever been made by an authority in a jurisdiction where Purchaser or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction for which a material tax would be expected to be due. Each of Purchaser and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Purchaser nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Purchaser or any of its Subsidiaries. Purchaser has made available to the Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Purchaser) or (B) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Purchaser nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). At no time during the past five (5) years has Purchaser been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11. Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2016, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser Bank has a CRA rating of “satisfactory” or better in its most recently completed exam.

4.12. Certain Contracts. (a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Purchaser Contract”).

(b) In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, (i) each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Purchaser and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Purchaser Contract, (iii) to the knowledge of Purchaser each third-party counterparty to each Purchaser Contract has performed all obligations required to be performed by it to date under such Purchaser Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract.

4.13. Financing. Purchaser has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.14. Agreements with Regulatory Agencies. Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Purchaser Disclosure Schedule, a “Purchaser Regulatory Agreement”), nor has Purchaser or any of its Subsidiaries been advised in writing since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Purchaser Regulatory Agreement.

4.15. Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Purchaser or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Purchaser or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Purchaser Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Purchaser) on the other hand, of the type required to be reported in any Purchaser Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, which have not been so reported on a timely basis.

4.16. State Takeover Laws. The Board of Directors of Purchaser and Merger Sub has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.

4.17. Reorganization. Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18. Purchaser Information. The information relating to Purchaser and its Subsidiaries which is provided in writing by Purchaser or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Purchaser incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.19. No Other Representations or Warranties. (a) Except for the representations and warranties made by Purchaser and Merger Sub in this ARTICLE IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Purchaser and Merger Sub in this ARTICLE IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Purchaser acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III. Purchaser has not relied on any representations and warranties of the Company other than the representations and warranties of the Company that are expressly set forth in ARTICLE III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1. Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (or, in the case of clause (b), the Company) (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) each of the Company and Purchaser shall not, and shall cause their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2. Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) other than in the ordinary course of business, (i) incur any indebtedness for borrowed money (other than (x) indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries and (y) Federal Home Loan Bank advances, deposits, purchases of federal funds and entering into repurchase agreements), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than (x) a Subsidiary of the Company, (y) in connection with the presentation of items for collection (e.g., personal or business checks), and (z) letters of credit and similar instruments);

(b) (i) adjust, split, combine or reclassify any capital stock;

(i) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company on the Company Common Stock at a rate not in excess of $0.10 per share of Company Common Stock, (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries, (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or (D) to satisfy obligations under Company Benefit Plans);

(ii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, except employee, consultant and non-employee director equity awards in the ordinary course of business; or

(iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for employee, consultant and non-employee director equity awards in the ordinary course of business, pursuant to the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness owed by any such person or any claims against any such person, in each case other than Permitted Encumbrances or in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;

(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of the Company;

(e) (i) terminate, materially amend, or waive any material provision of, any Company Contract, other than any contract that terminates by its terms or normal renewals of contracts without material adverse changes of terms with respect to the Company, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Company Benefit Plan, (i) increase the compensation or benefits payable to any current or former employee or director, except in the ordinary course of business consistent with past practices that do not exceed three percent (3%) in the aggregate; (ii) enter into any new, or amend any existing, employment, severance, loan, change in control, retention or similar agreement or arrangement, except (A) for agreements entered into with any newly hired employees, (B) for employment agreements with employees who are not executive officers or (C) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business; (iii) enter into, adopt or terminate any Company Benefit Plan, except as permitted by clause (ii); (iv) amend any Company Benefit Plan, other than amendments that do not materially increase the cost to the Company of maintaining such Company Benefit Plan; or (v) enter into or adopt any collective bargaining agreement;

(g) settle any claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $750,000 individually or $1,500,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or Purchaser;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Company Articles or Company Bylaws or comparable governing documents of its Subsidiaries;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries (other than mergers or consolidations solely involving its subsidiaries);

(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice, or (ii) as may be required by applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;

(l) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or by any applicable law, regulations, guidelines or policies imposed by any Governmental Entity;

(m) enter into any material new line of business;

(n) make any loans or extensions of credit, except (i) in the ordinary course of business consistent with past practice and in accordance with internal policy limits or (ii) pursuant to existing commitments; provided, that Purchaser shall be required to respond to any request for a consent to make such loan or extension of credit not covered by clauses (i) or (ii) in writing within two (2) business days after the loan package is delivered to Purchaser;

(o) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, Loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p) make, or commit to make, any capital expenditures in excess of $1,000,000 in the aggregate, except as contemplated in the capital expenditure budget previously made available by the Company to Purchaser;

(q) make application for the opening, relocation or closing of any, or open, relocate or close any, material branch office, material loan production office or other significant office or operations facility of it or its Subsidiaries;

(r) other than in the ordinary course of business consistent with past practice (to the extent applicable), make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes; or

(s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3. Purchaser Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Purchaser Disclosure Schedule), required by law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a) amend the Purchaser Articles or Purchaser Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Purchaser;

(c) (i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business, (ii) make loans, advances or capital contributions to, or investments in, any other person, or (iii) knowingly take any other action or fail to take any action, in each case of clauses (i), (ii) or (iii), that would reasonably be expected to prevent or materially delay the consummation of the Merger;

(d) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Purchaser or Merger Sub;

(e) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1. Regulatory Matters. (a) Purchaser and the Company shall promptly prepare and file with the SEC, no later than twenty (20) business days after the date of this Agreement, the Proxy Statement and Purchaser shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Purchaser and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and the Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its shareholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Regulatory Approvals), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than twenty (20) business days after the date of this Agreement, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals.

(c) Purchaser and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(d) In furtherance and not in limitation of the foregoing, each of Purchaser, Merger Sub and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Purchaser or permit the Company to take, or agree to take, any action or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(e) Purchaser and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Company’s shareholders and at the time of the Company’s Meeting to consider and vote upon approval of this Agreement and the transactions contemplated hereby (including the Merger), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.

(f) Purchaser, Merger Sub and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(g) As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and (y) the OCC.

6.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws, each of Purchaser and the Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Purchaser and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Purchaser nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Purchaser and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 30, 2018, between Purchaser and the Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3. Shareholders’ Approval.

(a) The Company shall, in accordance with applicable law and the Company Articles and Company Bylaws, call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting,”) as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger. The Company shall engage a proxy solicitor reasonably acceptable to Purchaser to assist in the solicitation of proxies from the common shareholders of the Company related to the Requisite Company Vote. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby. However, subject to Sections 8.1 and 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of the Company may submit this Agreement to its shareholders without recommendation or may change its recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation or a change in its recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives the Purchaser at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describing in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by the Purchaser and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(a) and will require a new notice period as referred to in this Section 6.3(a).

(b) The Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote and subject to the terms and conditions of this Agreement, the Company shall continue to use all reasonable best efforts, together with a proxy solicitor, to solicit the holders of the Company Common Stock to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement and the transactions contemplated hereby (including the Merger) shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger), and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall use reasonable best efforts to inform the Purchaser of the status of proxy voting for the Company Meeting on a prompt and continuous basis.

6.4. Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Purchaser and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5. Stock Exchange Listing. Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.6. Employee Benefit Plans. (a) During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, Purchaser shall provide the employees of the Company and its Subsidiaries who continue to be employed by Purchaser and its Subsidiaries immediately following the Effective Time (the “Continuing Employees”) with a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by the Company or any such Subsidiary to such Continuing Employees immediately prior to the Effective Time, unless the Continuing Employee chooses to accept a position with the Purchaser or its Subsidiaries that is not substantially similar to the job function for which such Continuing Employee was employed by the Company prior to the Closing, short- and long-term incentive compensation opportunities that, in each case, are no less favorable than the short- and long-term incentive compensation opportunities provided to similarly situated employees of Purchaser, and other compensation and employee benefits that are no less favorable in the aggregate than the other compensation and employee benefits provided to similarly situated employees of Purchaser. Without limiting the immediately preceding sentence, Purchaser or one of its Subsidiaries shall, provide to each Continuing Employee whose employment terminates during the period between the Closing Date and December 31 of the year following the year in which the Closing Date occurs with severance benefits equal to the greater of (A) the severance benefits for which such Continuing Employee was eligible immediately prior to the Closing and (B) the severance benefits for which employees of the Purchaser and its Subsidiaries who are similarly situated to such Continuing Employee would be eligible under the severance plans or policies of Purchaser or its Affiliates, in each case, determined without taking into account any reduction after the Closing in compensation paid to such Continuing Employee.

(b) With respect to any employee benefit plans of Purchaser or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Purchaser shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan that is a medical plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New

Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time, provided, that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

(c) Purchaser shall assume and honor all Company Benefit Plans in accordance with their terms. Purchaser hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.

(d) If requested by Purchaser prior to the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the 401(k) plan of the Company, effective as of the Closing Date.

(e) (i) The Company may establish a cash-based retention program in the aggregate amount set forth on Section 6.6(e) of the Company Disclosure Schedule to promote retention and to incentivize efforts to consummate the Closing (the “Closing Date Retention Program”) with any such payments from such Closing Date Retention Program to be paid immediately prior the Effective Time or upon an earlier qualifying termination of employment. Amounts under the Closing Date Retention Program shall be allocated among the employees of the Company and its Subsidiaries identified, and in the amounts and on the terms determined, by the Chief Executive Officer of the Company (or his designees), subject to the approval of Purchaser which shall not be unreasonably withheld. If a retention award or portion thereof under the Closing Date Retention Program is forfeited by a participant, the Chief Executive Officer of the Company (or his designees) may reallocate the retention award (or unpaid portion thereof) to existing employees or new hires of the Company and its Subsidiaries, subject to the approval of Purchaser which shall not be unreasonbly withheld.

(ii) The Company may establish a cash-based retention program to promote retention and incentivize efforts through the Company Bank conversion date (the “Conversion Date Retention Program”). Participants and amounts under the Conversion Date Retention Program shall be as mutually agreed between Purchaser and the Company.

(f) Purchaser shall honor the bonus plans or arrangements in place for Continuing Employees for the fiscal year in which the Closing occurs. To the extent that the Closing occurs prior to the payment of bonuses in respect of any fiscal year of the Company, Purchaser will pay the annual bonuses to Continuing Employees in respect of such fiscal year in the ordinary course and based on actual performance through the end of the fiscal year (with any subjective performance criteria deemed achieved at 100% of target levels) (the “Closing Fiscal Year Bonus Amount”), subject to the Continuing Employee’s continued employment with Purchaser or any of its Subsidiaries through the bonus payment date; provided, that (i) if a Continuing Employee is terminated without cause following the end of the fiscal year but prior to the bonus payment date, the employee shall be entitled to receive the Closing Fiscal Year Bonus Amount, payable on the employee’s termination date and (ii) if an employee of the Company or its Subsidiaries is terminated immediately prior to the Closing Date or a Continuing Employee is terminated prior to the end of the fiscal year in which the Closing occurs, then the employee will be entitled to receive the annual bonus, prorated through the employee’s termination date, based on actual performance through the employee’s termination date (with any subjective performance criteria deemed achieved at 100% of target levels), payable on the employee’s termination date. Any bonus payable pursuant to this Section 6.6(f) shall be payable in full in cash, including with respect to any portion of the bonus that would otherwise be payable in equity-based awards.

(g) The Company may take such actions during the 2018 calendar year to the extent reasonably necessary in order to mitigate the impact of Sections 280G and 4999 of the Code on the Company and employees of the Company, respectively, including, but not limited to, accelerating all or a portion of the bonus for the 2018 fiscal year to a date no later than December 31, 2018 and accelerating the vesting and settlement of Company Stock Options, Company Restricted Stock Awards and Company RSUs to a date no later than December 31, 2018, subject to Purchaser’s approval which shall not be unreasonably withheld, delayed or conditioned.

(h) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of Purchaser, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of Purchaser, the Company, or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Purchaser or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Purchaser and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, the Company Articles or Company Bylaws as in effect on the date of this Agreement or any agreements providing for indemnification by the Company or any of its Subsidiaries, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the transactions contemplated by this Agreement; and Purchaser and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law, the Company Articles or Company Bylaws as in effect on the date of this Agreement or any agreements providing for indemnification by the Company or any of its Subsidiaries, provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking, in a reasonable and customary form, to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, Purchaser and the Surviving Corporation shall cause to be maintained, at no expense to the beneficiaries, in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Purchaser and the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that Purchaser and the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Purchaser and the Surviving Corporation shall cause to be maintained policies of insurance which, in Purchaser’s and the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company may obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Premium Cap. If the Company purchases such a “tail policy,” Purchaser and the Surviving Corporation shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

(c) The obligations of the Purchaser, the Surviving Corporation and the Company under this Section 6.7(c) shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7(c) without the prior written consent of the affected Company Indemnified Party or affected person. The rights of each Company Indemnified Party under this Section 6.7 shall be in addition to any rights such person may have under the CBCA, any other applicable law or agreement.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Purchaser, the Surviving Corporation or any of their respective successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Purchaser or the Surviving Corporation will cause proper provision to be made so that the successors and assigns of Purchaser or the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.

6.9. Advice of Changes. Each of Purchaser and the Company shall promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

6.10. Dividends. After the date of this Agreement, each of Purchaser and the Company shall coordinate with the other the declaration of any dividends in respect of the Purchaser Common Stock and the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger.

6.11. Corporate Governance.

(a) At or prior to the Effective Time, Purchaser shall cause the number of directors that will comprise the full Board of Directors of Purchaser at the Effective Time to be increased by one and to appoint Steven Bangert to the Board of Directors of Purchaser, or if Mr. Bangert is not then a member of the Board of Directors of the Company or otherwise unable to be appointed, such other member of the Board of Directors of the Company mutually agreed by the Company and Purchaser, to fill the vacancy resulting from such increase (Mr. Bangert, or such mutually agreed person, the “Company Director”). Purchaser shall cause the Company

Director to be included in Purchaser’s slate of directors for the annual meeting of stockholders of Purchaser following the Effective Time.

(b) At or prior to the Effective Time, Purchaser (as the sole stockholder of Purchaser Bank) shall cause the number of directors that will comprise the full Board of Directors of Purchaser Bank at the Effective Time to be increased by one and to appoint Steven Bangert, or if Mr. Bangert is not then a member of the Board of Directors of the Company or otherwise unable to be appointed, such other member of the Board of Directors of the Company mutually agreed by the Company and Purchaser, to the Board of Directors of Purchaser Bank to fill the vacancy resulting from such increase.

6.12. Acquisition Proposals.

(a) The Company shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal; provided, that, prior to the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the shareholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal, after the date of this Agreement and its Board of Directors concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have provided such information to Purchaser and entered into a confidentiality agreement with such third party on material terms no less favorable to it than the Confidentiality Agreement. The Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. The Company will promptly (and in any event within twenty-four (24) hours) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Purchaser of any related developments, discussions and negotiations, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. The Company shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of the Company, to enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal in accordance with its terms. The Company shall use its reasonable best efforts, subject to applicable law, to, within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Purchaser and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. Unless and until this Agreement shall have been duly terminated in accordance with its terms, the Company shall not, and shall cause its Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 6.12(a)) relating to any Acquisition Proposal.

(b) As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganizations. “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith to be more favorable to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(c) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13. Public Announcements. Each of the Company and Purchaser shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law or regulation, a request by a Governmental Entity or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14. Change of Method. Purchaser shall be empowered at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Purchaser (including the provisions of ARTICLE I hereof); provided, that no such change shall (i) alter or change the Merger Consideration or the number of shares of the Purchaser Common Stock to be received by the Company’s shareholders in exchange for each share of the Company Common Stock, (ii) adversely affect the Tax treatment of the Company’s or Purchaser’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of the Company or Purchaser pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.15. Takeover Statutes. None of the Company, Purchaser or Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16. Exemption from Liability under Section 16(b). The Company and Purchaser agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.16. The Board of Directors of Purchaser and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Purchaser) any acquisitions of Purchaser Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of Purchaser subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.17. Litigation and Claims. Each of Purchaser and the Company shall promptly notify each other in writing of any action, arbitration, investigation, litigation, or subpoena issued or commenced by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Purchaser or the Company, as applicable, threatened against Purchaser, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Purchaser, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Purchaser the opportunity to participate, at Purchaser’s own expense, in the defense or settlement of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.18. Bank Merger. Prior to the Effective Time, the Company shall use reasonable best efforts to cooperate with Purchaser, including by causing Company Bank to execute, if requested by Purchaser, such certificates or articles of merger and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later time as Purchaser may determine in its sole discretion, the Bank Merger pursuant to an agreement and plan of merger in form and substance customary for mergers similar to the Bank Merger.

6.19. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the shareholders of the Company by the Requisite Company Vote.

(b) Nasdaq Listing. The shares of the Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been earlier terminated.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2. Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser (on behalf of itself and Merger Sub), at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties but, in each case, after giving effect to the lead in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(c) Federal Tax Opinion. Purchaser shall have received the written opinion from Frederic Dorwart, Lawyers PLLC, counsel to Purchaser (or other counsel reasonably satisfactory to Purchaser), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in Section 4.2(a), the last sentence of Section 4.3(a) and Section 4.8(a) (in each case, after giving effect to the lead in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Purchaser and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (other than the last sentence of Section 4.3(a)) (in each case, after giving effect to the lead in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Purchaser and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Purchaser set forth in such representations or warranties but, in each case, after giving effect to the lead in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect on Purchaser set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser. The Company shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to such effect.

(c) Federal Tax Opinion. The Company shall have received a written opinion from Simpson Thacher & Bartlett LLP, counsel to the Company (or other counsel reasonably satisfactory to the Company), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

(a) by mutual consent of Purchaser and the Company in a written instrument;

(b) by either Purchaser or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Purchaser or the Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Purchaser or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Purchaser, or Purchaser or Merger Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or 7.3, in the case of a termination by the Company, and which is not cured within the earlier of the Termination Date and forty-five (45) days following written notice to the Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period;

(e) by Purchaser, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3, or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) shall have breached Section 6.3 by failing to call and hold the Company Meeting, as provided therein, or materially breached Section 6.12; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f) by the Company, at any time within two Business Days following the Determination Date (defined below) if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Purchaser Stock Ratio”) shall be less than 0.825; and

(ii) (x) the Purchaser Stock Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.175 from the quotient in this clause (ii)(y); subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 8.1(f), it shall give written notice to Purchaser on or prior to the second trading day prior to the Closing Date. Following its receipt of such notice, Purchaser shall have the option, at its sole discretion, to increase the stock consideration to be received by the Company shareholders hereunder, by adjusting the Exchange Ratio (calculated to the nearest ten-thousandth) to a number (rounded to the nearest ten-thousandth) equal to the quotient of (A) the product of (i) the product of the Starting Price, multiplied by 0.825, multiplied by (ii) the Exchange Ratio, divided by (B) the Average Closing Price. If Purchaser so elects, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(f), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily volume-weighted average sales price per share of Purchaser Common Stock on the Nasdaq, for the twenty consecutive full trading days ending on and including the third trading day preceding the Closing Date, as reported by Bloomberg.

“Determination Date” shall mean the third trading day prior to the Closing Date.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on and including the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on a given date.

“Index Price on the Starting Date” shall mean $4,289.05.

“Starting Price” shall mean $101.91.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2. Effect of Termination. (a) In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, the Company, any of their respective Subsidiaries or any of the officers, directors, employees, shareholders, agents or representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2, ARTICLE IX and the Confidentiality Agreement shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser or Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of the Company Common Stock and Company Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the holders of the Company Common Stock and Company Equity Awards). “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by either Purchaser or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained at the Company Meeting or (B) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) as a result of a Willful Breach of this Agreement, and (C) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to $34,200,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(i) In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then the Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees, liabilities or damages payable by the Company under this Section 8.2 shall be equal to the Termination Fee. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to Section 8.2(b), and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against the Company, for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Purchaser (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay any amount due pursuant to Section 8.2(b), then the Company shall pay interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made, for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and except in the case of fraud or Willful Breach shall be the sole and exclusive monetary remedy of Purchaser in the event of a termination of this Agreement specified in such section under circumstances where the Termination Fee is payable and paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6 and 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, that after the approval of this Agreement by the shareholders of the Company, there may not be, without further approval of the shareholders of the Company, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after approval of this Agreement by the shareholders of the Company, there may not be, without further approval of the shareholders of the Company, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4. Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Purchaser and the Company.

9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company, to:

CoBiz Financial Inc.

1401 Lawrence Street, Suite 1200

Denver, CO 80202

Attention: Lyne Andrich, Chief Financial Officer &

Chief Operating Officer

Facsimile: (720) 264-1958

Email: landrich@cobizfinancial.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Lee Meyerson

Elizabeth A. Cooper

Facsimile: (212) 455-2000

Email: lmeyerson@stblaw.com

ecooper@stblaw.com

(b) if to Purchaser or Merger Sub, to:

BOK Financial Corporation

Bank of Oklahoma Tower

Boston Avenue at Second Street

Tulsa, Oklahoma 74192

Attention: Steven E. Nell, Chief Financial Officer

Facsimile: (918) 588-6853

Email: snell@bokf.com

With a copy (which shall not constitute notice) to:

Frederic Dorwart, Lawyers PLLC

124 East Fourth Street

Tulsa, Oklahoma 74103

Attention: Tamara R. Wagman

Facsimile: (918) 583-8251

Email: twagman@fdlaw.com

9.6. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge of the officers of Purchaser listed on Section 9.6 of the Purchaser Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) “made available” means any document or other information that was (A) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (B) included in the virtual data room of a party prior to the date hereof or (C) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or

“$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

9.7. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9. Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law thereof (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of Colorado).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court sitting in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her representatives, and subject to the right of the Company to enforce the rights of its shareholders and the holders of Company Equity Awards pursuant to Section 8.2(a), this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.

9.14. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.15. Employment and Non-Compete Agreement. Contemporaneous with the signing of this Agreement, Mr. Bangert has entered into an employment agreement which contains provisions respecting his agreement not to compete with the Purchaser and its Subsidiaries (the “Employment and Non-Compete Agreement”). Purchaser has advised the Company that Purchaser ascribed significant value to the Employment and Non-Compete Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COBIZ FINANCIAL INC.

By:	/s/ Steven Bangert
Name: Steven Bangert
Title: Chairman & Chief Executive Officer

BOK FINANCIAL CORPORATION

By:	/s/ Steven G. Bradshaw
Name: Steven G. Bradshaw
Title: President & Chief Executive Officer

BOKF MERGER CORPORATION NUMBER SIXTEEN

By:	/s/ Steven G. Bradshaw
Name: Steven G. Bradshaw
Title: President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B-1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 17, 2018 (this “Agreement”), by and between BOK Financial Corporation, an Oklahoma corporation (“Purchaser”) and Steven Bangert (the “Shareholder”).

WHEREAS, concurrently herewith, CoBiz Financial Inc., a Colorado corporation (the “Company”), Purchaser and BOKF Merger Corporation Number Sixteen, an Oklahoma corporation and a direct wholly-owned Subsidiary of Purchaser (“Merger Sub”) are entering into an Agreement and Plan of Merger (as it may be amended or modified from time to time, the “Merger Agreement”) pursuant to which the Company will merge with and into Merger Sub on the terms and conditions set forth therein, with Merger Sub surviving such merger (the “Merger”) and, in connection therewith, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (with certain exceptions) will be converted into the right to receive (i) a number of shares of Purchaser Common Stock equal to the Exchange Ratio and (ii) $5.70 in cash, as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record or beneficial owner of, and has the right to vote and dispose of, certain shares of Company Common Stock (such Company Common Stock, together with any other capital stock of the Company acquired by the Shareholder after the date hereof, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, upon a stock dividend or distribution, upon a split-up, reverse stock split, recapitalization, combination, reclassification or otherwise, and any other securities issued by the Company that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder and which the Shareholder has the right to vote and dispose of, being collectively referred to herein as the “Shares”);

WHEREAS, obtaining the approval of the Merger Agreement by the Requisite Company Vote of the Company shareholders is a condition to the consummation of the Merger; and

WHEREAS, as an inducement to Purchaser to enter into the Merger Agreement and incur the obligations therein, Purchaser has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Dispositions.

(a) Agreement to Vote Company Common Stock. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, the Shareholder will (x) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by written consent, if applicable) all of the Shares, (1) in favor of the approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement, including any proposal to adjourn or postpone such meeting of the Company’s shareholders (which is not opposed by Purchaser) to a later date if there are not sufficient votes to approve the Merger Agreement and the other transactions contemplated by the Merger Agreement on the date on which such meeting is held, (2) against any other Acquisition Proposal and (3) against any other action or agreement that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger.

(b) Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, sell (including short sales), transfer, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of, enter into a “put equivalent position” (as defined by Rule 16a-1(h) under the Exchange Act) or otherwise transfer or dispose of (including by

B-1-1

operation of law) any Shares (collectively, “Transfer”), or enter into any agreement, arrangement or undertaking with respect to any Transfer of any Shares, other than to any affiliate; provided that as a condition to such Transfer, such affiliate shall agree in a signed writing reasonably acceptable to Purchaser to be bound by and comply with all the provisions of this Agreement. Any Transfer in violation of this Agreement shall be void.

(c) Transfer of Voting Rights. The Shareholder hereby agrees that prior to the Expiration Date the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d) Inconsistent Agreements. The Shareholder hereby agrees that it shall not enter into any agreement, contract or arrangement with any person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to Purchaser as follows:

(i) Capacity. The Shareholder has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby, except where the failure to make or obtain such filing, permit, authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to impair the Shareholder’s ability to perform its obligations under this Agreement in any material respect.

(ii) Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and, if the Shareholder is not a natural person, the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(iv) Non-Contravention. Except as contemplated by this Agreement, the Shareholder has not (a) entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) appointed or granted a proxy or power of attorney with respect to any Shares in any manner which is inconsistent with this Agreement. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (1) if the Shareholder is not a natural person, conflict with or violate any provision of the organizational documents of the Shareholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Shareholder pursuant to any contract to which the Shareholder is a party or by which the Shareholder or any property or asset of the Shareholder is bound or affected, or (3) violate any law or judgment, order, injunction, ruling or decree of any Governmental Entity applicable to the Shareholder or any of its properties or assets, except in the case of clauses (2) or (3) for violations, breaches or defaults that would not, individually or in the aggregate, impair the Shareholder’s ability to perform its obligations hereunder on a timely basis.

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(v) Ownership of Shares. Except for restrictions in favor of Purchaser pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, the Shareholder is the sole record and beneficial owner of all of the Shares, in each case free and clear of Liens, and has the power to vote or direct the vote with respect to the Shares. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, that, for purposes of determining whether a person is a beneficial owner of any Shares, a person shall be deemed to be the beneficial owner of any Shares which may be acquired by such person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Shares is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). No person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shares and the Shareholder has not assigned any rights associated with any Shares to any person.

(vi) Absence of Litigation. As of the date hereof, there is no legal proceeding pending or, to the knowledge of the Shareholder, threatened against the Shareholder before or by any Governmental Entity, except, as would not reasonably be expected, either individually or in the aggregate, to impair the ability of the Shareholder to perform its obligations hereunder in any material respect.

(vii) Reliance. The Shareholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and agreements of the Shareholder contained herein.

(b) Covenants. The Shareholder hereby further covenants and agrees as follows:

(i) The Shareholder hereby authorizes Purchaser and the Company to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement, including the S-4 filed in connection with the transactions contemplated by the Merger Agreement and any other applicable filings under the Exchange Act or the Securities Act, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

(ii) The Shareholder hereby waives and agrees not to exercise any appraisal or dissenter’s rights which may arise with respect to the Shares in connection with Merger or under the transactions contemplated by the Merger Agreement.

(c) Until the Expiration Time, the Shareholder shall not, and shall use its reasonable best efforts to cause its Representative not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data or have or participate in any discussion with, any person relating to any Acquisition Proposal, except to (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or (B) notify a person that has made or, to the knowledge of the Shareholder, is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 2(c), (iv) approve or recommend any Acquisition Proposal or (v) approve or recommend, or propose publicly to approve or recommend, or execute or enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement constituting or related to, or which is intended to or is reasonably likely to result in, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 6.12(a) of the Merger Agreement).

Section 3. Representations and Warranties of Purchaser.

(a) Capacity. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement.

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(b) Due Authorization. This Agreement has been duly executed and delivered by Purchaser and the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser.

(c) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Shareholder, this Agreement constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4. Termination. Other than this Section 4, Section 2(b)(i) and Section 5, which shall survive any termination of this Agreement, this Agreement and all obligations of the Shareholder hereunder will automatically terminate and cease to be of any further force and effect upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (such earlier time, the “Expiration Time”). Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

Section 5. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 5(b) and a duplicate copy of such email is promptly given by one of the other methods described in this Section 5(b), (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) If to Purchaser, to:

BOK Financial Corporation

Bank of Oklahoma Tower

Boston Avenue at Second Street

Tulsa, Oklahoma 74192

Attention: Steven E. Nell, Chief Financial Officer

Fax: 918-588-6853

Email: snell@bokf.com

with a copy (which shall not constitute notice) to:

Frederic Dorwart, Lawyers PLLC

124 East Fourth Street

Tulsa, Oklahoma 74103

Attention: Tamara R. Wagman

Fax: (918) 583-8251

Email: twagman@fdlaw.com

B-1-4

If to the Shareholder, to:

Steven Bangert c/o CoBiz Financial Inc. 1401 Lawrence Street, Suite 1200 Denver, CO 80202
Attention:	Lyne Andrich, Chief Financial Officer &
Chief Operating Officer
Fax:	(720) 264-1958
Email:	landrich@cobizfinancial.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Lee Meyerson
Elizabeth Cooper
fax:	(212) 455-2502
email:	lmeyerson@stblaw.com
ecooper@stblaw.com

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Purchaser and the Shareholder.

(d) Successors and Assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g) Further Assurances; Ownership. From time to time at the request of Purchaser, and without further consideration, the Shareholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to, or control over, any shares of Company Common Stock. All rights, ownership and economic benefits of and relating to the shares of Company Common Stock shall remain vested in and belong to the Shareholder, and Purchaser shall not have any authority to direct the Shareholder in the voting or disposition of any of the shares of Company Common Stock, except as otherwise provided herein.

(h) No Group. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any person, including Purchaser, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law or of conferring upon Purchaser beneficial ownership of any Shares at any time prior to the Effective Time.

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(i) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

(j) Capacity as Shareholder. This Agreement shall apply to the Shareholder solely in its capacity as a shareholder of the Company, and it shall not apply in any manner to the Shareholder in any capacity as a director, officer or employee of the Company or in any other capacity, and shall not limit or affect any actions taken by the Shareholder in any such other capacity.

(k) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability.

(l) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with Section 4, the parties hereto shall be entitled, in addition to any other remedy to which they are entitled under this Agreement, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts (as defined below). Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5(l) shall not be required to provide any bond or other security in connection with any such order or injunction.

(m) No Waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(n) Governing Law. This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(o) Submission to Jurisdiction. Each party hereto agrees that it shall bring any action between the parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Delaware Court of Chancery or any appellate court therefrom (or, only if such courts lack or decline to accept jurisdiction over a particular matter, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware and any appellate courts therefrom) (the “Chosen Courts”), and with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action shall be effective if notice is given in accordance with Section 5(b).

(p) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

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COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(P).

(q) Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute or contract defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such statute or contract as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

(r) Name, Captions, Gender. Section headings of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(s) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(t) Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

BOK FINANCIAL CORPORATION

By:	/s/ Steve G. Bradshaw
Steve G. Bradshaw,
President and Chief Executive Officer

By:	/s/ Steven Bangert
Name:	Steven Bangert

[SIGNATURE PAGE TO VOTING AGREEMENT]

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ANNEX B-2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 17, 2018 (this “Agreement”), by and between BOK Financial Corporation, an Oklahoma corporation (“Purchaser”) and Noel N. Rothman (the “Shareholder”).

WHEREAS, concurrently herewith, CoBiz Financial Inc., a Colorado corporation (the “Company”), Purchaser and BOKF Merger Corporation Number Sixteen, an Oklahoma corporation and a direct wholly-owned Subsidiary of Purchaser (“Merger Sub”) are entering into an Agreement and Plan of Merger (as it may be amended or modified from time to time, the “Merger Agreement”) pursuant to which the Company will merge with and into Merger Sub on the terms and conditions set forth therein, with Merger Sub surviving such merger (the “Merger”) and, in connection therewith, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (with certain exceptions) will be converted into the right to receive (i) a number of shares of Purchaser Common Stock equal to the Exchange Ratio and (ii) $5.70 in cash, as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record or beneficial owner of, and has the right to vote and dispose of, certain shares of Company Common Stock (such Company Common Stock, together with any other capital stock of the Company acquired by the Shareholder after the date hereof, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, upon a stock dividend or distribution, upon a split-up, reverse stock split, recapitalization, combination, reclassification or otherwise, and any other securities issued by the Company that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder and which the Shareholder has the right to vote and dispose of, being collectively referred to herein as the “Shares”);

WHEREAS, obtaining the approval of the Merger Agreement by the Requisite Company Vote of the Company shareholders is a condition to the consummation of the Merger; and

WHEREAS, as an inducement to Purchaser to enter into the Merger Agreement and incur the obligations therein, Purchaser has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Dispositions.

(a) Agreement to Vote Company Common Stock. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, the Shareholder will (x) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by written consent, if applicable) all of the Shares, (1) in favor of the approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement, including any proposal to adjourn or postpone such meeting of the Company’s shareholders (which is not opposed by Purchaser) to a later date if there are not sufficient votes to approve the Merger Agreement and the other transactions contemplated by the Merger Agreement on the date on which such meeting is held, (2) against any other Acquisition Proposal and (3) against any other action or agreement that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger.

(b) Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, sell (including short sales), transfer, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of, enter into a “put equivalent position” (as defined by Rule 16a-1(h) under the Exchange Act) or otherwise transfer or dispose of (including by operation of law) any Shares (collectively, “Transfer”), or enter into any agreement, arrangement or undertaking

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with respect to any Transfer of any Shares, other than to any affiliate; provided that as a condition to such Transfer, such affiliate shall agree in a signed writing reasonably acceptable to Purchaser to be bound by and comply with all the provisions of this Agreement. Any Transfer in violation of this Agreement shall be void.

(c) Transfer of Voting Rights. The Shareholder hereby agrees that prior to the Expiration Date the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d) Inconsistent Agreements. The Shareholder hereby agrees that it shall not enter into any agreement, contract or arrangement with any person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to Purchaser as follows:

(i) Capacity. The Shareholder has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby, except where the failure to make or obtain such filing, permit, authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to impair the Shareholder’s ability to perform its obligations under this Agreement in any material respect.

(ii) Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and, if the Shareholder is not a natural person, the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(iv) Non-Contravention. Except as contemplated by this Agreement, the Shareholder has not (a) entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) appointed or granted a proxy or power of attorney with respect to any Shares in any manner which is inconsistent with this Agreement. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (1) if the Shareholder is not a natural person, conflict with or violate any provision of the organizational documents of the Shareholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Shareholder pursuant to any contract to which the Shareholder is a party or by which the Shareholder or any property or asset of the Shareholder is bound or affected, or (3) violate any law or judgment, order, injunction, ruling or decree of any Governmental Entity applicable to the Shareholder or any of its properties or assets, except in the case of clauses (2) or (3) for violations, breaches or defaults that would not, individually or in the aggregate, impair the Shareholder’s ability to perform its obligations hereunder on a timely basis.

(v) Ownership of Shares. Except for restrictions in favor of Purchaser pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and

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the “blue sky” laws of the various States of the United States, the Shareholder is the sole record and beneficial owner of all of the Shares, in each case free and clear of Liens, and has the power to vote or direct the vote with respect to the Shares. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, that, for purposes of determining whether a person is a beneficial owner of any Shares, a person shall be deemed to be the beneficial owner of any Shares which may be acquired by such person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Shares is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). No person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shares and the Shareholder has not assigned any rights associated with any Shares to any person.

(vi) Absence of Litigation. As of the date hereof, there is no legal proceeding pending or, to the knowledge of the Shareholder, threatened against the Shareholder before or by any Governmental Entity, except, as would not reasonably be expected, either individually or in the aggregate, to impair the ability of the Shareholder to perform its obligations hereunder in any material respect.

(vii) Reliance. The Shareholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and agreements of the Shareholder contained herein.

(b) Covenants. The Shareholder hereby further covenants and agrees as follows:

(i) The Shareholder hereby authorizes Purchaser and the Company to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement, including the S-4 filed in connection with the transactions contemplated by the Merger Agreement and any other applicable filings under the Exchange Act or the Securities Act, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

(ii) The Shareholder hereby waives and agrees not to exercise any appraisal or dissenter’s rights which may arise with respect to the Shares in connection with Merger or under the transactions contemplated by the Merger Agreement.

(c) Until the Expiration Time, the Shareholder shall not, and shall use its reasonable best efforts to cause its Representative not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data or have or participate in any discussion with, any person relating to any Acquisition Proposal, except to (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or (B) notify a person that has made or, to the knowledge of the Shareholder, is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 2(c), (iv) approve or recommend any Acquisition Proposal or (v) approve or recommend, or propose publicly to approve or recommend, or execute or enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement constituting or related to, or which is intended to or is reasonably likely to result in, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 6.12(a) of the Merger Agreement).

Section 3. Representations and Warranties of Purchaser.

(a) Capacity. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement.

(b) Due Authorization. This Agreement has been duly executed and delivered by Purchaser and the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser.

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(c) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Shareholder, this Agreement constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4. Termination. Other than this Section 4, Section 2(b)(i) and Section 5, which shall survive any termination of this Agreement, this Agreement and all obligations of the Shareholder hereunder will automatically terminate and cease to be of any further force and effect upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (such earlier time, the “Expiration Time”). Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

Section 5. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 5(b) and a duplicate copy of such email is promptly given by one of the other methods described in this Section 5(b), (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) If to Purchaser, to:

BOK Financial Corporation

Bank of Oklahoma Tower

Boston Avenue at Second Street

Tulsa, Oklahoma 74192

Attention: Steven E. Nell, Chief Financial Officer

Fax: 918-588-6853

Email: snell@bokf.com

with a copy (which shall not constitute notice) to:

Frederic Dorwart, Lawyers PLLC

124 East Fourth Street

Tulsa, Oklahoma 74103

Attention: Tamara R. Wagman

Fax: (918) 583-8251

Email: twagman@fdlaw.com

If to the Shareholder, to:

Noel N. Rothman
c/o CoBiz Financial Inc.
1401 Lawrence Street, Suite 1200
Denver, CO 80202
Attention:	Lyne Andrich, Chief Financial Officer &
Chief Operating Officer

Fax:	(720) 264-1958

Email:	landrich@cobizfinancial.com

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with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Lee Meyerson
Elizabeth Cooper

fax:	(212) 455-2502

email:	lmeyerson@stblaw.com
ecooper@stblaw.com

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Purchaser and the Shareholder.

(d) Successors and Assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g) Further Assurances; Ownership. From time to time at the request of Purchaser, and without further consideration, the Shareholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to, or control over, any shares of Company Common Stock. All rights, ownership and economic benefits of and relating to the shares of Company Common Stock shall remain vested in and belong to the Shareholder, and Purchaser shall not have any authority to direct the Shareholder in the voting or disposition of any of the shares of Company Common Stock, except as otherwise provided herein.

(h) No Group. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any person, including Purchaser, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law or of conferring upon Purchaser beneficial ownership of any Shares at any time prior to the Effective Time.

(i) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

(j) Capacity as Shareholder. This Agreement shall apply to the Shareholder solely in its capacity as a shareholder of the Company, and it shall not apply in any manner to the Shareholder in any capacity as a director, officer or employee of the Company or in any other capacity, and shall not limit or affect any actions taken by the Shareholder in any such other capacity.

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(k) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability.

(l) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with Section 4, the parties hereto shall be entitled, in addition to any other remedy to which they are entitled under this Agreement, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts (as defined below). Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5(l) shall not be required to provide any bond or other security in connection with any such order or injunction.

(m) No Waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(n) Governing Law. This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(o) Submission to Jurisdiction. Each party hereto agrees that it shall bring any action between the parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Delaware Court of Chancery or any appellate court therefrom (or, only if such courts lack or decline to accept jurisdiction over a particular matter, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware and any appellate courts therefrom) (the “Chosen Courts”), and with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action shall be effective if notice is given in accordance with Section 5(b).

(p) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(P).

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(q) Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute or contract defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such statute or contract as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

(r) Name, Captions, Gender. Section headings of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(s) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(t) Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

BOK FINANCIAL CORPORATION

By:	/s/ Steven G. Bradshaw
Steven G. Bradshaw, President and Chief Executive Officer

By:	/s/ Noel N. Rothman
Name:	Noel N. Rothman

[SIGNATURE PAGE TO VOTING AGREEMENT]

B-2-8

ANNEX C

Colorado Business Corporation Act

ARTICLE 113. DISSENTERS’ RIGHTS

PART 1. RIGHT OF DISSENT—PAYMENT FOR SHARES

§ 7-113-101. Definitions

For purposes of this article:

(1) “Beneficial shareholder” means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) “Shareholder” means either a record shareholder or a beneficial shareholder.

§ 7-113-102. Right to Dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1);

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2);

(e) Consummation of a conversion in which the corporation is the converting entity as provided in section 7-90-206(2);

(f) An amendment, conversion, or merger described in section 7-101-504(3); and

(g) Consummation of a plan by which a public benefit corporation terminates public benefit corporation status by merger or conversion into a corporation that has not elected public benefit corporation status as provided in section 7-101-504(4) or by amendment of its articles of incorporation.

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares that either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which, at the effective date of the plan of merger or share exchange, either will be listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) Deleted by Laws 1996, H.B.96-1285, § 30, eff. June 1, 1996.

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 7-113-103. Dissent by Nominees and Beneficial Owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights. Any such requirement shall be stated in the dissenters’ notice given pursuant to section 7-113-203.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 7-113-201. Notice of Dissenters’ Rights

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders’ meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202(1).

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202(2).

§ 7-113-202. Notice of Intent to Demand Payment

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters’ rights shall:

(a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the proposed corporate action is effectuated; and

(b) Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2), a shareholder who wishes to assert dissenters’ rights shall not execute a writing consenting to the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder’s shares under this article.

§ 7-113-203. Dissenters’ Notice

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters’ notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters’ rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

(e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.

§ 7-113-204. Procedure to Demand Payment

(1) A shareholder who is given a dissenters’ notice pursuant to section 7-113-203 and who wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder’s certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder’s exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder’s share certificates as required by the date or dates set in the dissenters’ notice is not entitled to payment for the shares under this article.

§ 7-113-205. Uncertificated Shares

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

§ 7-113-206. Payment

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters’ rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, the amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation’s balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under section 7-113-209; and

(e) A copy of this article.

§ 7-113-207. Failure to Take Action

(1) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters’ notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

§ 7-113-208. Special Provisions Relating to Shares Acquired After Announcement of Proposed Corporate Action

(1) The corporation may, in or with the dissenters’ notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter’s payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters’ rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters’ rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

§ 7-113-209. Procedure if Dissenter is Dissatisfied with Payment or Offer

(1) A dissenter may give notice to the corporation in writing of the dissenter’s estimate of the fair value of the dissenter’s shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation’s offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

PART 3. JUDICIAL APPRAISAL OF SHARES

§ 7-113-301. Court Action

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation’s principal office is located, or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter’s payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter’s shares for which the corporation elected to withhold payment under section 7-113-208.

§ 7-113-302. Court Costs and Counsel Fees

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

ANNEX D

Global Banking & Markets Merrill Lynch, Pierce, Fenner & Smith Incorporated

June 17, 2018

The Board of Directors

CoBiz Financial Inc.

1401 Lawrence St., Ste. 1200

Denver, CO 80202

Members of the Board of Directors:

We understand that CoBiz Financial Inc. (“CoBiz Financial”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among CoBiz Financial, BOK Financial Corporation (“Purchaser”) and BOKF Merger Corporation Number Sixteen, a wholly owned subsidiary of Purchaser (“Merger Sub”), pursuant to which, among other things, CoBiz Financial will merge with and into Merger Sub (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of CoBiz Financial (“CoBiz Financial Common Stock”) will be converted into the right to receive (i) $5.70 in cash (the “Cash Consideration”) and (ii) 0.17 share (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of the common stock, par value $0.00006 per share, of Purchaser (“Purchaser Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of CoBiz Financial Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to CoBiz Financial and Purchaser;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of CoBiz Financial furnished to or discussed with us by the management of CoBiz Financial, including certain financial forecasts relating to CoBiz Financial prepared by or at the direction of and approved by the management of CoBiz Financial (such forecasts, “CoBiz Financial Forecasts”);

(iii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Purchaser furnished to or discussed with us by the management of Purchaser, including certain financial forecasts relating to Purchaser prepared by the management of Purchaser (such forecasts, “Purchaser Forecasts”);

(iv)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the management of Purchaser to result from the Merger;

(v)	discussed the past and current business, operations, financial condition and prospects of CoBiz Financial with members of senior management of CoBiz Financial, and discussed the past and current business, operations, financial condition and prospects of Purchaser with members of senior managements of CoBiz Financial and Purchaser;

Merrill Lynch, Pierce, Fenner and Smith Incorporated One Bryant Park, New York, NY 10036

The Board of Directors

CoBiz Financial Inc.

(vi)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Purchaser, including the potential effect on Purchaser’s estimated earnings per share;

(vii)	reviewed the trading histories for CoBiz Financial Common Stock and Purchaser Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(viii)	compared certain financial and stock market information of CoBiz Financial and Purchaser with similar information of other companies we deemed relevant;

(ix)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x)	reviewed the relative financial contributions of CoBiz Financial and Purchaser to the future financial performance of the combined company on a pro forma basis;

(xi)	reviewed a draft, dated June 17, 2018, of the Agreement (the “Draft Agreement”); and

(xii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of CoBiz Financial and Purchaser that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the CoBiz Financial Forecasts, we have been advised by CoBiz Financial, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CoBiz Financial as to the future financial performance of CoBiz Financial. With respect to the Purchaser Forecasts and the Cost Savings, we have been advised by Purchaser, and have assumed, with the consent of CoBiz Financial, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Purchaser as to the future financial performance of Purchaser and other matters covered thereby. We have relied, at the direction of CoBiz Financial, on the assessments of the managements of CoBiz Financial and Purchaser as to Purchaser’s ability to achieve the Cost Savings and have been advised by Purchaser, and have assumed, with the consent of CoBiz Financial, that the Cost Savings will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the management of CoBiz Financial as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting CoBiz Financial and its business. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CoBiz Financial or Purchaser, nor have we made any physical inspection of the properties or assets of CoBiz Financial or Purchaser. We have not evaluated the solvency or fair value of CoBiz Financial or Purchaser under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of CoBiz Financial, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on CoBiz Financial, Purchaser or the contemplated benefits of the Merger. We have also assumed, at your direction, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

The Board of Directors

CoBiz Financial Inc.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of CoBiz Financial or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of CoBiz Financial Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to CoBiz Financial or in which CoBiz Financial might engage or as to the underlying business decision of CoBiz Financial to proceed with or effect the Merger. We are not expressing any view or opinion as to what the value of Purchaser Common Stock actually will be when issued or the prices at which CoBiz Financial Common Stock or Purchaser Common Stock will trade at any time, including following announcement or consummation of the Merger. We also are not expressing any view or opinion with respect to, and we have relied, at the direction of CoBiz Financial, upon the assessments of representatives of CoBiz Financial regarding, legal, regulatory, accounting, tax and similar matters relating to CoBiz Financial or the Merger, as to which matters we understand that CoBiz Financial obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to CoBiz Financial in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, CoBiz Financial has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of CoBiz Financial, Purchaser and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to CoBiz Financial and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain derivatives trading services to CoBiz Financial.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Purchaser and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint book-running manager and underwriter on a debt offering for Purchaser, (ii) having acted or acting as lender or under certain leasing and other credit facilities for Purchaser, (iii) having provided or providing certain treasury

The Board of Directors

CoBiz Financial Inc.

management services and products to Purchaser and (iv) having provided or providing certain derivatives trading services to Purchaser.

It is understood that this letter is for the benefit and use of the Board of Directors of CoBiz Financial (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of CoBiz Financial Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH         INCORPORATED

PART II    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 1031 of the OGCA, under which BOK is incorporated, permits, and in some circumstances requires, BOK to indemnify its directors and officers. Article VI of the Bylaws of BOK Financial provides for indemnification of directors and officers under certain circumstances. As permitted by the Oklahoma General Corporation Act and BOK Financial’s Bylaws, BOK Financial also maintains insurance on behalf of its directors and officers against liability arising out of their status as such. The foregoing indemnity provisions, together with director and officer insurance and BOK Financial’s indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933, as amended.

BOK Financial’s Bylaws provide for indemnification of each of BOK Financial’s officers and directors against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of BOK Financial, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of BOK Financial, other than an action by or in the right of BOK Financial. To be entitled to such indemnification, the individual must have acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of BOK Financial, and with respect to any criminal action or proceeding, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful. Subject to such limitations, the BOK Financial Bylaws grant indemnity to the full extent permissible under the law, but do not grant indemnity with respect to, mattes as to which indemnification would be in contravention of the laws of the State of Oklahoma or the United States of America, whether as a matter of public policy or pursuant to statutory provision.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of June 17, 2018, by and among CoBiz Financial Inc., BOK Financial Corporation and BOKF Merger Corporation Number Sixteen. (attached as Annex A to the proxy statement/prospectus which is part of this Registration Statement)*†

2.2	Voting Agreement, dated as of June 17, 2018, by and between BOK Financial Corporation and Steven Bangert (attached as Annex B-1 to the proxy statement/prospectus which is part of this Registration Statement)*

2.3	Voting Agreement, dated as of June 17, 2018, by and between BOK Financial Corporation and Noel N. Rothman (attached as Annex B-2 to the proxy statement/prospectus which is part of this Registration Statement)*

5.1	Opinion of Frederic Dorwart, Lawyers PLLC regarding legality of the securities being registered**

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. federal income tax aspects of the merger**

8.2	Opinion of Frederic Dorwart, Lawyers PLLC regarding certain U.S. federal income tax aspects of the merger**

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for BOK Financial Corporation*

23.2	Consent of Crowe LLP, independent registered public accounting firm for CoBiz Financial Inc.*

23.3	Consent of Frederic Dorwart, Lawyers PLLC (included in Exhibit 5.1 hereto)**

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1 hereto)**

23.5	Consent of Frederic Dorwart, Lawyers PLLC (included in Exhibit 8.2 hereto)**

23.6	Consent of Steven Bangert*

99.1	Consent of BofA Merrill Lynch*

99.2	Form of CoBiz Financial Inc. Proxy Card**

*	Filed herewith.

**	To be filed by amendment.

†	Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. BOK agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

ITEM 22.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of June 17, 2018, by and among CoBiz Financial Inc., BOK Financial Corporation and BOKF Merger Corporation Number Sixteen. (attached as Annex A to the proxy statement/prospectus which is part of this Registration Statement)*†

2.2	Voting Agreement, dated as of June 17, 2018, by and between BOK Financial Corporation and Steven Bangert (attached as Annex B-1 to the proxy statement/prospectus which is part of this Registration Statement)*

2.3	Voting Agreement, dated as of June 17, 2018, by and between BOK Financial Corporation and Noel N. Rothman (attached as Annex B-2 to the proxy statement/prospectus which is part of this Registration Statement)*

5.1	Opinion of Frederic Dorwart, Lawyers PLLC regarding legality of the securities being registered**

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. federal income tax aspects of the merger**

8.2	Opinion of Frederic Dorwart, Lawyers PLLC regarding certain U.S. federal income tax aspects of the merger**

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for BOK Financial Corporation*

23.2	Consent of Crowe LLP, independent registered public accounting firm for CoBiz Financial Inc.*

23.3	Consent of Frederic Dorwart, Lawyers PLLC (included in Exhibit 5.1 hereto)**

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1 hereto)**

23.5	Consent of Frederic Dorwart, Lawyers PLLC (included in Exhibit 8.2 hereto)**

23.6	Consent of Steven Bangert*

99.1	Consent of BofA Merrill Lynch*

99.2	Form of CoBiz Financial Inc. Proxy Card**

*	Filed herewith.

**	To be filed by amendment.

†	Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. BOK agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on July 16, 2018.

BOK FINANCIAL CORPORATION

By:	/s/ Steven E. Nell
Name:	Steven E. Nell
Title:	Executive Vice President And Chief Financial Officer

Each person whose signature appears below constitutes and appoints [Steven E. Nell] his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all annexes and exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on July 16, 2018.

/s/ Steven G. Bradshaw Steven G. Bradshaw Director, President and Chief Executive Officer (Principal Executive Officer)	/s/ Steven E. Nell Steven E. Nell Director, Executive Vice President, and Chief Financial Officer (Principal Financial Officer)

/s/ John C. Morrow John C. Morrow Chief Accounting Officer (Principal Accounting Officer)	/s/ George B. Kaiser George B. Kaiser Chairman of the Board of Directors

/s/ Alan S. Armstrong Alan S. Armstrong Director	/s/ Peter C. Boylan, III Peter C. Boylan, III Director

/s/ C. Fred Ball, Jr. C. Fred Ball, Jr. Director	/s/ Chester E. Cadieux, III Chester E. Cadieux, III Director

/s/ Gerard P. Clancy Gerard P. Clancy Director	/s/ John W. Coffey John W. Coffey Director

/s/ Joseph W. Craft, III Joseph W. Craft, III Director	/s/ Jack E. Finley Jack E. Finley Director

/s/ David F. Griffin David F. Griffin Director	V. Burns Hargis Director

/s/ Douglas D. Hawthorne Douglas D. Hawthorne Director	/s/ Kimberley D. Henry Kimberley D. Henry Director

/s/ E. Carey Joullian, IV E. Carey Joullian, IV Director	/s/ Stanley A. Lybarger Stanley A. Lybarger Director

/s/ Steven J. Malcolm Steven J. Malcolm Director	/s/ E.C. Richards E.C. Richards Director

/s/ Michael C. Turpen Michael C. Turpen Director	/s/ R.A. Walker R.A. Walker Director